As filed with the Securities and Exchange Commission on August 3, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACCOONA CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7370	20-791924
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 Hudson Street
Suite 3501
Jersey City, NJ 07302
(201) 557-9388

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Valentine J. Zammit
Chief Executive Officer and President
Accoona Corp.
101 Hudson Street, Suite 3501
Jersey City, NJ 07302
(201) 557-9388

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Andrew M. Ross, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4838 (212) 504-3264 – Facsimile	Kenneth R. Koch, Esq.
Joel I. Papernik, Esq.
Kenneth H. Yi, Esq.
Mintz Levin Cohn Ferris Glovsky and Popeo P.C.
Chrysler Center
666 Third Avenue
New York, New York 10017
(212) 692-6800
(212) 983-3115 – Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	$80,500,000	$2,471.35

(1)	Estimated pursuant to Rule 457(o) solely for the purpose of computing the amount of the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED, August 3, 2007

 Shares

ACCOONA CORP.

COMMON STOCK

We are selling  shares of our common stock.

This is the initial public offering of our common stock. We anticipate that the initial public offering price will be between $ and $ per share. We intend to apply for the listing of our common stock on the NASDAQ Global Market under the symbol “ACNA.” No assurance can be given that such listing will be approved.

Investing in our common stock involves a high degree of risk. You should read carefully the “Risk Factors” beginning on page 6 of this prospectus before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting discount and commissions	$	$
Non-accountable expense allowance(1)	$	$
Proceeds, before expenses, to us(2)	$	$

(1)	Payable to Maxim Group LLC, the representative of the underwriters.
(2)	We estimate that we will incur approximately $ in offering expenses, excluding the underwriters’ discount and the non-accountable expense allowance, in connection with this offering.

We have granted the underwriters a 45-day option to purchase up to an additional  shares of common stock at the public offering price less the underwriter discount.

This is a firm commitment underwriting. The underwriters expect to deliver the shares to purchasers on or about , 2007.

Maxim Group LLC

The date of this prospectus is , 2007

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information. While we believe that the statistical data, market data and other industry data, and forecasts are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

i

PROSPECTUS SUMMARY

The following summary does not contain all of the information you should consider before investing in our common stock. You should read the following summary together with the entire prospectus carefully, including the “Risk Factors” section beginning on page 6 and the unaudited condensed consolidated financial statements and the accompanying notes to those financial statements beginning on page F-2 and the audited consolidated financial statements beginning on page F-19 before making an investment decision. Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriter’s over-allotment option.

Overview

We are an Internet company engaged in three primary business lines — online-based lead generation, online search in the United States, Europe and China, and e-commerce consumer electronics retailing. Our services assist our users in finding the products, services and information they want, obtaining competitive pricing and making informed buying decisions. We use our expertise in technology, marketing and management to support our business lines and to create synergies and efficiencies across business lines.

•	Online-based lead generation — We developed and operate ExchangePlaceTM, which we believe is one of the first U.S. online-based marketplaces that enables consumers to obtain offers from as many as four providers of products and services in which they are interested and allows providers to bid for the opportunity to contact qualified consumers, or leads, (i.e., those meeting the providers’ criteria), across a range of vertical markets.
•	Search — We have developed and operate an artificial intelligence driven search engine in the United States, China and Europe. Our business plan contemplates the development of techniques to use our existing technologies to enable our users to better access certain specialized search markets. In addition, we operate a shopping comparison search engine, BuyersEdge.com that allows shoppers to search for and compare products and prices available at numerous online merchants.
•	E-commerce — We operate six Internet retail websites offering primarily a wide selection of consumer electronics and also home appliances, backed by customer service and support. According to the list of Top 100 CE Retailers in TWICE, in 2006, the combined revenues of our e-commerce sites made us one of the top 10 consumer-direct electronics retailers in North America by online revenue and one of the top 55 consumer electronics retailers overall.

As part of our long-term strategy, we plan to develop and market multiple online-based services for Chinese business professionals. In order to capitalize on the opportunities that exist in China, we entered into an agreement that provides for a strategic relationship between us and China Daily Information Company, or CDIC, a subsidiary of China Daily, the largest English language newspaper in China. CDIC owns 6.9% of our outstanding stock (before giving effect to this offering) and a senior executive of CDIC is a member of our board of directors.

We generate sales revenues from e-commerce, and advertising revenues from ExchangePlace and from search and shopping comparison engines. We operate primarily in North America and, with respect to search, also in China and Europe. To date, substantially all of our revenues have been derived from our e-commerce business in North America. In the year ended December 31, 2005, we generated revenues of $78.2 million, of which $77.9 million was attributable to e-commerce in the U.S. In the year ended December 31, 2006, we generated revenues of $149.2 million of which $147.4 million was attributable to e-commerce in the U.S. For the three months ended March 31, 2007 we generated revenues of $37.5 million, of which $36.6 million was attributable to e-commerce in the U.S.

We were founded in February 2004 and commenced commercial operations in December 2004 by launching our North American search site, Accoona.com, and Chinese search site, Accoona.cn. Since that time, we have significantly expanded and developed our activities, including by acquiring our existing e-commerce business, launching our European search site, Accoona.eu, in June 2006, updating the functionality of our North American search site, Accoona.com, in June and December 2006, and introducing our online-based lead generation business, branded as ExchangePlace, in North America in July 2006.

Key Strengths

•	Our management team has extensive experience in developing and operating successful businesses in Internet and media markets and in implementation of mergers and acquisition transactions.
•	Our ExchangePlace business employs a patent pending pay-per-lead bidding system and advertising platform that provides a central marketplace for all types of sales and marketing leads and seeks to effectively match consumers with the sellers of products in which the consumers have expressed interest.
•	We believe that we have acquired a significant amount of expertise in the domain of Internet search by developing and operating our own search engine and hiring employees with a background in search technology and marketing. We plan to leverage this expertise, as applicable, to any new search product in the future.
•	Our relationship with CDIC gives us strength in building critical business relationships, allows us to leverage local market knowledge and is advantageous for introducing new products in China.

Strategic Overview

Our strategy is based upon our mission to improve our consumers’ experience with e-commerce and online search services, as well as increase our operating efficiencies. Through our use of technology and innovation in our chosen business lines —  online-based lead generation, online search, e-commerce and the online business in China — we intend to exploit the synergies between our businesses, enhance our existing technologies and business models and develop new, innovative, proprietary technologies and business models to deliver superior services to our users.

Our strategy includes the following initiatives:

•	Expand ExchangePlace to include such “high value” sectors as credit cards, telecommunications and auto insurance and introduce ExchangePlace across additional geographic markets in the U.S. and, later, internationally.
•	Develop our new search business plan through research and design of our specialized search functionality, in combination with our existing search features and technology, to enhance our search capabilities for emerging search markets.
•	Implement a common technology and logistics infrastructure across all components of our e-commerce business to increase operating efficiencies.
•	Expand, in conjunction with our relationship with CDIC, our presence in the online market in China so as to become a provider of multiple products and services to serve Chinese business professionals and users of online business communities.

Risks We Face

We have a short operating history and a relatively new business model in emerging and rapidly evolving Internet markets. This makes it difficult to evaluate our future prospects, may increase the risk that we will not be successful and increases the risk of a prospective investor's investment. As an early stage company in new and rapidly evolving markets, we are subject to numerous potential risks, unexpected costs and difficulties, including the following:

•	We face competition from other Internet companies, including search providers, lead generation companies, Internet advertising companies, e-commerce companies and destination websites that may also bundle their services with other Internet services.
•	We may have difficulty attracting a comprehensive group of lead generation advertisers to Exchange- Place. Additionally, if our lead generation advertisers do not provide competitive levels of goods and services to consumers, our ExchangePlace brand will be harmed and our ability to attract consumers to use our service will be limited.
•	Competition in our industries for qualified employees is intense. If we do not succeed in attracting excellent personnel or retaining or motivating existing personnel, we may be unable to grow effectively.
•	Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our services and brand.

For more information regarding these and other risks we face, see “Risk Factors” beginning on page 6.

Corporate Information

We were incorporated in Delaware in February 2004. Our principal executive offices are located at 101 Hudson Street, Suite 3501, Jersey City, NJ 07302 and our phone number is (201) 557-9388. Our website is www.accoona.com. The information on our website does not constitute part of this prospectus.

THE OFFERING

Common stock outstanding prior to this offering
202,516,572 shares.
Common stock offered by us
shares.
Common stock to be outstanding after this offering
shares.
Price per share
We currently estimate that the initial public offering price will be between $ and $ per share.
Over-allotment
We have granted a 45-day option (commencing from the date of this prospectus) to the underwriters to purchase up to an additional shares of common stock to cover over-allotments of common stock, if any.
Use of proceeds
We estimate that our net proceeds from this offering without exercise of the over-allotment option will be approximately $. We intend to use these proceeds to fund our research and development, for further business expansion and for general corporate purposes. See “Use of Proceeds” on page 33 for a more complete description of our intended use of proceeds from this offering.
Risk factors
See “Risk Factors” in this prospectus beginning on page 6 for a discussion of factors and uncertainties that you should consider in evaluating an investment in our common stock.
Proposed NASDAQ Global Market symbol
“ACNA.”

Except as otherwise set forth in this prospectus, the share information above and elsewhere in this prospectus is based on 202,516,572 shares of common stock outstanding as of July 15, 2007 and:

•	assumes no exercise of the underwriters' over-allotment option;
•	assumes no exercise of 27,440,856 options outstanding on the date of this prospectus at a weighted average exercise price of $2.53;
•	reflects the conversion, immediately prior to the completion of this offering, of all outstanding shares of Class B common stock to an aggregate of 7,350,000 shares of our common stock;
•	reflects the conversion, immediately prior to the completion of this offering, of all outstanding shares of Class C common stock to an aggregate of 2,857,139 shares of our common stock; and
•	reflects the filing, immediately prior to the completion of this offering, of our amended and restated certificate of incorporation, referred to in this prospectus as our certificate of incorporation, and the adoption of our amended and restated bylaws, referred to in this prospectus as our bylaws, implementing the provisions described under “Description of Capital Stock.”

THE AUCTION PROCESS

The auction process being used for our initial public offering differs from methods that have been traditionally used in most other underwritten initial public offerings in the U.S. In particular, the initial public offering price and the allocation of shares will be determined by an auction process conducted by us and our underwriters. We encourage you to discuss any questions you have regarding underwriter requirements with the underwriter through which you bid because these requirements could affect your ability to submit a bid. For more information about the auction process, see “Auction Process.”

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the following summary consolidated financial information in conjunction with our audited and unaudited consolidated financial statements and related notes, “Selected Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following summary statements of operations data from February 24, 2004 (date of inception) to December 31, 2004 and for the years ended December 31, 2005 and 2006 and summary balance sheet data as of December 31, 2005 and 2006 is derived from our audited consolidated financial statements included in this prospectus beginning on page F-19. The summary balance sheet data as of March 31, 2007 and summary statements of operations data for the quarters ended March 31, 2006 and 2007 is derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus beginning on page F- 2. Such financial statements include all adjustments (consisting only of normally recurring accruals) necessary for a fair presentation of such information. Interim results are not necessarily indicative of results to be expected for a full year.

We have prepared our audited consolidated financial statements in accordance with United States generally accepted accounting principles, or U.S. GAAP. You should read the following summary financial data in conjunction with our audited consolidated financial statements and related notes beginning on page F-19 in this prospectus. Our historical results for any period are not necessarily indicative of results to be expected in any future period.

	Period from February 24, 2004 (Inception) to December 31, 2004	Year Ended December 31,		Three Months Ended March 31,
(In Thousands, Except Shares)		2005	2006	2006 (Unaudited)	2007 (Unaudited)
Consolidated Statements of Operations Data:
Revenues	$23	$78,250	$149,212	$22,962	$37,531
Cost and expenses:
Cost of revenues	—	74,821	141,339	21,413	35,763
Research and development	1,002	1,932	7,635	1,396	810
Advertising and Marketing	1,310	1,149	8,712	977	1,806
Selling, general and administrative	2,628	15,131	43,882	5,265	14,100
Total costs and expenses	4,940	93,033	201,568	29,051	52,479
Operating loss	(4,917)	(14,783)	(52,356)	(6,089)	(14,948)
Other income, net	83	1,370	1,819	591	168
Net loss	$(4,834)	$(13,413)	$(50,537)	$(5,498)	$(14,780)
Net loss per share – basic and diluted	$(0.04)	$(0.08)	$(0.27)	$(0.03)	$(0.08)
Weighted average number of shares outstanding, basic and diluted	113,382,325	170,939,275	186,144,584	186,518,026	190,318,329

	December 31,		March 31,
	2005	2006	2006 (Unaudited)	2007 (Unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$66,189	$17,510	$51,315	$19,611
Total assets	115,261	91,271	113,549	88,753
Total liabilities	10,478	19,138	8,870	10,567
Accumulated deficit	(18,246)	(68,783)	(23,744)	(83,563)
Total stockholders’ equity	104,783	72,133	104,679	78,186

RISK FACTORS

Investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with other information contained in this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. If this happens, the trading price of our common stock would likely decline and you might lose all or part of your investment in our common stock.

Risks Related to Our Business and Our Financial Results

We have a short operating history and a relatively new business model in emerging and rapidly evolving markets. This makes it difficult to evaluate our future prospects, may increase the risk that we will not be successful and increases the risk of a prospective investor's investment.

We were incorporated in 2004 and have a short operating history for investors to evaluate our business and future prospects. We have several lines of business, which may also make it difficult for investors to evaluate our business as a whole. To date, we have derived nearly all of our revenues from e-commerce and to a much lesser degree from online advertising, which are both relatively immature industries that have undergone rapid and dramatic changes in their short histories. In June 2006, we started an online-based lead generation business, which is new and unproven. Although we introduced our first generation search business in December 2004, in the first quarter of 2007 we revised our strategy for our search business to re-focus our search strategy on specific segments of the Internet, in connection with which we plan to release the next generation of our search business. Prospective investors should consider our business and prospects in light of the potential risks, unexpected costs and difficulties we will encounter as an early stage company in new and rapidly evolving markets. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

We have incurred operating losses and such losses may continue.

We are still a relatively early growth company and our revenue and profit potential is unproven. We have yet to generate a profit and, for the years ended December 31, 2006 and 2005, and from February 24, 2004 (inception) to December 31, 2004, we incurred a loss of $50.5 million and $13.4 million and $4.8 million, respectively, and we incurred negative cash flows from operating activities of $33.2 million, $8.7 million and $3.7 million, respectively.

We may continue to incur substantial operating losses even if our revenues increase. As a result, the extent of future losses, negative cash flows and the timing of any future profitability are uncertain.

Our operating results may fluctuate, which could cause our stock price to decrease.

Our operating results may fluctuate as a result of a number of factors, many of which are outside our control. For this reason, comparing our operating results on a period-to-period basis may not be meaningful, and at no time should prospective investors rely on our past results as an indication of our future performance. Our operating results in future reporting periods may fall below expectations. Each of the risk factors listed in this “Risk Factors” section, and the following factors, may affect our operating results:

•	our ability to re-focus our search strategy on a specific segment of the Internet and enhance our search engine in connection with our new search strategy, for which our existing search capability may be better suited;
•	our ability to attract users to our websites and to use our services;
•	our ability to attract advertisers;
•	our ability to acquire leads at a reasonable cost;
•	amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses, operations and infrastructure;
•	our strategic focus on long-term goals over short-term results;
•	our ability to keep our websites and support systems operational at a reasonable cost and without service interruptions;

•	our ability to successfully integrate existing acquired businesses and any future acquired businesses;
•	the cyclical pattern in advertising spending reflecting overall economic conditions as well as budgeting and buying patterns; and
•	the seasonal pattern in online user traffic for e-commerce revenues.

Our inability to generate sufficient cash from operations or to raise additional capital on acceptable terms in the future may limit our ability to develop and execute our business strategy.

We currently anticipate that our cash and cash equivalents, together with proceeds from this offering, and revenues generated from our business will be sufficient to fund our current operations for at least the next 18 months. However, we expect capital outlays and operating expenditures to increase over the next several years as we develop our lead generation business, re-focus our search business, and expand our commercial operations as described in the “Use of Proceeds” section of this prospectus on page 33. Therefore, we may require additional funding sooner than anticipated.

Our future funding requirements will depend on many factors, including, but not limited to the following:

•	the rate of progress and cost of research and development activities associated with the development of our lead generation business and any newly-focused search business;
•	unforeseen difficulties in establishing and maintaining an effective sales and distribution network;
•	lack of demand for, and market acceptance of, our services and technologies;
•	the need to respond to technological changes and increased competition;
•	the effectiveness of our marketing campaigns for our services;
•	the cost and delays in product development that may result from changes in regulatory requirements applicable to our business;
•	the financial terms and timing of any collaborations, licensing or other arrangements into which we may enter; and
•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

In order to achieve our strategic objectives, we may be required to seek additional financing. For example, future acquisitions may require additional equity and/or debt financing. In addition, we may require further capital to continue to develop our technology and infrastructure and for working capital purposes. These financings may not be available on acceptable terms, or at all. Our failure to secure additional financing could prevent us from completing acquisitions, developing new technologies and competing effectively, all of which could have a negative impact on our continued development and growth.

We have made several acquisitions as part of our growth strategy and expect to consider further acquisitions in the future. If these acquired companies are not properly integrated, our business, financial condition and results of operations could be adversely affected.

We have evaluated and expect to continue to evaluate potential strategic transactions. From time to time we may engage in discussions regarding potential acquisitions and go on to make acquisitions. Any of these transactions could be material to our financial condition and operating results.

Acquisitions involve numerous risks and require the commitment of significant capital, managerial and other resources. Acquisitions may also expose us to particular risks, including diversion of management's attention, failure to retain key acquired personnel, assumption of legal liabilities and amortization of goodwill and other acquired intangible assets, some or all of which could have a material adverse effect on our business, operating results and financial condition. Moreover, customer dissatisfaction with, or problems caused by, the performance of any such acquired businesses could have a material adverse impact on our reputation. In addition, there can be no assurance that the acquired businesses, if any, will achieve anticipated revenues and earnings. Acquisitions may have a dilutive effect on our earnings per share or an adverse effect on our financial condition and operating results. Further, any acquired business management information systems, accounting systems and operational systems may be different from our systems, and the efficient integration of such systems may impose severe strains on our own accounting, operational and control systems. In line with the diversified nature of our business, future acquisitions may involve companies in fields different from our current activities. This may involve additional risks, including our management's ability to assess and manage such businesses and greater dependence upon the management of any such acquired businesses.

Further, the acquisition of a new company or business often requires that operations be consolidated, excess office space subleased or existing leases renegotiated, all of which diverts managerial and other resources from existing operations.

Finally, we may make acquisitions outside of the U.S., including potentially in China. Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to the integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.

If we do not continue to innovate and provide services that are useful to users, we may not be competitive, and our revenues and operating results could suffer.

Our prospects depend on providing services that people use for a high quality Internet experience, including our ability to improve the performance and reliability of our services, and to adapt to rapidly changing technologies and evolving industry standards. Our competitors are constantly developing innovations in online advertising, e-commerce, lead generation, Internet search and shopping comparison. As a result, we must continue to invest significant resources in research and development in order to enhance our web search technology and applications and our existing services and introduce new high quality services that people will use. If we are unable to predict user preferences or industry changes, or if we are unable to modify our services or develop a successful search strategy on a timely basis, we may not gain or may lose users, advertisers and customers. Our operating results would also suffer if our innovations are not responsive to the needs of our users, advertisers or customers, are not appropriately timed with market opportunity or are not effectively brought to market.

We face competition from other Internet companies, including search providers, lead generation companies, Internet advertising companies, e-commerce companies and destination websites that may also bundle their services with other Internet services.

We compete with other lead generation sites, search providers, e-commerce companies, Internet advertising companies, other companies that sell services online and shopping comparison sites. These companies, most of which are more established and have greater name recognition and greater market share than we do, are, like us, trying to attract users to their websites to search for information about, and in certain cases to purchase, services. These companies can use their experience and resources in a variety of competitive ways, including by making acquisitions, investing more aggressively in research and development and competing more aggressively for advertisers. We also compete with destination websites that seek to increase their search related traffic and provide other services, many of which are larger and generate more revenues than us. In addition, Internet access providers or manufacturers may make it hard to access our services by not listing them in the access provider's or manufacturer's own menu of offerings. Also, because access providers gather information from users in connection with the establishment of a billing relationship, access providers may be more effective than us in tailoring services and advertisements to the specific tastes of users. As a result, we must continue to invest significant resources in research and development in order to enhance our existing services and introduce new high-quality services that people will use. If we are unable to predict user preferences or industry changes, or if we are unable to modify our services on a timely basis and in a way that is responsive to the needs of users, we may not be able to retain existing users or attract new users and advertisers, which could adversely affect our operating results.

Our online-based lead generation business model is new, unproven and could fail.

We launched our online-based lead generation business in June 2006. Our lead generation business model and profit potential are unproven and we can make no assurances that our lead generation business will become profitable. Our lead generation business model depends almost entirely on revenue generated from prospective providers of goods and services (advertisers) participating in our lead generation business system paying us fees based upon their receipt of leads. To generate significant revenue our lead generation business must achieve broad market acceptance and use of our service by both advertisers and consumers, who have traditionally used other means to obtain the services intended to be available through our lead generation service. In addition, we must attract a sufficient number of consumers with profiles targeted by our advertisers, including in many cases, geographic and income criteria and interest in services of a specific nature. It is possible that our online-based lead generation model will not gain the widespread acceptance necessary among both advertisers and consumers to support this business, in which case we may find it necessary to alter or discontinue our lead generation business. We cannot accurately predict what, if any, changes we would make to our lead generation business model in response to the uncertainties in the online-based lead generation market.

If consumers perceive there are security or privacy risks associated with our lead generation business, demand for this service will be adversely affected.

The secure transmission of confidential personal and financial information, such as personal addresses and other contact information, and health and income information, over public networks with consumer authorization is important to consumer acceptance of our lead generation business. Unauthorized access to or use of this information could result in potential liability under federal and state privacy laws and damages for which we could be liable. Usage of our service could decline or fail to develop if any material or publicized compromise of security of information through our service or the Internet in general were to occur. We may not be able to respond adequately to privacy concerns of potential users as advances in computer capabilities and other technological developments occur. Due to the fact that we share consumer information with advertisers who are winning bidders for leads, our lead generation business could be adversely affected if these advertisers used consumers' information in an unauthorized manner.

To the extent that a significant portion of the consumer leads for our lead generation business are derived from a limited number of third party sources, our lead generation business could be dependent upon these third party sources and adversely affected in the event of any disruption in the flow of leads from these sources.

We may have difficulty attracting a comprehensive group of advertisers. Additionally, if our lead generation advertisers do not provide competitive levels of goods and services to consumers, our lead generation brand will be harmed and our ability to attract consumers to use our service will be limited.

If we are unable to obtain a sufficient number of quality advertisers of a broad range of services, we may be unable to attract sufficient consumers or to establish our business as the marketplace where consumers go to find advertisers that are selling goods and services they want. The success of our online-based lead generation marketplace depends on our ability to attract and retain a comprehensive group of advertisers to service customer needs across a wide array of product lines, consumer profiles and geographic locations. Due to the differing nature of services, the offerings of some advertisers may be suitable for consumers at a national level and others only at specific state or local levels. Our ability to provide to consumers a high-quality buying experience depends in part on consumers receiving competitive levels of convenience, service, pricing, and responsiveness from our participating lead generation advertisers. If our participating advertisers do not provide consumers with competitive levels of convenience, service, price, terms and responsiveness, the value of our lead generation business may be harmed and the number of consumers using our lead generation service may be adversely affected.

Further, advertiser support depends on the quality of the leads we are able to generate. If we are unable to generate a sufficient number of high quality leads, we may not be able to attract as many advertisers or as broad a range of advertisers as we would like. In such a case, we could incur increased marketing costs in order to acquire leads. If we are unable to acquire sufficient leads to attract a broad range of advertisers, the failure to have a full range of services available for consumers in all markets may adversely affect our lead generation business.

We may have difficulty integrating advertisers into our online-based lead generation system, which could impede our ability to offer a competitive service to consumers.

If advertisers do not adopt our online system to sell their services, the variety of goods and services available to our consumers will be limited. Integration of advertisers into our online system involves a significant commitment of time and resources on our part, including in many cases investigation of the prospective advertiser and its business record, and we may not have sufficient personnel to devote the time necessary to successfully integrate advertisers into our online lead generation system.

Potential advertisers may not be willing to invest the time and resources necessary to achieve this integration or to make disclosure to us of their confidential business information.

Advertisers in our network are not precluded from offering services outside our marketplace, which could have an adverse effect on our ability to generate revenue from our lead generation service.

Due to the fact that our potential consumers are able to obtain services from our participating advertisers without utilizing our service, our ability to generate revenue from our lead generation business may be adversely affected. Because we do not have exclusive relationships with the advertisers whose goods and services are offered through our lead generation system, consumers may bypass our service and obtain goods and services from these advertisers directly. These advertisers can also offer their goods and services over the Internet, either directly to prospective customers, through one or more of our online competitors, or both.

Our failure to comply with laws governing our lead generation service could have a material adverse effect on our lead generation business.

Many of the services for which we seek to generate leads through our lead generation business, and certain aspects of the lead generation business itself with respect to various services, are subject to regulation by various federal and state governmental authorities. As a result, with respect to certain services, we may not be able to offer our lead generation business in certain states, or at all. We may also be required to obtain licenses in order to offer certain services in some states. There is no assurance that we will be able to obtain or maintain the required licenses. Because of uncertainties as to the applicability of certain of these laws, regulations and licensing requirements to the Internet and, more specifically, to our business in regard to various goods and services, we may not always be in compliance with the applicable federal and state laws and regulations. Failure to comply with the laws and regulatory requirements of federal and state regulatory authorities may result in, among other things, revocation of required licenses or registrations, loss of approved status, loss of exempt status, indemnification liability to advertisers and others doing business with us, administrative enforcement actions and fines, class action lawsuits, cease and desist orders, and civil and criminal liability. The occurrence of one or more of these events could materially affect our business, operating results and financial condition.

We face an additional level of regulatory risk given that many of the laws in many states governing lead generation for the goods and services we seek to offer through our system have not been substantially revised or updated to fully accommodate e-commerce in general, or our business model specifically. Until these laws, rules and regulations are revised to clarify their applicability, any company providing lead generation related services through the Internet for various services will face compliance uncertainty. As a result of this uncertainty, we may decide to forego certain activities, or to engage in them but face enhanced risks.

We operate our lead generation business through a wholly owned subsidiary. Nevertheless, if we choose to engage in lead generation regarding certain goods and services, such as consumer loans, regulations promulgated by some states may impose compliance obligations on any person who holds a specified percentage, generally 10% or more, of our common stock, including requiring that person to file financial and other personal and business information periodically. Following the consummation of this offering, we will be unable to control who purchases our common stock in the open market. If any person acquires more than the specified percentage of common stock and refuses or fails to comply with these requirements, we may not be able to obtain a license and existing licensing arrangements in particular states or at the federal level may be jeopardized. The inability to obtain, or the loss of, required licenses could have a material adverse effect on our operations or financial condition.

Failure on the part of our lead generation advertisers to comply with applicable laws and regulations could materially adversely affect our business.

The advertisers of goods and services through our lead generation business, are, in many instances, subject to federal and state regulation. These parties act as independent contractors and neither we nor the independent contractors are acting as agents of the other in their solicitations and transactions with customers. Consequently, we cannot ensure that these entities will comply with applicable laws and regulations at all times. Failure on the part of an advertiser to comply with these laws or regulations could result in, among other things, claims of vicarious liability against us or negatively impact our reputation. The occurrence of one or more of these events could materially adversely affect our business, operating results, and financial condition.

Further, in the event we expand our lead generation service internationally, we may face similar regulatory hurdles in the countries in which we seek to expand.

We face competition in our search business from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our revenues and operating results.

In addition to Internet companies, our search business faces competition from companies that offer traditional media advertising opportunities. Most large advertisers have set advertising budgets, a large portion of which is allocated to traditional advertising. We expect that large advertisers will begin to focus an increasing amount of their advertising efforts on Internet advertising. If these companies do not choose to spend a portion of their advertising budgets on Internet advertising, or if existing advertisers reduce the amount they spend, our revenues and operating results for our search business could be adversely affected.

We depend on shopping comparison engines and, to a lesser extent, search engines and portals to attract customers to our e-commerce websites, and losing these sources would adversely affect our revenues and operating results.

Many consumers access our e-commerce websites by clicking through search results displayed by shopping comparison engines, as well as by Internet search engines, and portals. Internet search engines typically provide two types of search results, algorithmic listings and purchased listings (sometimes called sponsored results). Algorithmic listings cannot be purchased and instead are determined and displayed solely by a set of formulas utilized by the search engine. Purchased listings can be bought by advertisers in order to attract users to their websites. We rely on both algorithmic and purchased listings to attract and direct consumers to our e-commerce websites. Shopping comparison engines, search engines and portals revise their algorithms from time to time in an attempt to optimize their search results. If one or more of the shopping comparison engines, search engines or portals on which we rely for algorithmic listings were to modify its algorithms or its general methodology for how it displays listings, in a way that results in fewer consumers clicking through to our e-commerce websites, our operating results would be adversely affected.

We may seek to broaden the channels by which we attract users to our e-commerce business, such as by co-branding with online retailers, wholesale distribution of our e-commerce products and thorough corporate sales. However, we have not yet done so and there can be no assurance that any attempt to do so will be successful.

Our e-commerce business faces intense competition and operates in an industry with limited barriers to entry, and many of our competitors may be better positioned to capitalize on the e-commerce market.

The consumer e-commerce market is intensely competitive. Our e-commerce business currently competes with purely online retailers, offline retailers who also sell their products online, and offline retailers. Barriers to entry are limited, and current and new competitors can launch websites at a relatively low cost. New technologies and the expansion of existing technologies can also increase the competitive pressure our e-commerce businesses face. Many of our e-commerce business' current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical, management and other resources than we do. In addition, some of our competitors have used and may continue to use aggressive pricing or inventory availability practices and devote substantially more resources to website and system development than we do or can do. We expect that competition will further intensify in the future as Internet use and e-commerce continue to grow worldwide. Increased competition may result in reduced operating margins, reduced profitability, loss of market share and diminished brand recognition.

We compete not only for customers, but also for favorable product allocations from product manufacturers. Some of our competitors could enter into exclusive distribution arrangements with manufacturers or our vendors, thereby denying us access to their products. Our competitors may also devote greater resources to marketing and promotional campaigns. In addition, some manufacturers whose products we offer on our websites sell their products directly to consumers.

A decline in demand for consumer electronics could have a significant adverse effect on the operating results of our e-commerce business.

Our e-commerce business is focused on consumer electronics and, to a lesser extent, other technology and household products. To date, a substantial percentage of our revenues have been derived from the sale of high definition televisions and digital cameras. We expect that revenues from these products will continue to represent a substantial percentage of our total product revenues during the next 18 months.

We could experience declines in our e-commerce revenues due to several factors, including, but not limited to:

•	decreased customer demand for consumer electronics and other technology;
•	increased price competition from our competitors; or
•	technological obsolescence of the consumer electronics offered by us.

In order to maintain the current sales levels of our consumer electronics products, we may seek to expand and diversify our product line. However, there is no guarantee that our expansion and diversification will be successful, in which case, our financial condition and results of operations would be adversely affected.

We could be liable for breaches of security on our websites.

A fundamental requirement for e-commerce is the secure transmission of confidential information over public networks. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Although we use systems and processes that are designed to protect consumer information and prevent fraudulent credit card transactions and other security breaches, failure to mitigate such fraud or breaches may adversely affect our operating results. We may be required to expend significant capital and other resources to protect against potential security breaches or to alleviate problems caused by any breach. We rely on licensed encryption and authentication technology to provide the security and authentication necessary for secure transmission of confidential information, including credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms used by us to protect customer transaction data. In the event such security measures are compromised, it could seriously harm our business and reputation and we will likely lose customers. Security breaches could also expose us to a risk of loss or litigation and possible liability for failing to secure confidential customer information.

If we fail to detect “click through fraud”, we could lose the confidence of our advertisers, thereby causing our business to suffer.

We are exposed to the risk of fraudulent clicks on our ads by persons seeking to increase the advertising fees paid. Click through fraud occurs when a person clicks on an ad displayed on a website in order to generate the revenue share payment rather than for the purpose of viewing the underlying content. If we find evidence of past fraudulent clicks we may have to issue refunds to the affected advertisers retrospectively of amounts previously paid. This would negatively affect our profitability, and these types of fraudulent activities could hurt our brands. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in their Internet advertising programs because the fraudulent clicks will not lead to potential revenue for the advertisers. This could lead the advertisers to become dissatisfied with Internet advertising programs, which could lead to loss of advertisers and revenue.

Increased costs can adversely affect our e-commerce business.

Major costs for our e-commerce business include the costs of acquiring the products we sell, shipping and delivery costs and marketing costs. The e-commerce business is based on margins that have narrowed over the past three years. Cost increases, many of which are outside our control, can adversely affect our e-commerce business.

Risks Relating to Our Brands and Intellectual Property

Our business comprises several different brands. Our success depends on developing these brands, and if we are not able to establish and enhance our brands, our ability to expand our base of users and advertisers will be impaired and our business and operating results will be harmed.

Certain of our brands are fundamental to our efforts to attract and expand our base of users and advertisers. If we fail to promote and maintain our brands, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. In addition to the Accoona brand, our other businesses are identified by other brands, such as ExchangePlace, BestBuyPlasma.com, NYLiving.com, and BuyersEdge.com. Because we have multiple brands, enhancements in one brand will not necessarily translate into corresponding enhancements in our other brands.

With respect to privacy concerns regarding Accoona.eu, Accoona Ireland will become the “data controller” in the EU of all personal information and as such will be responsible for complying with the applicable data protection legislation. As Accoona Ireland is established within the European Union, the applicable law will be the Irish Data Protection Act. Under this Act, Accoona Ireland will be required to provide users of Accoona.eu with clear and comprehensive information about the proposed uses of any personal information collected by means of a privacy policy. In addition, Accoona Ireland must legitimize the transfer of the personal data to us in the U.S. Any breaches of our data protection obligations could be subject to enforcement action by the Data Protection Commissioner, including fines.

In addition, as Accoona Ireland's parent company in the U.S., we could be subject to an enforcement action by U.S. regulators in the event that we do not adhere to the safe harbor provisions governing our receipt of customers' personal information from Accoona Ireland. Breaches of these may result in the investigation of complaints by the Federal Trade Commission and damages awarded for failures to abide by these provisions.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our services and brand. If any of the trademark or patent applications we make are unsuccessful in all or any jurisdictions, we will have less ability to protect our company from other imitating services which could harm our business and operating results.

We regard our patent applications, trademarks, trade secrets, copyrights and all of our other intellectual property rights as important to our success. We rely on trademark and copyright law, patent and trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect our proprietary rights. There are events outside of our control that pose a threat to these proprietary rights. For example, effective intellectual property protection may not be available in every country in which our services are distributed or made available through the Internet. In particular, the enforcement of intellectual property rights in China has historically been difficult. Confidentiality agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

We seek to obtain patent protection for certain of our innovations and trademark protection for certain of our names and logos. It is possible, however, that some of our innovations may not be patentable or our applications for trademark registrations rejected. In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important. Furthermore, there is always the possibility, despite our efforts, that the scope of the protection gained will be insufficient or that an issued patent may be deemed invalid or unenforceable. In addition, trademark applications may not be accepted in any or all relevant jurisdictions.

Certain of our brand names are not yet registered, at all or in relevant jurisdictions. If registration is not completed, our ability to protect our brand in such jurisdictions will be limited. Our patent applications are pending and may be rejected.

We also seek to maintain certain intellectual property as trade secrets. The secrecy could be compromised by third parties, or intentionally or accidentally by our employees, which would cause us to lose the competitive advantage resulting from these trade secrets.

We may in the future be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to use certain technologies in the future.

Companies in the Internet, technology and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us grows. Our technologies may not be able to withstand any third party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. In addition, many of our agreements with third parties require us to indemnify them against third party intellectual property infringement claims, which could increase our costs as a result of defending such claims and may require that we pay damages if there were an adverse ruling in any such claims. An adverse determination also could prevent us from offering our services to others.

If any of our proprietary technology is found to have violated a third party's rights, we may have to pay damages or stop using the technology. We may have to seek a license for the technology, which may not be available on reasonable terms and may significantly increase our operating expenses. The technology also may not be available for license at all. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for the infringing aspects of our business, we may be forced to limit our product and service offerings and may be unable to compete effectively. Any of these results could harm our brand and operating results.

Risks Relating to Our Activities and Presence in China

Our relationship with China Daily Information Company is important to our growth strategy in China.

Our relationship with China Daily Information Company, CDIC, a subsidiary of China Daily, the largest English language newspaper in China and one of our stockholders, is a significant part of our overall business strategy due to its government relationship, contracts, network and media role. Additionally, a senior executive of CDIC is a member of our board of directors. We do not hold an equity interest in CDIC, which may limit our ability to cause CDIC to take actions that we believe would be beneficial to us. Further, if this relationship is terminated or weakens, our success in China could be adversely affected.

We are in the process of obtaining the licenses required in order to conduct business in China.

In order for us to operate in China in our intended manner, we need to obtain certain licenses from the Chinese government. We have obtained one of the licenses and we are in the process of obtaining the other licenses, but there is no assurance that we will be able to obtain all of the necessary licenses on acceptable terms. In order to obtain the necessary licenses, we may need to acquire control of businesses that already hold them. If we are not able to obtain the required licenses, whether on our own or through business arrangement, we will not be able to execute our business plan for China.

Regulation and censorship of information disseminated over the Internet in China may adversely affect our business and subject us to liability, including for information linked to our website.

The Chinese government has adopted regulations governing Internet access and the distribution of news and other information over the Internet. Under these regulations, Internet content providers and Internet publishers are prohibited from posting or displaying over the Internet content that, among other things, violates

Chinese laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory as defined by Chinese law. Failure to comply with these requirements may result in the revocation of licenses to provide Internet content and other licenses and the closure of the concerned websites. In the past, failure to comply with such requirements has resulted in the closure of third parties’ websites. The website operator may also be held liable for such censored information displayed on or linked to the website.

In addition, the Chinese Ministry of Information has published regulations that subject website operators to potential liability for content displayed on their websites and the actions of users and others using their systems, including liability for violations of Chinese laws and regulations prohibiting the dissemination of content deemed to be socially destabilizing. The Ministry of Public Security has the authority to order any local Internet service provider to block any Internet website at its sole discretion. From time to time, the Ministry of Public Security has stopped the dissemination over the Internet of information that it believes to be socially destabilizing. The State Secrecy Bureau is also authorized to block any website it deems to be leaking State secrets or failing to meet the relevant regulations relating to the protection of State secrets in the dissemination of online information. Furthermore, we are required to report any suspicious content to relevant governmental authorities, and to undergo computer security inspections. If we fail to implement the relevant safeguards against security breaches, our websites may be shut down and our business and/or Internet content provision license may be revoked.

Chinese government authorities may deem certain third party websites unlawful and could require us to remove links to such websites, which may reduce user traffic and have an adverse effect on our business.

The Internet industry in China, including the operation of online activities, is extensively regulated by the Chinese government. Various Chinese government authorities such as the State Council, the Ministry of Information, the State Administration for Industry and Commerce, the State Press and Publication Administration and the Ministry of Public Security are empowered to issue and implement regulations governing various aspects of the Internet and online activities. Substantial uncertainties exist regarding the potential impact of current and future Chinese laws and regulations on Internet search providers. We are not able to control or restrict the operation of third party websites linked to or accessible through our website. If third party websites linked to or accessible through our websites operate unlawful activities such as online gambling on their websites, Chinese regulatory authorities may require us to report such unlawful activities to relevant authorities and to remove the links to such websites. This in turn may reduce our user traffic and adversely affect our business. In addition, we may be subject to potential liabilities for providing links to third party websites that operate unlawful activities.

Chinese laws, regulations and licensing requirements governing our activities in China and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such Chinese laws and regulations or changes in interpretations thereof may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with our contracted Chinese entity, CDIC. We are considered a foreign person under Chinese law. As a result, we are subject to Chinese law limitations on foreign ownership of Internet and advertising companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Chinese laws and regulations currently provide limited guidance as to whether an Internet search provider that provides search result links to domestic news websites is required to obtain an approval from the State Council Information Office. Chinese laws and regulations also do not provide clear guidance as to whether an Internet search provider that provides links to online audio/video products is required to obtain an Internet culture permit from the Ministry of Culture or a license for broadcasting audio/video programs from the State Administration of Radio, Film and Television. If the interpretation of existing laws and regulations changes or new regulations come into effect requiring us to obtain any such licenses, permits or approvals, we cannot be certain that we may successfully obtain them, and we may need to remove links to news and audio/video products until we obtain the requisite licenses, permits and approvals.

The Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new Chinese laws, regulations or licensing requirements on our businesses. We cannot provide assurances that our current and intended ownership and operating structure would not be found in violation of any current or future Chinese laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations in China or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Future economic and political changes in China may adversely affect our business and operating results.

The Chinese economy was, until the mid 1980s, a totally planned economy, organized on socialist economic principles. Since the adoption of the Open Door Policy in 1978 and the “socialist market economy” in 1993, the Chinese government has implemented economic reforms and transformed the economy from a planned one to a market economy with socialist characteristics. These economic reforms allowed greater influence of market forces in the distribution of resources and granted enterprises greater autonomy in their operations. However, many regulations implemented by the Chinese government are still at a preliminary stage of development. While the current policy of the Chinese government seems to be one of imposing economic reform policies to encourage foreign investments and greater economic decentralization, there is no assurance that such a policy will continue to prevail in the future. We cannot make any assurances that our operations would not be adversely affected should there be any policy changes.

Developments in the Chinese legal system may adversely affect our business operations.

Since 1979, China has promulgated a number of laws and regulations dealing with economic matters in general and foreign investments in particular. In December 1982, China's National People's Congress amended the constitution to authorize foreign investment and protect the legal rights and lawful interests of foreign investors in China. Since then, the trend of legislation has been to enhance significantly the protection afforded to foreign investors and to allow more effective control by foreign investors in foreign investment enterprises in China. Nevertheless, despite significant improvements, the Chinese legal system is not comprehensive. The enforcement of existing laws may be uncertain and sporadic and the implementation and interpretation of such laws may be inconsistent.

Government controls over currency conversion may adversely affect our financial condition and operating results as well as affect our ability to pay dividends in foreign currencies.

Foreign exchange transactions, including principal payments in respect of foreign currency denominated obligations, continue to be subject to foreign exchange controls in China. Payments, such as dividend payments, interest payments and trade expenditures, may be made in foreign currencies without government approval, apart from certain procedural requirements. Any changes to the Chinese government's policy to restrict access to foreign currencies for such transactions could limit our ability to convert into foreign currencies.

The successful operation of our business in China depends upon the performance and reliability of the Internet infrastructure and fixed telecommunications networks in China.

Our business in China depends on the performance and reliability of the Internet infrastructure in China. Almost all access to the Internet is maintained through state owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Information Industry of China. In addition, the national networks in China are connected to the Internet through international gateways controlled by the Chinese government. These international gateways are the only channels through which a domestic user can connect to the Internet. We cannot be certain that a more sophisticated Internet infrastructure will be developed in China. We may not have access to alternative networks in the event of disruptions, failures or other problems with China's Internet infrastructure. In addition, the Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

If our local personnel in China are not adequately integrated into our business, our business could be adversely affected.

Our office in Shanghai is managed and staffed by local employees. If not properly managed, differences in culture or business practices between our U.S. and Chinese employees could have an adverse impact on our business.

Risks Related to Our Operations

We may have difficulty scaling and adapting our existing architecture to accommodate increased traffic and technology advances or changing business requirements. If, for these reasons or any others, our systems are unable to provide acceptable performance we may not be able to attract new customers, suppliers and advertisers and may lose existing customers, suppliers and advertisers to our competitors.

For us to be successful, the network infrastructure for each of our businesses has to perform well and be reliable. The greater the user traffic and the greater the complexity of our services, the more computing power we will need.

If the volume of traffic on our websites or the number of purchases made by customers on our retail websites substantially increases, we will need to further expand and upgrade our system to relieve capacity constraints. Capacity constraints can cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of performance, including order fulfillment or search results and delays in reporting accurate financial information.

We are presently upgrading our information technology systems, specifically as it relates to our e-commerce business. However, we may be unable to project accurately the rate or timing of traffic increases or successfully upgrade our systems and infrastructure in time to accommodate future traffic levels on our websites. Any such upgrades to our systems and infrastructure may require substantial expenditures. We may be unable to upgrade and expand our transaction processing systems in an effective and timely manner or to integrate any newly developed or purchased functionality with our existing systems.

Certain aspects of our infrastructure and operations are experiencing rapid growth, which has placed a strain on our operational, financial and other resources, and if we fail to effectively manage our future growth, our business and operating results could be harmed and we may have to incur significant expenditures to address the additional operational and control requirements of this growth.

In general, we have experienced, and continue to experience, rapid growth in our headcount, operations, facilities and infrastructure, which has placed, and will continue to place, significant demands on our management, operational and financial infrastructure. We anticipate that further growth will be required to take advantage of market opportunities and to ensure we have the operating and financial resources and personnel appropriate to our business. If we do not effectively manage our growth, the quality of our services could suffer, which could negatively affect our brands and operating results. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements may require significant capital expenditures and allocation of management resources. If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues, which could harm our financial position.

Further, we continue to pursue an expansion strategy, launching new product offerings and services and entering new markets. We could be exposed to additional or unexpected risks as we enter into new business areas and markets and as a result of our new search strategy. If our expansion efforts are unsuccessful, our business may suffer and we may lose potential market opportunities.

We rely on highly skilled personnel and if we are unable to attract, retain and motivate key and qualified personnel, we may not be able to execute our business strategy.

Our future success depends largely on our having a highly capable management team and certain key personnel and advisers, who are critical to our overall management, as well as the development of our technology, culture and strategic direction. The loss of certain of our management or key personnel, directors or advisers, could seriously harm our business.

Our future success also depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industries for qualified employees is intense. Our ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees. If we do not succeed in attracting excellent personnel or retaining or motivating existing personnel, we may be unable to grow effectively.

Users may express privacy concerns relating to personal information that they provide to certain of our businesses.

Users may raise privacy concerns relating to the use of personal information as advertising leads in the ExchangePlace business model or personal information that a user may provide to an e-commerce website in connection with a purchase on that website. Any penetration of our network security or other misappropriation of our users' personal information could cause interruptions in our operations or subject us to liability, which could harm the ExchangePlace brand or one or more of our e-commerce websites and adversely affect our business, operating results, and financial condition.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our services, which could damage our reputation and harm our operating results.

Our provision of services depends on the continuing operation of our information technology and communications systems. Interruptions in our service could reduce our revenues and operating results, cause customer dissatisfaction or damage our reputation. We rely on third party vendors, including software developers, data centers and bandwidth providers, with respect to various services and products, including software support. For so long as we continue to rely on third party providers, any disruption in the network access or co-location or other services they provide or any failure of these third party providers to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties our providers face may have negative effects on our business, the nature and extent of which we cannot predict. Our systems are also vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems, and similar events. One of our data centers is located in an area with a high risk of major earthquakes. Further, at times underwater earthquakes have damaged undersea cable networks in Asia, which link countries in North and Southeast Asia to one another and to North America. If future earthquakes cause similar damage to the region's undersea cables, users in Asia may have difficulty accessing our websites or may not be able to access them at all, until the cables are repaired.

Our data centers are also subject to potential break-ins, sabotage and intentional acts of vandalism, and to potential disruptions if the operators of these facilities have financial difficulties. Some of our systems are not fully redundant and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice, or other unanticipated problems at its data centers could result in lengthy interruptions in our service.

Risks Related to the Auction Process for Our Offering

Our stock price could decline rapidly and significantly.

Our initial public offering price will be determined by an auction process conducted by us and our underwriters. We believe this auction process will provide information with respect to the market demand for our common stock at the time of our initial public offering. However, this information may have no relation to market demand for our common stock once trading begins. We expect that the bidding process will reveal a clearing price for shares of our common stock offered in the auction. The auction clearing price is the highest price at which all of the shares offered (including shares subject to the underwriters’ over-allotment option)

may be sold to potential investors. Although we and our underwriters may elect to set the initial public offering price below the auction clearing price, we intend to set an initial public offering price that is equal to the clearing price. If there is little or no demand for our shares at or above the initial public offering price once trading begins, the price of our shares would decline following our initial public offering.

The auction process for our public offering may result in a phenomenon known as the “winner’s curse,” and, as a result, investors may experience significant losses.

The auction process for our initial public offering may result in a phenomenon known as the “winner’s curse.” At the conclusion of the auction, bidders that receive allocations of shares in this offering (successful bidders) may infer that there is little incremental demand for our shares above or equal to the initial public offering price. As a result, successful bidders may conclude that they paid too much for our shares and could seek to immediately sell their shares to limit their losses should our stock price decline. In this situation, other investors that did not submit successful bids may wait for this selling to be completed, resulting in reduced demand for our common stock in the public market and a significant decline in our stock price. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in our common stock shortly after our offering.

The auction process for our initial public offering may result in a situation in which less price sensitive investors play a larger role in the determination of our offering price and constitute a larger portion of the investors in our offering, and, therefore, the offering price may not be sustainable once trading of our common stock begins.

In a typical initial public offering, a majority of the shares sold to the public are purchased by professional investors that have significant experience in determining valuations for companies in connection with initial public offerings. These professional investors typically have access to, or conduct their own independent, research and analysis regarding investments in initial public offerings. Other investors typically have less access to this level of research and analysis, and as a result, may be less sensitive to price in participating in our auction process. As a result, our stock price may decrease once trading of our common stock begins. Also, because professional investors may have a substantial degree of influence on the trading price of our shares over time, the price of our common stock may decline after our offering. Further, if our initial public offering price is above the level that investors determine is reasonable for our shares, some investors may attempt to short the stock after trading begins, which would create additional downward pressure on the trading price of our common stock.

Successful bidders should not expect to sell our shares for a profit shortly after our common stock begins trading.

During the bidding process, we and our managing underwriters will monitor the master order book to evaluate the demand that exists for our initial public offering. Based on this information, we and our underwriters may revise the price range for our initial public offering set forth on the cover of this prospectus. In addition, we may decide to change the number of shares of common stock offered through this prospectus. These increases in the initial public offering price and the number of shares offered may result in there being little or no demand for our shares at or above the initial public offering price. If this were to occur, the price of our shares would decline following this offering. If your objective is to make a short term profit by selling the shares you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

Successful bidders may receive the full number of shares subject to their bids, so potential investors should not make bids for more shares than they are prepared to purchase.

We and our underwriters will conduct an auction to assess the demand for our shares of common stock. We intend to set the initial public offering price equal to the auction clearing price. If we do this, the number of shares represented by successful bids will likely equal the number of shares offered by this prospectus, and successful bidders may be allocated all of the shares that they bid for in the auction. Therefore, we caution investors against submitting a bid that does not accurately represent the number of shares of our common stock that they are willing and prepared to purchase.

Our initial public offering price may have little or no relationship to the price that would be established using traditional valuation methods, and therefore, the initial public offering price may not be sustainable once trading begins.

We intend to set an initial public offering price that is equal to the auction clearing price. The offering price of our shares may have little or no relationship to the price that would be established using traditional indicators of value, such as our future prospects and those of our industry in general; our sales, earnings and other financial and operating information; multiples of earnings, cash flows and other operating metrics; market prices of securities and other financial and operating information of companies engaged in activities similar to ours; and the views of research analysts. As a result, our initial public offering price may not be sustainable once trading begins, and the price of our common stock may decline.

If research analysts publish or establish target prices for our common stock that are below the initial public offering price or then current trading market price of our shares, the price of our shares of common stock may fall.

Although the initial public offering price of our shares may have little or no relationship to the price determined using traditional valuation methods, we believe that research analysts will rely upon these methods to establish target prices for our common stock. If research analysts, including research analysts affiliated with our underwriters, publish target prices for our common stock that are below our initial public offering price or the then current trading market price of our shares, it could cause our stock price to decline significantly.

Submitting a bid does not guarantee an allocation of shares of our common stock, even if a bidder submits a bid at or above the initial public offering price.

Our underwriters may require that bidders confirm their bids before the auction for our initial public offering closes. If a bidder is requested to confirm a bid and fails to do so, that bid will be rejected and will not receive an allocation of shares even if the bid is at or above the initial public offering price. In addition, we, in consultation with our underwriters, may determine, in our sole discretion, that some bids that are at or above the initial public offering price are manipulative and disruptive to the bidding process, in which case such bids will be rejected.

Risks Related to Ownership of Our Common Stock and This Offering

Our common stock has not been publicly traded, and the price of our common stock may fluctuate substantially.

There has been no public market for our common stock prior to this offering. The initial public offering price of our common stock will be equal to the auction clearing price and the market price at which our common stock will trade following this offering will be determined by market forces. Therefore, our initial public offering may not be indicative of prices that will prevail in the market. In addition, we cannot predict the extent to which a trading market will develop for our common stock or how liquid that market might become.

Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price include, among other things:

•	actual or anticipated variations in quarterly operating results;
•	changes in financial estimates by us, by investors or by any financial analysts who might cover our stock;
•	our ability to meet the performance expectations of financial analysts or investors;
•	negative publicity regarding us, including relating to poor performance in a particular business sector, employee misconduct or information security breaches;
•	disclosure of non-compliance with government laws and regulations relating to the protection of classified information;
•	changes in market valuations of other companies in our industries;

•	general market and economic conditions;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;
•	additions or departures of key personnel;
•	sales of our common stock, including sales by our directors and officers or our principal stockholders; and
•	the relatively small percentage of our stock that will be held by the public following this offering.

Fluctuations caused by factors such as these may negatively affect the market price of our common stock. In addition, the other risks described elsewhere in this prospectus could adversely affect our stock price.

If we cannot satisfy the NASDAQ Global Market System’s listing standards or continue to meet its listing maintenance requirements and other NASDAQ rules, our common stock may not be listed on that stock exchange, which could negatively affect the price of our common stock and your ability to sell them.

We intend to apply to NASDAQ to have our common stock listed on the NASDAQ Global Market and upon completion of this offering, we expect our common stock to trade on that market. There is no guarantee that we will be able to satisfy the NASDAQ criteria for listing, or if approved, that we will be able to maintain our listing on NASDAQ Global Market. In order to maintain our listing we will be required to comply with NASDAQ rules, which include rules regarding minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. If we are unable to satisfy the NASDAQ criteria for maintaining listing, our common stock could be subject to delisting. If we fail to satisfy the listing criteria or our shares are delisted, trading, if any, of our common stock would thereafter be conducted in the over-the-counter market, in the so-called “pink sheets” or on the National Association of Securities Dealers, Inc.’s “electronic bulletin board.” As a consequence of any such delisting, our share price could be negatively affected and our stockholders would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices of, our common stock.

Management will have broad discretion to use the proceeds from this offering, including the ability to apply the proceeds to uses that do not improve our operating results or increase the value of prospective investors' investment.

We intend to use the net proceeds from this offering for research and development, business expansion and general corporate purposes, including working capital and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in companies and technologies that we believe will complement our business. However, we do not have more specific plans for the net proceeds from this offering and will have broad discretion in how we use the net proceeds of this offering. These proceeds could be applied in ways that do not improve our operating results or increase the value of a prospective investors' investment.

Future financing may cause a dilution in your stockholding or place restrictions on our operations.

Although we believe that upon completion of this offering our cash and other financial resources will be sufficient to meet our planned capital needs for the next 18 months, we may be required to raise additional funding to meet our working capital or capital expenditure requirements. If such funding is raised through issuance of new equity or equity-linked securities, it may cause a dilution in the percentage ownership of our then existing stockholders. Alternatively, if such funding requirements are met by way of additional debt financing, we may have restrictions placed on us through such debt financing arrangements, which may:

•	limit our ability to pay dividends or require us to seek consents for the payment of dividends;
•	increase our vulnerability to general adverse economic and industry conditions;
•	limit our ability to pursue our business strategies;
•	require us to dedicate a substantial portion of our cash flow from operations to service our debt, thereby reducing the availability of our cash flow to fund capital expenditure, working capital requirements and other general corporate purposes; and
•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

In addition, we may issue additional common stock for future acquisitions. If we pay for our future acquisitions in whole or in part with additionally issued common stock, your ownership interests in our company would be diluted and the market price of our common stock might be reduced.

Future sales or issuances of substantial amounts of our common stock could adversely affect the price of our common stock.

If our stockholders sell substantial amounts of our common stock following this offering, the market price of our common stock could fall. Such sales by our stockholders might make it more difficult for us to issue new equity or equity-related securities in the future at a time and place we deem appropriate. The  shares of common stock offered in this offering will be eligible for immediate resale in the public market without restrictions. The remaining 202,516,572 shares of common stock, which are currently held by our existing stockholders, may be sold in the public market in the future subject to the restrictions contained in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). If any stockholders sell a substantial amount of common stock, the prevailing market price for our common stock could be adversely affected. However, our officers, directors and stockholders who owned 1.5% or more of our outstanding common stock (on an as-converted basis) before the completion of this offering, as well as each of the persons who will serve as our officers and directors upon the consummation of this offering have agreed with the underwriters that, without the prior written consent of the underwriters, they will not for a period of 12 months from the closing of this offering, offer, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of any of our securities. Additionally, our other stockholders who are currently bound by lock-up agreements will continue to be bound by such agreements for six months following the closing of this offering. There are no agreements between the underwriters and any of the foregoing stockholders releasing them from these lock-up agreements as of the date hereof.

You will experience immediate dilution in the book value of common stock purchased.

The initial public offering price per share is substantially higher than the net tangible book value per share prior to the offering. Accordingly, if you purchase our common stock in this offering, you will incur immediate dilution of approximately $ in the net tangible book value per share from the price you pay for our common stock, representing the difference between (1) the assumed initial public offering price of $ per share (the mid-point of the estimated offering price range set forth in the front cover of this prospectus) and (2) the pro forma net tangible book value per share of $ at , 2007 after giving effect to this offering which takes into account the $weighted average per share purchase price paid by our existing stockholders for their 202,516,572 shares of common stock. See “Dilution” in this prospectus for additional information.

Provisions in our charter documents and under Delaware law may prevent or delay a change of control of us and could also limit the market price of our common stock.

Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware corporate law, may discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such a change in control would be beneficial to our stockholders. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

•	authorizing our board of directors to designate the terms of and issue new series of preferred stock without additional stockholder approvals;
•	limiting the individuals who may call a special meeting of our board of directors to our chairman, chief executive officer, president, or any two members of our board of directors; and
•	requiring advance notice for stockholder proposals and nominations.

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law, which limits business combination transactions with stockholders of 15% or more of our outstanding voting stock that our board of directors has not approved. These provisions and other similar provisions make it more difficult for stockholders or potential acquirers to acquire us without negotiation. These provisions may apply even if some stockholders may consider the transaction beneficial to them.

These provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a premium over the then–current market price for our common stock.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights.

Our certificate of incorporation authorizes the issuance of up to  shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

Our board of directors does not intend to distribute dividends to our stockholders in the near future.

Our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Investor confidence and the market price of our shares may be adversely impacted if we or our independent registered public accountants are unable to issue an unqualified opinion on the adequacy of our internal controls over our financial reporting beginning as of December 31, 2007, as required by Section 404 of the U.S. Sarbanes-Oxley Act of 2002.

We will be subject to the reporting requirements of the U.S. Securities and Exchange Commission, or SEC, following the completion of this offering. The SEC, as directed by Section 404 of the U.S. Sarbanes-Oxley Act of 2002, adopted rules requiring public companies, including us following the completion of this offering, to include a report of management on their internal control structure and procedures for financial reporting in their annual reports on Form 10-K that contain an assessment by management of the effectiveness of their internal controls over financial reporting. In addition, independent registered public accountants of these public companies must report on management’s assessment of, as well as form its own opinion of, and report on the effectiveness of such companies’ internal controls over financial reporting. These requirements will first apply to our annual report on Form 10-K for the fiscal year ending on December 31, 2007, although the SEC has proposed that the independent public accountants’ report will not be required until the following year. We have experienced certain problems with our internal controls and reporting systems in the past. Our management may not conclude that our internal controls over financial reporting are effective. Any failure to implement effective controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Moreover, even if our management does conclude that our internal controls over financial reporting are effective, if our independent registered public accountants are not satisfied with our internal control structure and procedures, the level at which our internal controls are documented, designed, operated or reviewed, or if the independent registered public accountants interpret the requirements, rules or regulations differently from us, they may not concur with our management’s assessment or may not issue a report that is unqualified. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which could lead to a decline in the market price of our shares.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that are based on our management’s belief and assumptions about the future in light of information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to:

•	our ability to attract, train and retain skilled employees;
•	our ability to develop and maintain relationships with clients, contractors, and joint venture partners;
•	our ability to acquire businesses and make investments;
•	our ability to manage risks associated with our international business, including the expansion of our Chinese business;
•	our ability to compete with others in the markets in which we operate; and
•	our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. There are a number of important factors that could cause our actual results to differ materially from those results anticipated by our forward-looking statements. These factors are discussed elsewhere in this prospectus, including under “Risk Factors.” We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

AUCTION PROCESS

The auction process being used for our initial public offering differs from methods that have been traditionally used in most other underwritten initial public offerings in the United States. In particular, we and our underwriters will conduct an auction to determine the initial public offering price and the allocation of shares in the offering. We plan to conduct this auction in five stages — Qualification; Bidding; Auction Closing; Pricing; and Allocation. Investors that do not submit bids through the auction process will not be eligible for an allocation of shares in our offering. Please see the risks related to the auction process for our offering beginning on page 18.

The Qualification Process

Our objective is to conduct an auction in which you submit informed bids. Before you can submit a bid, you will be required to obtain a bidder ID. Your bidder ID will be issued electronically only after you have visited a web site where you can obtain a bidder ID and followed the steps described at and “How to Participate in the Auction for Our IPO” on page 30. Before you register for a bidder ID, you should:

•	Read this prospectus, including all the risk factors.
•	Understand that our initial public offering price is expected to be set at the auction clearing price, and, if there is little or no demand for our shares at or above the initial public offering price once trading begins, the price of our shares would decline.
•	Understand that we may modify the price range and the size of our offering multiple times in response to investor demand and other considerations.

•	Understand that we, in consultation with our underwriters, will have the ability to reject bids that we believe have the potential to manipulate or disrupt the bidding process, and that if you submit such a bid, all of the bids you have submitted will be rejected in which case you will not receive an allocation of shares in our initial public offering.
•	Understand that 28,604,202 of our shares become available for sale starting six months after our initial public offering and that additional shares become available at various times thereafter. Please carefully review the disclosure set forth under “Shares Eligible for Future Sale” on page 87.

When the preliminary prospectus becomes available, you will be able to obtain a unique bidder ID from a web site. You will not be able to obtain a unique bidder ID after our underwriters begin taking bids in the auction for our initial public offering.

We seek to enable all interested investors to have the opportunity to qualify to bid and, following qualification, place bids in the auction for our initial public offering.

We caution you that our common stock may not be a suitable investment for you even if you obtain a bidder ID. Moreover, even if you obtain a bidder ID, you may not be able to bid in the auction if you do not meet the suitability requirements of the underwriter through which you are seeking to place a bid or as a result of other regulatory requirements as described below. Because each of the brokerage firms makes its own suitability determinations, we encourage you to discuss with your brokerage firm any questions you have regarding their requirements. Finally, even if you obtain a bidder ID and place a bid in the auction, you may not receive an allocation of shares in our offering for a number of reasons described below.

The Bidding Process

Once the auction begins, all investors that have qualified to bid may submit bids in our offering through one of our underwriters. In connection with submitting a bid, you must provide the following information:

•	The number of shares you are interested in purchasing.
•	The price per share you are willing to pay.
•	Additional information to enable the underwriter to identify you, confirm your eligibility and suitability for participating in our initial public offering, and, if you submit a successful bid, consummate a sale of shares to you.

To submit a bid, you should contact Maxim Group LLC, which may be reached at (800) 724-0761.

Bids may be within, above or below the estimated price range for our initial public offering on the cover of this prospectus. Bid prices may be in any increment, including pennies.

The bidding policies of our underwriters vary. Accordingly, the number of bids you may submit through any one underwriter will depend on the bidding policies of that underwriter.

Each underwriter has the ability to receive bids from its customers through one or more of the following means: over the Internet, by telephone, by facsimile or in person. To participate in the auction for our initial public offering, you will be required to agree to accept electronic delivery of this prospectus, the final prospectus, any amendments to this prospectus or the final prospectus, and other communications related to this offering. If you do not consent to electronic delivery, or subsequently revoke that consent prior to the time at which our underwriters accept your bids, you will not be able to submit a bid or participate in our offering. If you revoke your consent after the underwriters accept your bid, a copy of the final prospectus will be delivered to you via U.S. mail. Your consent to electronic delivery of these documents does not constitute consent by you to electronic delivery of other information about us not related to this offering, such as proxy statements and quarterly and annual reports, during and after completion of this offering.

If you are interested in submitting a bid but do not currently have a brokerage account with any of the underwriters named above, you may contact one of these underwriters to inquire about opening an account and submitting a bid. You should be aware that, due to each underwriter’s requirements for new customer accounts, you may not be able to open an account with a particular underwriter. Even if you are a customer of one of our underwriters, and even if you have obtained a bidder ID, you may not be permitted to submit a bid if the underwriter through which you wish to submit your bid determines that you do not meet such underwriter’s suitability standards or that you are otherwise prohibited from participating in the offering due to regulatory requirements, such as the rules and regulations of the National Association of Securities Dealers.

We encourage you to discuss any questions regarding your bid and the suitability determinations that will be applied to your bid with the underwriter through which you expect to submit a bid. Each of our underwriters makes its own suitability determinations. This could affect your ability to submit a bid. For example, one of our underwriters may view a bid for 100 shares at $  per share as suitable for an investor, while another of our underwriters could determine that such a bid is unsuitable for that same investor. If an underwriter determines that a bid is not suitable for an investor, the underwriter will not submit that bid in the auction, and you may not be informed that your bid was not submitted in the auction.

Our managing underwriters will manage the master order book, to which we will have concurrent access, that will aggregate all bids collected by our underwriters and will include the identity of the bidders. Our master order book will not be available for viewing by bidders. Neither we nor our underwriters will inform you that we have rejected your bids.

You should consider all the information in this prospectus in determining whether to submit a bid, the number of shares you seek to purchase and the price per share you are willing to pay. We, in consultation with our underwriters, will have the ability to reject bids that have the potential to manipulate or disrupt the bidding process. These bids include bids that we, in consultation with our underwriters, believe in our sole discretion do not reflect the number of shares that you actually intend to purchase, or a series of bids that we, in consultation with our underwriters, consider disruptive to the auction process.

The shares offered by this prospectus may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement filed with the SEC becomes effective. A bid received by any underwriter involves no obligation or commitment of any kind by the bidder until our underwriters have notified you that your bid is successful by sending you a notice of acceptance. Therefore, you will be able to withdraw a bid at any time until it has been accepted. You may withdraw your bid by contacting the underwriter through which you submitted your bid.

During the bidding process, we and our managing underwriters will monitor the master order book to evaluate the demand that exists for our initial public offering. Based on this information and other factors, we and our underwriters may revise the public offering price range for our initial public offering set forth on the cover of this prospectus. In addition, we may decide to change the number of shares of common stock offered through this prospectus. You should be aware that we have the ability to make multiple such revisions. These increases in the public offering price range or the number of shares offered through this prospectus may result in there being little or no demand for our shares of common stock at or above the initial public offering price following this offering. Therefore, the price of our shares of common stock could decline following this offering, and investors should not expect to be able to sell their shares for a profit shortly after trading begins. You should consider whether to modify or withdraw your bid as a result of developments during the auction process, including changes in the price range or number of shares offered.

Reconfirmations of Bids

We will require that bidders reconfirm the bids that they have submitted in the offering if either of the following events shall occur:

•	More than 15 business days have elapsed since the bidder submitted his bid in the offering.
•	There is a material change in the prospectus that requires recirculation of the prospectus by us and the underwriters.

If a reconfirmation of bids is required, we will send an electronic notice to everyone who received a bidder ID notifying them that they must reconfirm their bids by contacting the underwriters with which they have their brokerage accounts. If bidders do not reconfirm their bids when requested, we and the underwriters will disregard their bids in the auction, and they will be deemed to have been withdrawn.

Changes in the Price Range Prior to Effectiveness of the Registration Statement

If, prior to the date on which the SEC declares our registration statement effective, there is a change in the price range or the number of shares to be sold in our offering, in each case in a manner that is not otherwise material to our offering, we and the underwriters will:

•	Provide notice on our offering web site of the revised price range or number of shares to be sold in our offering, as the case may be.
•	Issue a press release announcing the revised price range or number of shares to be sold in our offering, as the case may be.
•	Send an electronic notice to everyone who received a bidder ID notifying them of the revised price range or number of shares to be sold in our offering, as the case may be.

In these situations, the underwriters could accept your bid after the SEC declares the registration statement effective without requiring you to reconfirm. However, the underwriters may decide at any time to require you to reconfirm your bid, and if you fail to do so, your bid will be invalid.

The Auction Closing Process

We can close the auction at any time. You will have the ability to modify any bid until the auction is closed. You will have the ability to withdraw your bid until your bid is accepted. This will occur when and if you are sent a notice of acceptance. If you are requested to reconfirm a bid and fail to do so, your bid will be rejected.

When we submit our request that the SEC declare the registration statement effective, we and the underwriters will also send an electronic notice to everyone who received a bidder ID informing them of our request. Once the registration statement is effective, you will be sent an electronic notice informing you that the registration statement is effective. Bidders may still withdraw their bids after the underwriters send this notice of effectiveness. You should be aware that Maxim Group LLC may require that you deposit funds or securities in your brokerage account with value sufficient to cover the aggregate dollar amount of your bid.

In the event these underwriters require you to make deposits, you will need to do so within 24 hours after the registration statement is declared effective. However, if the registration statement is declared effective on Friday, such funds will be due 72 hours after the registration statement is declared effective. If you submit a bid after effectiveness, you will be required to fund your account by the later of the deadline described above or the time you submit a bid.

If you do not provide the required funds or securities in your account within the required time, these underwriters may cancel your bid. However, we and our underwriters may decide to accept successful bids in as little as one hour after the SEC declares the registration statement effective regardless of whether bidders have deposited funds or securities in their brokerage accounts. In this case, as well as all other cases in which notices of acceptance have been sent, successful bidders would be obligated to purchase the shares allocated to them in the allocation process. For the remaining underwriters not listed above, you will be required to deposit funds in your brokerage account prior to settlement, which we expect to occur three or four business days after the underwriters send the notices of acceptance to successful bidders.

The Pricing Process

We expect that the bidding process will reveal a clearing price for the shares of common stock offered in our auction. The clearing price is the highest price at which all of the shares offered (including shares subject to the underwriters’ over-allotment option) may be sold to potential investors, based on bids in the master order book that have not been withdrawn or rejected at the time we and our underwriters close the auction.

The initial public offering price will be determined by us and our underwriters after the auction closes. We intend to use the auction clearing price to determine the initial public offering price and, therefore, to set an initial public offering price that is equal to the clearing price. However, we and our underwriters have discretion to set the initial public offering price below the auction clearing price. We may do this in an effort to achieve a broader distribution of our common stock or to potentially reduce the downward price volatility in the trading price of our shares in the period shortly following our offering relative to what would be experienced if the initial public offering price were set at the auction clearing price. We cannot assure you that setting the initial public offering price below the auction clearing price would achieve this result. In addition, although setting the initial public offering price below the clearing price may achieve a broader distribution of our shares, it may not result in allocations of shares in our offering to specific types of investors, such as professional investors. Even if the initial public offering price is set below the auction clearing price, the trading price of our common stock could still drop significantly after the offering.

We caution you that our initial public offering price may have little or no relationship to the price that would be established using traditional indicators of value, such as:

•	Our future prospects and those of our industry in general.
•	Our sales, earnings and other financial and operating information.
•	Multiples of our earnings, cash flows and other operating metrics.
•	Market prices of securities and other financial and operating information of companies engaged in activities similar to ours.
•	Research analyst views.

You should understand that the trading price of our common stock could vary significantly from the initial public offering price. Therefore, we caution you not to submit a bid in the auction process for our offering unless you are willing to take the risk that our stock price could decline significantly.

The pricing of our initial public offering will occur after we have closed the auction and after the registration statement has been declared effective. We will issue a press release to announce the initial public offering price. The price will also be included in the notice of acceptance and the final prospectus will be sent to the purchasers of common stock in our offering.

Acceptance of Bids

If the initial public offering price is at or above the bottom of the price range on the cover of the prospectus and no more than % above the top of the range, the underwriters can accept all bids at or above the initial public offering price by sending electronic notices of acceptance to successful bidders. As a result of the varying delivery times involved in sending emails over the Internet, some bidders may receive these notices of acceptance before others. In this case, the underwriters can accept your bid without reconfirmation.

If the initial public offering price is less than the bottom of the price range on the cover of the prospectus or more than % above the top of the range, we and the underwriters will:

•	Provide notice on our offering web site of the final offering price.
•	Issue a press release announcing the final offering price.
•	Send an electronic notice to everyone who received a bidder ID notifying them of the final offering price.

Under these circumstances, the underwriters would recirculate the prospectus and require the bidders to reconfirm their bids.

If reconfirmation is not required, the underwriters may accept successful bids by sending an electronic notice of acceptance in as little as one hour after we and the underwriters send the electronic notice of the final offering price and you will have the ability to withdraw your bid until it is accepted. You should be aware that the underwriters will accept successful bids by sending an electronic notice of acceptance, and bidders who submitted successful bids will be obligated to purchase the shares allocated to them regardless of (1) whether such bidders are aware that the registration statement has been declared effective or (2) whether they are aware that the electronic notice of acceptance of that bid has been sent. Once the underwriters have accepted a bid by sending out an electronic notice of acceptance, they will not cancel or reject this bid.

The Allocation Process

Once the initial public offering price has been determined, we and our underwriters will begin the allocation process. All investors who submitted successful bids will receive an allocation of shares in our offering. All shares will be sold at the initial public offering price. The allocation process will not give any preference to successful bids based on bid price.

If the initial public offering price is equal to the auction clearing price, all successful bidders will be offered share allocations that are equal or nearly equal to the number of shares represented by their successful bids. Therefore, we caution you against submitting a bid that does not accurately represent the number of shares of our common stock that you are willing and prepared to purchase. If we, in consultation with our underwriters, believe in our sole discretion that your bid does not reflect the number of shares you actually intend to purchase, we may determine that your bid is manipulative or disruptive. If any of your bids are deemed manipulative or disruptive, all of the bids that you have submitted will be rejected, in which case you will not receive an allocation of shares in our initial public offering. Furthermore, neither we nor our underwriters will inform you that we have rejected your bids.

In the event that the number of shares represented by successful bids exceeds the number of shares we are offering, the offered shares will need to be allocated across the successful bidder group. We, in consultation with our underwriters, expect to use one of two methods to do so — pro rata allocation or maximum share allocation. With either method, our objective is to set an initial public offering price where successful bidders receive at least 80% of the shares they successfully bid for in the auction. We do not intend to publicly disclose the allocation method that we ultimately employ. Once we choose an allocation method, we will not change it.

Pro Rata Allocation.  With pro rata allocation, successful bidders will receive share allocations on a pro rata basis based on the following rules:

•	The pro rata allocation percentage will be determined by dividing the number of shares we are offering (including shares subject to the underwriters’ over-allotment option) by the number of shares represented by successful bids.
•	Each bidder who has a successful bid will be allocated a number of shares equal to the pro rata allocation percentage multiplied by the number of shares represented by the successful bid, rounded to the nearest whole number of shares.

The following simplified, hypothetical example illustrates how pro rata allocation might work in practice:

Assumptions
Shares Offered	20,000
Total Shares Subject to Successful Bids	21,200
Pro Rata Allocation percentage	94.34%

Successful Bidder	Shares Represented by Successful Bid	Pro Rata Allocation
A	100	94
B	2,100	1,981
C	4,000	3,774
D	4,500	4,245
E	5,000	4,717
F	5,500	5,189
Totals	21,200	20,000

Maximum Share Allocation.  With maximum share allocation, successful bidders will receive share allocations based on an algorithm. Under this method, successful bidders with smaller bid sizes would receive share allocations for their entire bid amounts, while successful bidders with larger bid sizes would receive no more than a maximum share allocation to be determined using the following algorithm:

•	The total of all share allocations must equal the total number of shares we are offering (including any shares subject to the over-allotment option).
•	Each successful bidder will receive a share allocation equal to the lesser of the number of shares represented by their successful bid and the maximum share allocation.
•	The maximum share allocation would be a number of shares that results in the full allocation of shares being offered.

The following simplified, hypothetical example illustrates how maximum share allocation might work in practice:

Assumptions
Shares Offered	20,000
Total Shares Subject to Successful Bids	21,200
Maximum Share Allocation	4,650

Successful Bidder	Shares Represented by Successful Bid	Pro Rata Allocation
A	100	100
B	2,100	2,100
C	4,000	4,000
D	4,500	4,500
E	5,000	4,650
F	5,500	4,650
Totals	21,200	20,000

We may designate “tiers” of bidders for purposes of allocation. Although we will not be able to determine whether or how we would implement a tiered allocation structure until the closing of the auction, the tiers would not be a factor in establishing the initial public offering price or in determining the size of the offering. If we were to implement a tiered allocation structure, we would divide the successful bidders into segments, or “tiers,” and assign bidders to tiers based on the size of their bids. This would require us to determine how many shares to allocate to each tier. The portion of the total shares offered in our initial public offering that are allocated to a tier may be different from the portion of the total shares successfully bid for in our auction that were bid for by bidders in that tier. Following the assignment of shares to each tier, we would apply either the maximum share or pro rata allocation within each tier. Our objective is that, regardless of any tiering allocations that we may implement, no successful bidder will be allocated less than 80% of the shares he or she successfully bid for in the auction.

Following the allocation process, our underwriters will provide successful bidders with a final prospectus and confirmations that detail their purchases of shares of our common stock and the purchase price. The final prospectus will be delivered electronically and confirmation will be delivered by regular mail, facsimile or email. Successful bidders can expect to receive their allocated shares in their brokerage accounts three or four business days after the final offering price is established by us and the underwriters.

HOW TO PARTICIPATE IN THE AUCTION FOR OUR IPO

If you want to participate in the auction for our IPO, you will need to do the following:

(1)	Have or open a brokerage account at a brokerage firm affiliated with .
(2)	Understand that you should carefully review our entire prospectus.
(3)	Obtain a bidder ID. You will need to go to and follow the directions for registering for a bidder ID. To obtain a bidder ID, you will have to:

•	Provide personal information, including your tax identification number (usually your social security number) and a valid email address. If the email address you provide differs from the one you have on file with your brokerage firm, we suggest that you provide your brokerage firm with the email address you will use for this offering.
•	Acknowledge that you have received an electronic copy of the preliminary prospectus.
•	Consent to electronic delivery of communications related to the offering, including amendments to the prospectus.
•	Accept the Privacy Policy and Terms of Use that are described on the web site.
•	Receive a confirmation email from website address and click on the link in the email to receive your bidder ID. You are not registered until you click on this link and obtain your bidder ID.

You will not be able to receive a bidder ID once the auction begins.

(4)	Contact your brokerage firm to find out when the auction will open and to place a bid.

Because each of the brokerage firms makes its own suitability determinations, we encourage you to discuss with your brokerage firm any questions that you have regarding their requirements because this could impact your ability to submit a bid. For example, while one of our underwriters may view a bid for 100 shares at $  per share as suitable for an investor, another of our underwriters could determine that such a bid is unsuitable for that same investor and, therefore, not submit the bid in the auction.

If you choose to submit a bid, contact your brokerage firm while the auction is open.

•	You may bid within, above or below the price range found on the cover of our preliminary prospectus.
•	Each bid must contain both the price per share you are willing to pay and the number of shares for which you are bidding.
•	The minimum size of any bid is generally 100 shares.
•	If you bid, only submit a bid for the number of shares you intend to purchase and the price per share you are willing to pay. If we, in consultation with our underwriters, determine that your bid is manipulative or disruptive, all of the bids that you have submitted will be rejected. You will not be informed if your bids are rejected.
•	Most of our underwriters will permit you to submit an unlimited number of bids.
•	You should understand that, if you submit more than one bid, all of your bids could be accepted. This means that you may be allocated shares for any or all of your bids that you have not withdrawn prior to their acceptance by the underwriters. You will be financially obligated for the total value of the shares allocated to you.

Do not submit bids that add up to more than the amount of money you want to invest in the IPO.

(5)	Keep in contact with your brokerage firm, frequently monitor your email account and check website address for notifications related to the offering, including:
•	Notice of Recirculation/Request for Reconfirmation. Notification that we have made material changes to the prospectus for this offering that require you to reconfirm your bid by contacting your brokerage firm.
•	Notice of Change in Price Range or Number of Shares Offered. Notification that we have changed the price range or size of the offering.
•	Notice of Intent to go Effective. Notification that we have asked the SEC to declare our registration statement effective.
•	Notice of Effectiveness. Notification that the SEC has declared our registration statement effective.
•	Notice of Auction Closing. Notification that the auction has closed.

•	Notice of Final Price. Notification of the initial public offering price, if the offering price is less than the bottom of the price range on the cover of the prospectus or more than % above the top of the range.
•	Notice of Acceptance. Notification as to whether any of your bids are successful and have been accepted by the underwriters. This notification will include the initial public offering price.

Please be careful only to trust emails relating to the auction that come from your brokerage firm or from . Emails from us will not ask for any personal information (such as social security number or credit card numbers). If you are not sure whether to trust an email, please contact your brokerage firm directly.

(6)	You may submit, change or withdraw a bid at any time before the auction is closed. You may also withdraw a bid at any time (even after the auction is closed) until a notice of acceptance of that bid is sent to your email account. In all cases, contact your brokerage firm to change or withdraw a bid.
(7)	Once our registration statement is effective, your brokerage firm may require that, within 24 hours following the effectiveness of the registration statement, you deposit funds or securities in your brokerage account with value sufficient to cover the aggregate dollar amount of your bid. If you do not provide the required funds or securities in your account within the required time, your bid may be rejected. However, we and our underwriters may determine to accept successful bids in as little as one hour after the SEC declares the registration statement effective regardless of whether bidders have deposited funds or securities in their brokerage accounts. In this case, as well as all other cases in which notices of acceptance have been sent, successful bidders would be obligated to purchase the shares allocated to them in the allocation process.
(8)	In certain circumstances, you may be required to reconfirm your bid. If this occurs, you should contact your brokerage firm. If you fail to reconfirm your bid when requested, your bid will no longer be valid.
(9)	If your bids have been accepted by the underwriters, you are bound to purchase all of the shares for which you have bid at or above the initial public offering price. Your brokerage firm will contact you with respect to your exact allocation.

For more information on the auction process, see “Auction Process” beginning on page 24 of this prospectus.

USE OF PROCEEDS

We estimate that our proceeds from this offering, net of underwriting discounts and commissions and the estimated offering expenses payable by us and assuming no exercise of the over-allotment option, will be approximately $  million, based on an initial offering price of $  per share, which represents the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.

Our current estimate of the use of proceeds from this offering is as follows:

	Approximate Allocation of Net Proceeds	Approximate Percentage of Net Proceeds
Research and development
Business expansion
General corporate purposes, including working capital
Total

Research and development expenditures include expenses expected to be incurred in connection with development of new search applications.

Business expansion expenditures include establishing lead generation bidding systems in additional verticals, expanding geographic coverage in the United States and Europe, enhancing lead management and bidding tools, and developing additional services to enhance the customer and advertiser experience. This is intended through organic and non-organic growth. Additionally, we intend to enhance the features and scalability of the technology infrastructure for e-commerce, improve management information systems, increase spending on search engine marketing and organic search ranking, and integrate certain search features into the e-commerce platform. In China, our plan is to create a destination for businesses to trade and transact with one another, and to develop services that cater to businesses in the Chinese market.

We expect that general corporate and working capital expenditures will include, among other potential uses: (i) non-sales, non-marketing and non-R&D related personnel costs, including the costs of additional employees we expect to add to our administrative staff following the closing of this offering; (ii) the additional costs of being a public company, including audit fees, legal fees and compliance with the Sarbanes-Oxley Act of 2002; (iii) the repayment of any outstanding indebtedness, if any, at closing under our credit facility with Kempshott PTE Limited (as of July 15, 2007, no such amounts were outstanding); and (iv) the remainder, if any, for general working capital.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures and the establishment of the cutting edge search technology and expansion of our lead generation bidding system.

Investors are cautioned, however, that expenditures may vary substantially from these estimates. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our research and development efforts, the timing of regulatory submissions, the amount of cash generated by our operations, and the amount of competition we face. We may find it necessary and advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds include:

•	The existence of other opportunities or the need to take advantage of changes in timing of our existing activities;
•	The need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or
•	The appearance of strategic opportunities of which we are not currently aware, including acquisitions, joint ventures, licensing and other similar transaction).

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds to support our operations and to finance the growth and development of our business. We are not subject to any contractual restrictions on paying dividends. Our board of directors has complete discretion as to whether we will pay dividends in the future. Any future dividend declaration will be subject to various factors, including:

•	the level of our cash and retained earnings;
•	our expected financial performance;
•	our projected levels of capital expenditure and other investment plans;
•	the adequacy of our working capital; and
•	the dividend yield of similarly listed companies with similar growth prospects.

CAPITALIZATION

The following table sets forth our cash position as well as our capitalization as of March 31, 2007, on:

•	an actual basis; and
•	an as adjusted basis (1) to give effect to the conversion of our Class B and Class C common stock and (2) to reflect our sale of shares of common stock in this offering at the assumed initial public offering price of $ per share and the application of net proceeds therefrom.

You should read this table in conjunction with our financial statements and related notes included in this prospectus, and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2007
	Actual (unaudited)	As Adjusted
Short-term debt:	0	0
Long-term debt:	0	0
Total indebtedness	0
Common stock	20,125
Additional paid in capital	161,726,535
Accumulated deficit	(83,563,178)
Accumulated other comprehensive income	2,578
Total stockholders’ equity	78,186,060
Total capitalization	78,186,060

Unless otherwise indicated, the table above (i) excludes 27,440,856 shares of our common stock issuable upon exercise of stock options as of July 15, 2007 at a weighted average exercise price of $2.53 per share.

DILUTION

Our net tangible book value as of March 31, 2007 was approximately $, or approximately $ per share. “Net tangible book value per share” represents the amount of our total tangible assets less the amount of our total liabilities, divided by the number of shares of common stock outstanding. Our pro forma net tangible book value is our net tangible book value adjusted for the offering hereunder of   shares of our common stock at a purchase price of $  per share. Our pro forma net tangible book value as of March 31, 2007 was approximately $  million, or approximately $  per share.

Dilution in pro forma as adjusted net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma as adjusted net tangible book value per share immediately after completion of this offering. Our pro forma as adjusted net tangible book value as of March 31, 2007 is approximately $  million, or approximately $  per share, after giving effect to the sale of the   shares of common stock being offered at a purchase price of $ per share and deducting underwriting discounts and commissions and the estimated offering expenses.

This represents an immediate increase in pro forma as adjusted net tangible book value of $  per share to existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $  per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$
Pro forma net tangible book value per share as of March 31, 2007	$
Increase in net tangible book value per share attributable to price paid by new investors	$
Net tangible book value per share after this offering	$
Dilution in net tangible book value per share to new investors in this offering	$

This information is based on 202,516,572 shares outstanding as of July 15, 2007. It assumes conversion of all of the outstanding shares of Class B and Class C common stock into an aggregate of 10,207,139 shares of our common stock.

The following table sets forth, as of July 15, 2007, on a pro forma basis to give effect to the conversion of our Class B and Class C common stock, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and to be paid by new investors purchasing shares of common stock in this offering before deducting the underwriting discount and our expenses:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing Stockholders	202,516,572		$151,891,467		$0.75
New Investors
Total		100%		100%

OUR SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial information in conjunction with our unaudited condensed consolidated financial statements and related notes beginning on page F-2, our audited consolidated financial statements and related notes beginning on page F-19 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 38 in this prospectus.

The following selected consolidated statements of operations data for the years ended December 31, 2006, and 2005 and from February 24, 2004 (date of inception) to December 31, 2004 and the consolidated balance sheets at December 31, 2006, 2005 and 2004 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary statement of operations data for the three months ended March 31, 2007 and 2006 and consolidated balance sheets at March 31, 2007 and 2006 is derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such information. Interim results are not necessarily indicative of results to be expected for a full year. We have prepared our unaudited interim condensed consolidated financial statements in accordance with U.S. GAAP. Our historical results for any period are not necessarily indicative of results to be expected in any future period.

	Period From February 24, 2004 (Inception) to December 31, 2004	Year Ended December 31,		Three Months Ended March 31, (unaudited)
(In Thousands, Except Shares)		2005	2006	2006	2007
Consolidated Statements of Operations Data:
Revenues	$23	$78,250	$149,212	$22,962	$37,531
Costs and expenses:
Cost of revenues		74,821	141,339	21,413	35,763
Research and development	1,002	1,932	7,635	1,396	810
Selling, general and administrative	3,938	16,280	52,594	6,242	15,906
Total costs and expenses	4,940	93,033	201,568	29,051	52,479
Operating loss	(4,917)	(14,783)	(52,356)	(6,089)	(14,948)
Interest Income	83	1,370	1,819	591	168
Net Loss	(4,834)	(13,413)	(50,537)	(5,498)	(14,780)
Net Loss per share:
Basic and diluted	$(0.04)	$(0.08)	$(0.27)	$(0.03)	$(0.08)
Weighted-average shares outstanding
Basic and diluted	113,382,325	170,939,275	186,144,584	186,518,026	190,318,329
Consolidated Cash Flows Data:
Cash used in operating activities	(3,668)	(8,718)	(33,223)	(4,998)	(13,109)
Cash used in investing activities	(1,840)	(19,499)	(16,330)	(30,738)	(107)
Cash provided by financing activities	33,936	65,977	874	20	15,318

	December 31,			March 31,
	2004	2005	2006	2006	2007
Consolidated Balance Sheet:
Cash and cash equivalents	$28,429	$29,653	$17,510	$30,472	$19,611
Short-term investments	0	36,536	0	20,843	0
Property and equipment, net	678	3,515	7,176	4,079	7,293
Total assets	32,387	115,261	91,271	113,549	88,753
Total debt and capital lease obligations	0	2,500	0	0	0
Total stockholders' equity	31,854	104,783	72,133	104,679	78,186

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included in this prospectus beginning on page F-1. The audited consolidated financial statements have been prepared in accordance with U.S. GAAP. The following discussion and analysis contain forward-looking statements that involve risks and uncertainties.

Overview

We are an Internet company engaged in three primary business lines — online-based lead generation, online search in the United States, Europe and China, and e-commerce consumer electronics retailing. Our services assist our users in finding the products, services and information they want, obtaining competitive pricing and making informed buying decisions. We use our expertise in technology, marketing and management to support our business lines and to create synergies and efficiencies across business lines.

We are organized primarily into the following sectors:

•	Lead generation, our online-based ExchangePlace business;
•	Search, which includes our web, news and business information search engine, as well as our shopping comparison search engine, BuyersEdge; and
•	E-commerce.

All references to “Accoona,” the “Company” “we,” “our” or “us” in this prospectus are to Accoona Corp. and our consolidated subsidiaries.

Operating History and Corporate Structure

Our business has experienced rapid and substantial growth in the last three years. We were incorporated in the State of Delaware in February 2004 to develop a search engine for use in navigating the Internet. In May 2005, we made our initial e-commerce acquisitions, DOD Marketing, Inc., Digitaletailer, Inc. and BDD Solutions, Inc., the (“DOD Entities”), three commonly-owned companies in the business of selling consumer electronics over the Internet. In April 2006, we acquired Skynet Communications Corp. and Zylonet Systems, Inc. (the “Skynet Entities”). The Skynet Entities were two commonly-owned companies in the business of selling primarily consumer electronics and, to a lesser extent, household appliances over the Internet. At the same time, we acquired the assets and assumed certain liabilities of Internet Media Group, LLC (d/b/a Buyer’sEdge) (“BuyersEdge”) to establish our presence in the business of comparison shopping over the Internet.

Our wholly-owned subsidiary POAP Corp. was formed in April 2006 to pursue the sale of business leads accumulated via internal marketing efforts or acquired from third parties under the brand name “ExchangePlace”. ExchangePlace began doing business in June 2006.

In July 2006, we formed Accoona Online Technology Network (Shanghai) Company Limited, as a wholly-owned subsidiary, in order to execute our business plan in China.

As a result of the foregoing acquisitions and internally generated growth, our consolidated financial statements for any one period may not be comparable with those for any other period. In order to analyze our performance in two otherwise comparable periods, it is necessary to identify those portions of any particular period for which an acquisition was effective. Also, our e-commerce business is highly seasonal, with much of the revenue generated during the year-end holiday season. Due to these factors, our operating performance will vary significantly from quarter to quarter.

Financial Overview

We have incurred substantial losses since inception, including net losses of $4.8 million in 2004, $13.4 million in 2005, $50.5 million in 2006 and $14.8 million for the three months ended March 31, 2007. We had an accumulated deficit of $83.5 million and stockholders’ equity of $78.2 million at March 31, 2007.

The following are key factors that affect our consolidated financial condition and results of operations. They are important to the understanding of our business:

•	Our e-commerce business is driven by rapidly changing consumer preferences in consumer electronics and our ability to predict the introduction of new products and applications and obtain those products from manufacturers is therefore, integral to our success.
•	Expenses associated with our e-commerce business are dependent almost entirely on prices established by our suppliers, the manufacturers of the products we sell, shipping providers we use and traffic acquisition through search and shopping comparison engines.
•	Our online-based lead generation business, ExchangePlace, employs a relatively new business model in a rapidly expanding market and we are still in the process of determining the most effective means of providing and pricing our services.
•	Revenues from our search business are derived from pay-per-click ads, sometimes called “sponsored results”, which enable advertisers to display text-based links to their websites on results pages of our search site. Consumer acceptance of our search applications will directly affect our revenues from search because pay-per-click revenues will vary based on the number or searches conducted on our websites and the value of those searches to advertisers.

We derive our revenues principally from the sale of products by our e-commerce business and, to a lesser extent, from pay-per-click searches based on agreements we have with other Internet search companies, whereby we receive a percentage of the revenue generated. For shopping comparison, we derive our revenues principally from pay-per-click and enhanced placement charges to e-commerce companies (including our own) to list their consumer products on our BuyersEdge shopping comparison site. In our ExchangePlace business, revenues are generated from marketing leads to third party advertisers on a “per lead” basis.

Revenues — E-commerce

Summary E-commerce Revenue

	Quarter Ended March 31, 2007 (unaudited)	Year Ended December 31,
		2006	2005
Product Sales (net of returns, and including shipping)	$36,644,675	$147,361,308	$77,950,202
Percentage of Total Revenue	97.6%	98.7%	99.6%

We believe that the principal factors affecting our e-commerce revenues are:

•	the average order size placed by our customers;
•	the number of orders placed by both existing and new customers, and special offers we make available to our customers that result in incremental orders; and
•	our ability to “up-sell” our customers and our ability to attract customers to our website. E-commerce revenues consist of revenues derived from the DOD Entities from May 2005 and the SkyNet Entities from April 2006.

Revenues — Advertising

We also generate advertising revenues from users clicking on search-sponsored results and other ads — so-called pay-per-click revenues — from our shopping comparison engine. Pay-per-click revenues are generally derived from contracts with other Internet companies, which provide the ads and from which we earn revenues based upon the number of click-throughs. Our marketing effort is one factor that affects our pay-per-click revenues by driving users to our search engine, resulting in an increased number of “clicks” on advertisements.

Revenues — Search

Our search business currently derives revenues solely through the advertising model described above.

Cost of Revenues

Cost of revenues for e-commerce consists primarily of the cost of products sold, which includes the related distribution and fulfillment costs charged by distributors as well as credits for purchase rebates, including costs of shipping and credit card fees. Costs for lead generation primarily include lead acquisition costs, verification process costs, credit card fees and hosting fees. Costs associated with our search product primarily include hosting fees and traffic acquisition costs.

Advertising and Marketing Expenses

Marketing and advertising expenses consist of web advertising, costs associated with trade shows, corporate events, and sales commissions. We also incur expenses associated with marketing materials such as stock photos, print collateral and video production.

Research and Development Expenses

Research and development expenses consist primarily of consulting and other expenses in the development of our lead generation bidding system and our search engine, as well as costs associated with development of hosting fees, database license expenses, web design maintenance and software development expenses.

General and Administrative Expenses

General and administrative expenses consist primarily of payroll and related expenses for executive, administrative, and sales personnel, facilities expenses, professional fees, stock compensation expenses and other general corporate expenses. Following this offering, we will incur additional general and administrative expenses related to operating as a public company, such as increased legal and accounting expenses, increased executive compensation, personnel and employee benefit costs, investor relations costs, non-employee director costs and higher insurance premiums. We expect that the costs of meeting compliance requirements associated with the transition to, and operating as, a public company, including requirements relating to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and requirements to changes in corporate governance practices, will be significant.

Critical Accounting Policies

Accounting Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities, to disclose contingent assets and liabilities on the date of the consolidated financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting period. We continue to evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Critical estimates include the valuation of our accrued expenses, deferred taxes, software development costs, goodwill and intangible assets, and equity based transactions. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Revenue Recognition

•	E-commerce Revenue

Our e-commerce business recognizes revenue from its sale of goods as products are shipped.

•	Pay-Per-Click Revenue

Our policy is to recognize revenue from pay-per-click searches in the period clicks are made.

•	Shopping Comparison Revenue

Our policy is to recognize revenue from our shopping comparison engine in the period services are rendered.

•	Lead Generation Revenue

Our policy is to recognize revenue from our lead generation system at the time the lead is delivered.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are customers’ obligations due under normal trade terms. We review accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. We include any accounts receivable balances that are determined to be uncollectible, along with an estimate of other credit losses, in our overall allowance for doubtful accounts. After all appropriate attempts to collect a receivable have failed, the receivable is written off against the allowance.

Stock-Based Compensation

Through December 31, 2005, we accounted for employee stock-based compensation awards based on their intrinsic value in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Under the intrinsic value method, no compensation expense was recognized for employee stock-based compensation awards for which the exercise price and number of shares are known at the grant date, the exercise price was at least equal to the fair market value at the grant date, and vesting occurred solely based on the passage of time. We accounted for non-employee stock-based compensation awards based on their fair value in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting For Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure — an Amendment to SFAS No. 123”.

Effective January 1, 2006, we adopted SFAS No. 123R. This statement replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123R requires that all stock-based compensation be measured at the fair value of the award and be recognized as an expense in the financial statements. We adopted this statement using the modified prospective method, which requires us to recognize compensation expense on a prospective basis; accordingly, prior years’ financial statements have not been restated. Under this method, in addition to reflecting compensation expense for new share-based awards, an expense is also recognized to reflect the remaining service period of awards (unvested portion) that have been included in pro-forma disclosures in prior years. Pursuant to SFAS 123R, since we are deemed to be a non-public entity and we used the minimum value method of measuring equity share options and similar instruments for either recognition or for pro forma disclosure purposes under SFAS 123, we are required to apply SFAS 123R prospectively to new awards and to awards modified, repurchased, or cancelled after December 31, 2005. Additionally, going forward, we shall continue to account for any portion of unvested options outstanding at December 31, 2005 using the accounting principles originally applied to those awards (either the minimum value method under SFAS 123 or the provisions of Opinion No. 25 and its related interpretive guidance).

The fair value of the stock options granted during the applicable periods below are estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used:

	Three Months Ended March 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Approximate risk free rate	4.65%	4.70%	3.15%
Average expected life	4 to 5 years	2 to 3 years	5.0 years
Dividend yield	—%	—%	—%
Volatility	29%	29%	29%

The Black-Scholes option valuation model was not developed for use in valuing employee stock options. Instead, this model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable, which differs significantly from our stock option awards. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

Goodwill and Intangible Assets

Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination. Under Financial Accounting Standards Board’s (“FASB”) Statement of Financial

Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill and other intangible assets with indefinite useful lives are not amortized but are tested for impairment annually or whenever events or circumstances occur indicating that these intangibles may be impaired. The Company’s goodwill resulted from the acquisition of the DOD Acquired Entities, Skynet Acquired Entities and BuyersEdge. The provisions of SFAS No. 142 require that a two-step impairment test be performed annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The first step of the test for impairment compares that book value of the Company’s reporting unit to its estimated fair value. The second step of the goodwill impairment test, which is only required when the net book value of the reporting unit exceeds the fair value, compares the implied fair value of goodwill to its book value of the reporting unit. The Company performed step one of its annual goodwill impairment test at December 31, 2006 and 2005 and determined that the fair value of its reporting units exceeded its book value. As a result, step two was not required. Accordingly, no impairment charge for goodwill or other intangible assets was deemed necessary as of December 31, 2006 and 2005. Intangible assets with finite lives include domain names, non-compete covenants and customer database.

Concentration of Credit Risk

SFAS No. 105, “Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk,” requires disclosure of significant concentrations of credit risk regardless of the degree of risk. At December 31, 2006, 2005, and 2004, financial instruments that potentially expose the Company to credit risk consist of cash. The Company maintains its cash balances in various financial institutions. The Federal Deposit Insurance Corporation insures balances up to $100,000. At December 31, 2006, 2005, and 2004, the uninsured balances amounted to approximately $18,026,000, $65,476,000 and $28,104,000, respectively. Management believes the risk of loss to be minimal.

Results of Operations

The following table sets forth selected data from our consolidated statements of operations for the periods indicated, expressed as a percentage of revenues:

	From February 24, 2004 (Date of Inception) to December 31, 2004	Year Ended December 31,		Three Months Ended March 31, (unaudited)
		2005	2006	2006	2007
Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues – other	0	4.7	3.6	2.0	4.0
Cost of revenue – e-commerce	0	90.9	91.0	91.2	91.3
Costs and expenses
Advertising and marketing	5,631.9	1.5	5.9	4.3	4.8
Research and development	4,307.4	2.5	5.1	6.1	2.2
General and administrative	8,014.6	14.2	18.6	17.0	19.3
Stock based compensation	0	1.6	3.9	1.0	14.7
Consulting expenses – related party	2,585.7	1.3	1.0	1.7	*
Placement charges and related expenses	0	0	3.0	0	0
Depreciation and amortization	697.8	2.2	2.8	3.2	3.4
Total Costs and Expenses	21,237.4	118.9	134.9	126.5	139.7
Loss from operations	(21,137.4)	(18.9)	(34.9)	(26.5)	(39.7)
Other income
Interest income	358.7	1.7	1.2	2.6	*
Total Other Income	358.7	1.7	1.2	2.6	*
Net Loss	(20,778.8)	(17.2)	(33.7)	(23.9)	(39.7)

*	less than 1%

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Revenues

Our revenues were $37.5 million for the three months ended March 31, 2007, compared to $23.0 million for the three months ended March 31, 2006, representing an increase of 63.4%. The increase was due primarily to the acquisition of the Skynet Entities and BuyersEdge in April 2006, as revenues for the three months ended March 31, 2006 were derived primarily from the DOD Entities. The combined revenue for the Skynet Entities and BuyersEdge for the three months ended March 31, 2007 amounted to $12.7 million, representing approximately 88% of the increase in revenues over the comparable period in 2006. Advertising revenues increased to $0.87 million for the three months ended March 31, 2007 from $0.04 million for the three months ended March 31, 2006 as a result of the launching of ExchangePlace in June 2006 and the acquisition of BuyersEdge in April 2006, offset by a decline in advertising revenues from our search business. Revenue for the three months ended March 31, 2007 for ExchangePlace and BuyersEdge were $0.6 million and $0.2 million, respectively.

Cost of Revenues

Our cost of revenues, increased to $35.8 million for the three months ended March 31, 2007 from $21.4 million for the three months ended March 31, 2006, representing an increase of 67.0%. The increase was due primarily to the acquisition of the Skynet Entities and BuyersEdge, as cost of revenues in the three months ended March 31, 2006 were related primarily to the DOD Entities. The combined cost of revenue of the Skynet Entities and BuyersEdge for the three months ended March 31, 2007 was $12.2 million, representing approximately 85% of the increase in costs of revenues over the comparable period in 2006.

Advertising and Marketing Expenses

Our advertising and marketing expenses increased to $1.8 million for the three months ended March 31, 2007 from $0.97 million for the three months ended March 31, 2006, representing an increase of 85%. The increase was primarily due to the acquisition of the Skynet Entities as well as the launching of ExchangePlace. The increase was offset, in part by a $58,000 reduction in advertising and marketing expenses for the search business. Advertising expense for the Skynet Entities and ExchangePlace for the three months ending March 31, 2007 amounted to $0.66 million and $0.22 million, respectively.

Research and Development Expenses

Our research and development expenses were $0.8 million for the three months ended March 31, 2007, compared to $1.4 million for the three months ended March 31, 2006, representing a decrease of 43.0%. The decrease was due to completion of a significant portion of the research and development of ExchangePlace prior to the first quarter of 2007.

General and Administrative Expenses

Our general and administrative expenses were $14.1 million for the three months ended March 31, 2007, compared to $4.9 million for the three months ended March 31, 2006, representing an increase of 187.8%. The increase was primarily a result of the acquisition of the Skynet Entities and BuyersEdge, as well as the launching of ExchangePlace. General and administrative expenses for the Skynet Entities, BuyersEdge and ExchangePlace for the three months ended March 31, 2007 amounted to $0.8 million, $0.29 million and $1.1 million respectively. The additional increase of $0.91 million was a result of additional personnel, office space and administrative costs to support our growth.

Consulting Expenses — Related Party

Our consulting expenses to a related party, S.P.B.D. Consulting Corp., or SPBD, were $45,000 for the three months ended March 31, 2007, compared to $390,000 for the three months ended March 31, 2006, representing a decrease of 88.5%. This decrease was a result of a revised agreement with SPBD reducing its fees.

Depreciation and Amortization

Depreciation and amortization increased to $1.3 million for the three months ended March 31, 2007, compared to $0.75 million for the three months ended March 31, 2006. This increase was primarily the result of acquired assets and the amortization of the acquired amortizable intangible assets.

Other Income

Total other income was $0.2 million for the quarter ended March 31, 2007, compared to $0.6 million for the quarter ended March 31, 2006, representing a decrease of 66.7%. This decrease was due to less interest income as a result of a reduction in our cash balances.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues

Our revenues were $149.2 million for the year ended December 31, 2006, compared to revenues of $78.2 million for the year ended December 31, 2005, representing an increase of 90.7%. This increase was primarily the result of nine months of revenues from the Skynet Entities, which were acquired in April 2006 and 12 months of revenues from the DOD Entities, as compared to only eight months of revenues from the DOD Entities in 2006. The DOD Entities and Skynet Entities contributed revenue growth in 2006 of $23.5 million and $45.9 million, respectively, accounting for approximately 95% of the year-on-year increase in revenues. Advertising revenues also increased $1.7 million in 2006 from 2005 as a result of the acquisition of BuyersEdge in April 2006 and the start up of ExchangePlace in June 2006.

Cost of Revenues

Our cost of revenues, increased to $141.3 million for the year ended December 31, 2006, compared to $74.8 million for the year ended December 31, 2005, representing an increase of 88.9%. The increase was due primarily to the acquisition of the SkyNet Entities and 12 months of financial results for the DOD Entities, as compared to only eight months of costs in 2005. The Skynet Entities and the DOD Entities contributed costs of revenue growth in 2006 of $41.4 million and $23.1 million, respectively. Cost of advertising revenues increased 46.0%% to $5.4 million from $3.7 million. This increase was primarily due to the acquisition of BuyersEdge and the launch of ExchangePlace. BuyersEdge and ExchangePlace accounted for additional cost of revenues of $1.5 million and $2.5 million, respectively. These increases in cost of revenues were offset by the discontinuance, in 2006, of certain traffic acquisition campaigns related to our search business, resulting in decreased costs of approximately $2.2 million.

Advertising and Marketing Expenses

Our advertising and marketing expenses were approximately $8.8 million for the year ended December 31, 2006, compared to approximately $1.1 million for the year ended December 31, 2005, representing an increase of 658.1%. The increase was due to acquisition of the Skynet Entities and the inclusion of a full year of costs for the DOD Entities, as compared to only eight months of costs for the DOD Entities in 2005. In 2006, the Skynet Entities and the DOD Entities accounted for additional advertising and marketing expenses of $2.2 million and $3.74 million, respectively. Additionally, we incurred advertising and marketing expenses of $.08 million due to the acquisition of BuyersEdge, $0.73 million in connection with the start up of ExchangePlace and $0.93 million in connection with our search business.

Research and Development Expenses

Our research and development expenses were $7.6 million for the year ended December 31, 2006, compared to $1.9 million for the year ended December 31, 2005, an increase of 295.2%. The increase was primarily due to research and development for ExchangePlace.

General and Administrative Expenses

Our general and administrative expenses increased to approximately $43.9 million for the year ended December 31, 2006, compared to approximately $15.1 million for the year ended December 31, 2005, representing an increase of 191.0%. The increase was primarily the result of the acquisition of the Skynet Entities and BuyersEdge, the inclusion of a full year of expenses for the DOD Entities and the launching of ExchangePlace. Additional general and administrative expenses for the Skynet Entities, BuyersEdge and ExchangePlace for 2006 amounted to $2.4 million, $0.68 million and $2.4 million respectively. The additional increase of $18.32 million was a result of additional personnel, office space, legal expense for the formation of ExchangePlace and the acquisition of the Skynet Entities, and corporate and administrative costs to support our growth and $6.1 million representing stock based compensation as the result of issuance of stock options. Additional in this amount is $0.6 million in bad debt expense associated with e-commerce and the launch of ExchangePlace.

Consulting Expenses — Related Party

Our consulting expenses to a related party, S.P.B.D. Consulting Corp. (“SPBD”), were $1.5 million for the year ended December 31, 2006, compared to $1.0 million for the year ended December 31, 2005, an increase of 50.0%. This increase was primarily a result of a revised consulting agreement. We use SPBD for consulting services related to strategic planning, business development services and performing such related functions as requested from time to time by us.

Placement Charges and Related Expenses

In 2006, we incurred expenses of $4.4 million related to costs of our proposed listing on AIM, the Alternative Investment Market of the London Stock Exchange, which we decided to discontinue in February 2007.

Depreciation and Amortization

Depreciation and amortization was $4.2 million for the year ended December 31, 2006, compared to $1.7 million for the year ended December 31, 2005, representing an increase of 147.1%. This increase was primarily as result of a full year of depreciation and amortization of the fixed assets and intangible assets of the DOD Entities and the addition of fixed assets and intangible assets of the Skynet Entities.

Other Income

Total other income was $1.8 million for the year ended December 31, 2006, compared to $1.4 million for the year ended December 31, 2005, representing an increase of 29.0%. This increase was due to additional interest income on our investment account.

Year Ended December 31, 2005 Compared to the Period from February 24, 2004 (date of inception) to December 31, 2004

Revenues

Our revenues increased to $78.2 million for the year ended December 31, 2005 from $0.02 million for the period from February 24, 2004 (Inception) to December 31, 2004. In 2004, our only revenues were generated by our search business, which was launched in December 2004. In 2005, our revenues were primarily a result of our acquisition of the DOD Entities in May 2005. Product sales, net of returns, increased by $78 million due to the acquisition of the DOD Entities. Advertising revenues increased by $0.28 million in 2005 from 2004 as a result of pay-per-click revenue resulting from our search business.

Cost of Revenues

Our cost of revenues was $74.8 million for the year ended December 31, 2005, primarily due to the acquisition of the DOD Entities in May 2005. There was no cost of revenues for the period from February 21, 2004 (inception) to December 31, 2004 because we did not launch our first business line, search, until December 2004.

Advertising and Marketing Expenses

Our advertising and marketing expenses were $1.1 million for the year ended December 31, 2005, compared to $1.3 million for the year ended December 31, 2004, representing a decrease of 15.4%. The decrease was primarily due to expenses incurred in 2004 that related to the launch of the business that were not incurred in 2005.

Research and Development Expenses

Our research and development expenses increased to approximately $1.9 million for the year ended December 31, 2005 compared to approximately $1.0 million for the period from February 24, 2004 (Inception) to December 31, 2004, an increase of 90.0%. The increase was due to the additional technical staff for research and development of our search business and ExchangePlace. In 2004, our research and development expenses were primarily for the development of our search engine, which launched in December 2004.

General and Administrative Expenses

Our general and administrative expenses increased to $14.1 million for the year ended December 31, 2005, compared to $2.0 million for the period from February 24, 2004 (Inception) to December 31, 2004. The increase is primarily attributable to the fact that we were an early stage development company in 2004, as opposed to an operating company in 2005. As an operating company in 2005, we incurred additional costs to market our search business, and additional legal and accounting fees, particularly in connection with our acquisition of the DOD Entities.

Depreciation and Amortization

Depreciation and amortization increased to $1.7 million for the year ended December 31, 2005, compared to $0.2 million for the period from February 24, 2004 (date of inception) to December 31, 2004. This increase was primarily the result of the company being fully operational in 2005, as opposed to being an early stage of development company in 2004 with one month of operations.

Other Income

Total other income increased to $1.4 million for the year ended December 31, 2005 from $0.08 million for the period from February 24, 2004 (date of inception) to December 31, 2004. This increase was due to additional interest income on our liquid investments.

Liquidity and Capital Resources

Since our inception in February 2004, we have primarily financed our operations with funds received from the sale of our common stock and we have paid for certain services with the issuance of common stock or stock options.

To date, we have received aggregate gross proceeds of approximately $115.97 million from the sale of shares of our common stock as follows:

•	during 2004, we sold a total of 129.4 million shares of common stock for gross proceeds of $33.9 million;
•	during 2005, we sold a total of 24.86 million shares of common stock for gross proceeds of $65.9 million;
•	during 2006, we sold a total of 1.6 million shares of common stock for gross proceeds of $.87 million; and
•	during the first quarter of 2007, we sold approximately 4.7 shares of common stock for gross proceeds of $15.3 million.

We had unrestricted cash totaling $19.6 million at March 31, 2007.

On July 12, 2007, we entered into a $20,000,000 credit facility agreement with one of our stockholders, Kempshott PTE Limited. We may draw down from the credit facility in tranches not exceeding $5 million in each 15 day period from the date of the facility. The interest rate on borrowings under the credit facility is 6% per annum. The credit facility will terminate no earlier than six months and no later than one year after the date of the agreement, upon written notice from the lender. We are obligated to repay the credit facility, plus any accrued interest thereon immediately upon receipt of funds from this Offering or, if the Offering does not take place within one year of the date of the agreement, we shall be obligated to repay any outstanding amounts, plus interest, under the credit facility upon notice from the lender, but in no event later than one year from the date of the agreement. To date we have not drawn down funds from this facility.

In our e-commerce business we distribute and manage our inventory and ship our products to our customers, most of whom pay for their purchases by credit card. As a result, we typically receive payments for shipments within three business days from date of shipment. We bill our online ExchangePlace customers upon delivery of the lead and charge their credit cards on the 15th and end of each month. This typically gives us payment within three business days. Offline ExchangePlace leads are billed on the 15th and end of each month with terms of 30 days.

Cash Flow Information

Net cash used in operating activities for the three months ended March 31, 2007 was $13.1 million compared to $5.0 million for the three months ended March 31, 2006. The increase in cash used in operating activities in the three months ended March 31, 2007 was primarily attributable to the acquisition of the Skynet Enities and BuyersEdge in April 2006. The three months ended March 31, 2006 did not include the operations of the Skynet Enities, BuyerEdge and ExchangePlace, which launched in June 2006.

Net cash used in operating activities for the year ending December 31, 2006 was $33.2 million compared to $8.7 million for the year ended December 31, 2005. The increase in cash used in operating activities was primarily attributable to the full year of costs associated with the operation of the DOD Entities and nine months of operations of the Skynet Entities. During 2006 we also began operations of ExchangePlace business and experienced a half year of development costs before launching the product.

Net cash used in operating activities for the year ending December 31, 2005 was $8.7 million, compared to $3.6 million for the year ended December 31, 2004. The increase in cash used in operating activities was primarily attributable to being a start-up organization in 2004, therefore not incurring operating costs as compared to 2005 when we were fully operational. In 2005, we acquired the DOD Entities and included eight months of their operating activities during this time frame.

We have incurred losses from operations since inception primarily as a result of our continued research and development activities for ExchangePlace in 2005 and 2006 and for our search business. We anticipate continued losses from operations in the near future until our development efforts result in significant revenues and operating income from these business lines.

Contractual Obligations

	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years
Operating Leases	$5,799,006	$1,280,852	$2,553,845	$1,964,309	—
Total	$5,799,006	$1,280,852	$2,553,845	$1,964,309	—

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Inflation

Inflation has not had a material impact upon our operating results, and we do not expect it to have such an impact in the near future. There can be no assurances, however, that our business will not be affected by inflation.

Quantitative and Qualitative Disclosure about Market Risk

We do not engage in trading market-risk instruments or purchasing hedging or “other than trading” instruments that are likely to expose us to market risk, whether interest rate, commodity price or equity price risk. We have not purchased options or entered into swaps or forward or futures contracts. We do not use derivative financial instruments for speculative trading purposes.

Recent Accounting Pronouncements

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 replaces APB No. 20 (“APB 20”) and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change a cumulative effect of changing to the new accounting principle, whereas SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable. SFAS No. 154 became effective beginning with our first quarter of fiscal year 2006. The adoption of SFAS No. 154 did not have a material impact on our consolidated results of operations, financial position or cash flows.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”). This interpretation clarified the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Specifically, FIN 48 clarifies the application of SFAS No. 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements. Additionally, FIN 48 provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods of income taxes, as well as the required disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the requirements of FIN 48 and have not yet determined if the adoption of FIN 48 will have a significant impact on our consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140,” (“SFAS 155”). SFAS No. 155 clarifies certain issues relating to embedded derivatives and beneficial interests in securitized financial assets. The provisions of SFAS No. 155 are effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. We currently do not have any embedded derivatives or beneficial interests in securitized financial assets.

In June 2005, the Emerging Issue Task Force (“EITF”) reached consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements” (“EITF 05-6”). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for reporting periods beginning after June 29, 2005. The adoption of EITF 05-6 did not have a material impact on our consolidated financial statements.

In June 2006, the EITF reached a consensus on Issue No. 06-3 (“EITF 06-03”), “Disclosure Requirements for Taxes Assessed by a Governmental Authority on Revenue-Producing Transactions.” The consensus allows companies to choose between two acceptable alternatives based on their accounting policies for transactions in which the company collects taxes on behalf of a governmental authority, such as sales taxes. Under the gross method, taxes collected are accounted for as a component of sales revenue with an offsetting expense. Conversely, the net method allows a reduction to sales revenue. If such taxes are reported gross and are significant, companies should disclose the amount of those taxes. The guidance should be applied to financial reports through retrospective application for all periods presented, if amounts are significant, for interim and annual reporting beginning after December 15, 2006 with early adoption permitted. The Company currently reports using the net method and does not expect the adoption of EITF 06-03 to have a material effect on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), “Fair Value Measurements.” Among other requirements, SFAS 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS 157 is effective beginning the first fiscal year that begins after November 15, 2007. We are currently evaluating the impact of SFAS 157 on our consolidated financial position and results of operations.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable for fiscal years ending after November 15, 2006. We do not believe SAB 108 will have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact of the adoption of this statement on its consolidated results of operations and consolidated financial condition.

BUSINESS

Overview

We are an Internet company engaged in three primary business lines — online-based lead generation, online search in the United States, Europe and China, and e-commerce consumer electronics retailing. Our services assist our users in finding the products, services and information they want, obtaining competitive pricing and making informed buying decisions. We use our expertise in technology, marketing and management to support and create efficiencies across our business lines, which are organized primarily into the following sectors:

•	Online-based lead generation — We developed and operate ExchangePlaceTM, which we believe is one of the first U.S. online-based marketplaces that enables consumers to obtain offers from as many as four providers of services in which they are interested and allows providers to bid for the opportunity to contact qualified consumers, or leads, (i.e., those meeting the providers’ criteria), across a range of vertical markets. We believe that these leads are more valuable to providers because of the greater likelihood they will result in sales, thereby resulting in increased returns on investment, or ROI, for those providers.
•	Search — We have developed and operate an artificial intelligence driven search engine in the United States, China and Europe. Our business plan contemplates the development of techniques to use our existing technologies to enable our users to better access certain specialized search markets. In addition, we operate a shopping comparison search engine, BuyersEdge.com, that allows shoppers to search for and compare products and prices available at numerous online merchants.
•	E-commerce — We operate six Internet retail websites offering primarily a wide selection of consumer electronics and home appliances, backed by customer service and support. According to a report in TWICE, in 2006, the combined revenues of our e-commerce sites made us one of the top 10 consumer-direct electronics retailers in North America by online revenue and one of the top 55 consumer electronics retailers overall.

As part of our long-term strategy, we plan to develop and market multiple online-based services for Chinese business professionals in China. In order to capitalize on the opportunities that exist in China, in April 2004 we entered into an agreement that provides for a strategic relationship between us and China Daily Information Company, or CDIC, a subsidiary of China Daily, the largest English language newspaper in China. CDIC owns and operates chinadaily.com.cn, which is generally recognized as the largest English language website in China. CDIC owns 6.9% of our outstanding stock (before giving effect to this offering) and a senior executive of CDIC is a member of our board of directors.

We generate sales revenues from e-commerce, and advertising revenues from ExchangePlace and from search and shopping comparison engines. We operate primarily in North America and, with respect to search, also in China and Europe. To date, substantially all of our revenues have been derived from our e-commerce business in North America. For the year ended December 31, 2005, we generated revenues of $78.2 million, of which $77.9 million was attributable to e-commerce in North America For the year ended December 31, 2006, we generated revenues of $149.2 million of which $147.4 million was attributable to e-commerce in North America. For the three months ended March 31, 2007 we generated revenues of $37.5 million, of which $36.6 million was attributable to e-commerce in North America.

We were founded in February 2004 and commenced commercial operations in December 2004 by launching our North American search site, Accoona.com and Chinese search site, Accoona.cn. Since that time, we have significantly expanded and developed our activities, including by:

•	acquiring our initial e-commerce operations in May 2005 and additional e-commerce operations in April 2006;
•	launching our European search site, Accoona.eu, in June 2006;
•	updating the functionality of our North American search site, Accoona.com, in June and December 2006; and

•	introducing our online-based lead generation business, branded as ExchangePlace, in North America in June 2006.

Time Magazine named Accoona.com one of the “50 Coolest Websites” in 2006.

Key Features

With the guidance of our experienced management team, we develop and expand Internet sales and marketing applications through patented artificial intelligence search technology, our lead generation bidding system, and our own marketing and sales expertise.

Innovative Lead Generation Product.

We believe ExchangePlace, our proprietary online-based lead generation marketplace, is one of the first U.S. online platforms for directly originated, qualified leads designed to operate across a range of industries on which advertisers bid for leads. ExchangePlace generates leads online and by telephone and operates across an expanding range of industry sectors, from national to local markets. While ExchangePlace has to date focused primarily on the insurance, selected financial services, moving and online education sectors, nationally in some cases and in selected states in others, we intend to expand into additional sectors and geographic regions. From launch in June 2006 through June 30, 2007, we have conducted lead generation campaigns in five different industry sectors.

Key features of ExchangePlace are:

•	Bid based pricing — ExchangePlace employs a proprietary online bidding system to determine the price that advertisers pay for leads. ExchangePlace provides a competitive pay-per-lead process for advertisers, yielding real-time true market pricing for customer sales leads. We believe ExchangePlace is one of the only U.S. multi-vertical, online-based lead generation marketplaces employing this model.
•	Segmentation — ExchangePlace gives advertisers (i.e., sellers) the flexibility to select their market segment within industry sectors by specifying consumer criteria, and gives consumers (i.e., buyers) the opportunity, by providing requisite relevant data, to receive offers from advertisers expected to meet their needs.
•	Verification — ExchangePlace verifies selected information provided by consumers, thus enhancing the quality and increasing the value of the leads to advertisers.
•	Flexible revenue model allowing for monetization of lead inventory — We have developed a product offering that includes the sale of qualified lead inventory offline, for example on an exclusive basis, which allows us to enhance the value of the leads we generate.
•	Proprietary advantages — ExchangePlace’s model involves numerous patent claims, and investment in technology, which we believe provide significant competitive advantages.

Search engine. Our search sites now operate in North America, China and Europe and employ our artificial intelligence search technology and patented navigation tools to search our news and business information databases and for general web searches. Our search sites offer innovative features aimed at improving the relevance of search results and at enhancing the overall user experience. The strength of our search engine is primarily attributable to the sophistication of our search technology and our special features, which include:

•	Artificial intelligence driven search engine — Our search engine uses proprietary artificial intelligence algorithms to deliver search results by, in effect, analyzing search terms by meaning, and not solely by matching keywords. We believe this technology helps us improve the relevance of our search results.
•	Super Target Your SearchTM — This feature provides tools that allow users to refine results, such as by freshness of results, geography, or term emphasis. While a number of other search engines allow users to perform an advanced search as part of, or in order to refine, their initial search, we believe our search refining tools are easier to use and allow users to better identify relevant results.

•	“One click” search feature — Our “one click” search feature allows users to view web, business and news results on the same results page, separated by category. Users then have the ability to target searches within our web, business and/or news indices. This combination of content gives users access to a range of information, including our business database, which includes records on both public and privately held companies, enhancing the relevance of the search results.
•	Language sensitive search — Our European search site, Accoona.eu, analyses data to determine which search interface language and which data set to present to its users. The search engine recognizes the language of the user's browser and also recognizes the language of the query and the language of the documents in the various indices. Accoona.eu uses a rule set combining this information to determine the language preference of the user. Accoona.eu then presents search results customized to the language preference, and the navigators are also translated into that language. For example, in the business search, data in the index includes standard industrial classification, or SIC, codes assigned to each business. When Accoona.eu presents this to the user, these business types are translated into the user’s language of preference.

One of the top consumer electronics e-commerce retailers in North America with potential for revenue enhancement and operational efficiencies. Through acquisitions, we have built an e-commerce business that is one of the top 10 consumer-direct electronics retailers in North America by online revenue and one of the top 55 consumer electronics retailers overall. We believe that there is potential to develop cross selling and direct marketing efforts, as well as a flexible customer service model, to enhance revenues. For example, through training and improved website design, we intend to expand our consultative selling process, allowing us to cross-sell and up-sell to more customers. In addition, we believe we can derive efficiencies from the integration of the logistics infrastructure and management functions across the acquired businesses and from the relocation of our e-commerce businesses, completed in the fourth quarter of 2006, to a new and improved facility.

Well positioned to take advantage of growth opportunities in China. We believe there is significant potential for growth in numerous portions of the Internet sector in China and believe we can benefit from the experience of CDIC, one of our principal stockholders and one of the earlier entrants into the Chinese Internet sector:

We have a strategic relationship with CDIC, which is owned by China Daily, a company owned by the Chinese government. A senior executive of CDIC is a member of our board of directors and we are the search partner for CDIC's chinadaily.com.cn site, which is generally recognized as the largest English language website in China.

Our Chinese language website, Accoona.cn, offers the same search capabilities to Chinese users as our North American search site. We have what we believe is one of the largest free business directories available online with over 42 million unique entries, which include more than 11 million Chinese business records, 13 million North American business records and 18 million European business records. This business directory can be searched for detailed China specific and international business information and we believe is attractive to Chinese business users.

Opportunity for operational and development efficiencies across business lines. Our business lines each operate as a stand alone business, in some cases complementing each of our other business lines, and creating a structure for synergies. For example, our expertise in information technology can be applied across each of our business lines. Our expertise in search can be applied to improve the search capabilities of our e-commerce business and traffic from our search engine can be used to drive users to our other businesses, including to generate leads for ExchangePlace.

Key Strengths

•	Our management team has extensive experience in developing companies and operating successful businesses in the Internet and media markets and in implementation of mergers and acquisition transactions.
•	Our ExchangePlace business employs a patent pending pay-per-lead bidding system and advertising platform that provides a central marketplace for all types of sales and marketing leads and seeks to match consumers effectively with the sellers of products in which the consumers have expressed interest.
•	We believe that we have acquired a significant amount of expertise in the domain of Internet search by developing and operating our own search engine and hiring employees with a background in search technology and marketing. We plan to leverage this expertise, as applicable, to any new search product in the future.
•	Our relationship with CDIC gives us strength in building critical business relationships, allows us to leverage local market knowledge and is advantageous for introducing new services in China.

Strategy

Our strategy is based upon our mission to improve our consumers’ experience with e-commerce and online search services, as well as increase our operating efficiencies. Through our use of technology and innovation in our chosen business lines — online-based lead generation, online search, e-commerce and the online business in China — we intend to exploit the synergies between our businesses, enhance our existing technologies and business models and develop new, innovative, proprietary technologies and business models to deliver superior services to our users.

Our strategy by business line and market is as follows:

Online-based lead generation:

•	Expand ExchangePlace to include such “high value” sectors as credit cards, telecommunications and autos and introduce ExchangePlace across additional geographic markets in the U.S. and, later, internationally.
•	Develop strategic relationships with established Internet content providers to increase acquisition of both advertisers and consumers within ExchangePlace, which, if successful, is expected to result in increased lead sales revenue by vertical.
•	Develop the ExchangePlace brand to increase consumer online use of ExchangePlace and make ExchangePlace a destination site.
•	Increase the number and percentage of leads generated by ExchangePlace online, while maintaining ExchangePlace as a multi-channel lead generation business.

Search:

•	Develop our new search business plan through research and design of our specialized search functionality, in connection with our existing search features and technology, to enhance our search capabilities for emerging search markets.
•	Enter into new, and enhance existing, relationships with third party sites, which we believe has the potential to increase the traffic to our sites through the placement of search boxes on those third party sites and through distribution of our search results (i.e., “white label” our search engine).

E-commerce:

•	Implement a common technology and logistics infrastructure across all components of our e-commerce business to increase operating efficiencies.
•	Leverage our expertise in search engine marketing to increase visitor traffic to our e-commerce websites through optimization of the listing of these websites in search engine results and through the use of additional marketing channels such as shopping comparison engines, search engine optimization, e-mail marketing, cost-per-acquisition marketing and offline marketing.

•	Expand our consultative selling process through training and improved website design, allowing us to cross-sell and up-sell (i.e., sell additional and/or more expensive products) to an increased number of customers.

China

•	Expand, in conjunction with our relationship with CDIC, our presence in the online market in China so as to become a provider of multiple services to serve Chinese business professionals and users of online business communities.
•	Launch a website that will provide information, business community forums and blogs targeted to Chinese businesses and business professionals.
•	Continue pursuing strategic business opportunities in line with our strategic objectives for China.

Research and Development

From inception through March 31, 2007, we have spent $11.4 million on research and development efforts, including on our technology, infrastructure and web sites.

For ExchangePlace, we have developed a proprietary bidding engine that provides advertisers important features that allow them to manage and track their accounts and the bidding process. We have developed five vertical market sites for ExchangePlace as well as a forms generator and forms handler to create custom questionnaires for consumers to fill out as part of the process of generating leads. In addition, we have developed an extensive lead validation system to insure the quality of leads generated by ExchangePlace.

In search, we have developed our Artificial Intelligence engine and the Super Targeting feature that provides navigators that allow users to easily customize search results. We have developed a language-sensitive search facility that supports eight languages and a “one click” search feature that allows users to view web, business, and news search results on a single page. We have built and support extensive search indices of the world wide web, 42 million business records, and extensive news results. We have developed, deployed and support search websites for English speaking countries, European countries, and China. In addition, we now have development efforts underway for a new and innovative search product to address an important emerging search market.

Our research and development efforts for China include our Chinese Web search index and a user interface that supports all of the features available on our English and European sites.

Since our acquisition of BuyersEdge in April 2006, we have redesigned and redeployed a new site with broader features and more stores and have developed a click fraud tracking and prevention capability.

Following the acquisition of our e-commerce companies, we re-designed and re-deployed all of our e-commerce web sites and completely replaced the back end and back office systems and functions with new, integrated and more scalable systems, together with new customer relationship management systems.

Market Overview and Trends

We compete primarily in the Internet advertising market (through our lead generation and search businesses) and in the retail e-commerce market. Our activities are currently concentrated in North America, but we intend to continue to expand in China and Europe.

Internet Advertising

Traditionally, marketing spending has been dominated by mass market advertising through TV, radio, press and billboards. In recent years, Internet advertising has gained importance, representing approximately 5.9% of total advertising spend in the U.S. in 2006 up from 4.6% in 2005 and 3.7% in 2004, according to the Internet Advertising Revenue Report carried out by the Internet Advertising Bureau (the trade body for “online” advertising) in partnership with PricewaterhouseCoopers. According to the same study, Internet advertising revenues in the United States totaled over $16.9 billion for 2006, representing a 35% increase over the $12.5 billion in revenue for 2005.

Among advertising methods, lead generation was the fastest growing segment in 2006, growing by 73% from $753 million in 2005 to $1.3 billion in 2006. Over the same period search advertising revenues grew by

33% from $5.1 billion to $6.8 billion. Search accounted for 40% of U.S. Internet advertising revenues in 2006 versus 41% in 2005, while lead generation and referrals accounted for 6% up from 3% over the same period.

There are a number of factors that we believe will continue to support the trend towards Internet advertising and online direct marketing (including lead generation). These factors include:

•	Fragmentation and decline in traditional mass media — As the number of television channels have increased, mass market audiences delivered by the medium have fragmented. This, along with the gradual decline in newspaper readership, has and is expected to continue to require advertisers to look for new channels to engage with consumers.
•	Advertisers' emphasis on return on investment — Internet advertising is attractive to advertisers because it allows advertisers to better measure the degree of interaction that takes place between their brand and a consumer, thereby allowing advertisers to measure their return on marketing investment more accurately.
•	Growth in search activity — Search activity continues to experience rapid growth with nearly 7.6 billion searches conducted in May 2007 up 4% from April 2007 and an 11% increase over May 2006, according to ComScore Networks.
•	According to Zenith Optimedia, online ad spending is growing seven times faster than ad spending generally. Online advertising growth is forecasted to be by 28.2% in 2007, while other media is expected to grow by only 3.9%. Zenith Optimedia expects the Internet to take nearly 9% of global adspend by 2009. By type of online advertising, paid search is the largest single type of Internet advertising, and search ads are growing at a faster rate than display ads.
•	Consumer data — The consumers' willingness to provide information enables market participants, like us, to develop more intelligent databases and create personalized strategies to communicate directly and more relevantly with them and provide more valuable leads to advertisers.

We believe that many of the key trends that have been evidenced in the Internet advertising market in North America will be seen in Europe and China as the Internet market matures in those regions.

Competition

Lead Generation

In lead generation, we face competition directly from many consumer branded lead generation businesses focusing on specific sectors, such as Lending Tree (mortgages), InsWeb (insurance) and others focusing on multiple sectors, such as Respond.com and Servicemagic.com. Moreover, there are new entrants in the lead generation business that do not engage with the consumers directly, but instead re-sell leads generated by other companies through a business-to-business pay-per-lead lead exchange, such as Root Markets (mortgages), which focuses on a specific sector and Leadpoint, which focuses on multiple sectors.

We also face competition from traditional lead generation companies and other related media businesses, including classified and yellow page advertising companies. However, we believe that our online-based bidding system, direct-to-consumer marketing, capacity for broad industry and geographic coverage, consumer segmentation and lead qualification and verification processes distinguish us from our competitors and provide a competitive advantage. In addition, we believe that there are significant barriers to entry in the online bidding based lead generation market, including obtaining regulatory licenses to operate in certain industries and states and developing the critical mass required to achieve liquidity in the online marketplace, both of which we continue to obtain and develop.

Search

According to a Nielsen NetRatings report in July 2006, the U.S. market for web-search is highly competitive and dominated by five players (Google, Yahoo, MSN, Ask and AOL), which jointly account for approximately 90% of the online searches. The remaining 10% comprises more than 50 search sites.

We believe that our underlying search technology and ease-of-use features are our chief advantages in the search engine market. Notwithstanding these advantages, smaller search engines have had a difficult time competing with the largest, well established search engines and we intend to enhance our position by addressing specific vertical markets for our search business in the future.

E-Commerce

In e-commerce, we compete mainly in the consumer electronics sector in North America.

E-commerce has experienced substantial growth in the U.S. E-commerce retail sales in the U.S. amounted to approximately $102.1 billion in 2006, a 24% increase from 2005, and are expected to reach $170.9 billion by 2009, according to ComScore Networks and eMarketer. For of the first quarter of 2007, the U.S. Census Bureau reported U.S. e-commerce retail sales accounted for 3.2% of total retail sales up from 2.7% for the same period in 2006 and 2.4% for that period in 2005.

We believe our e-commerce business can benefit both from general growth in online retail sales as well as from further growth of the consumer electronics market and expansion of our product line. The retail consumer electronics market ranked second, behind only computer hardware, in average order value from November 1, 2006 to December 3, 2006, according to comScore Networks.

We ranked among the top 10 consumer-direct electronics retailers in North America by online revenue and as one of the top 55 consumer electronics retailers overall.

Shopping Comparison

Several companies provide shopping comparison services. Principal competitors in this area include Shopping.com, bought by eBay in 2005, Shopzilla, bought by IAC in 2005, NexTag, PriceGrabber, and Google's Froogle. We also face competition from search engines and portals, from which many users begin their search for products and price comparisons. Much of BuyersEdge’s traffic comes from search engines from which we buy sponsored results based on products for which consumers are likely to search. We also face indirect competition from online retailers. Although they do not offer shopping comparison services, they are skilled at brand building and may generate sufficient loyalty, such that consumers bypass our service and go directly to the retailer of their choice. For example, according to BizRate research reported in October 2006, 50.9% of consumers start their online shopping at a specific merchant website, 26% from a search engine or directory, 17.6% from a shopping portal, and 16.6% from a comparison shopping engine. For the holiday shopping season in 2006, 70.5% of U.S. online retailers reported that they planned to increase their advertising via search engine paid listings and 30.8% by increasing advertising at comparison shopping engines.

China

The Chinese economy is one of the fastest growing economies in the world and China has the second largest and fastest growing Internet user population in the world. iResearch.com.cn reported the following:

•	The Chinese online advertising market grew from RMB 460 million ($59 million) (all amounts assume conversion rate of 7.8 RMB per USD.) in 2001 to RMB 6,010 million ($771 million) in 2006 and is estimated to reach RMB 23 billion ($2.9 billion) by 2010.
•	China’s business to business (“B2B”) e-commerce trading value reached RMB 1280 billion ($164 billion) in 2006, an increase of 97% from 2005. The B2B market has been entering a rapid growth phase since 2006 and is expected to reach RMB7544 billion ($967 billion) in 2010.
•	There are over an estimated one million companies involved in online B2B transactions in 2005, which is expected to increase to over three million in 2010.
•	B2B media and trading services companies act as intermediaries, helping small-to-medium sized businesses (“SMBs”) look for business opportunities and make deals. The online B2B e-commerce revenues of these companies in China was RMB 1.8 billion ($230 million) in 2006.
•	China's business to customer (“B2C”) e-commerce market, excluding travel, reached $1 billion in 2006 and is projected to be $6.3 billion in 2010.
•	There were 16 million consumer online shoppers in China in 2005, a 14% increase over 2004, representing RMB 5.6 billion, or $700 million, in online sales. By 2008 this number is expected to reach 38 million shoppers spending $2.8 billion.

We believe the Chinese Internet market will continue to develop at a rapid pace driven by various factors, including:

•	China's current positive economic environment;
•	a continued increase in broadband access in China — Broadband access, which allows for more rapid Internet performance, can be a major enabler of e-commerce. As users are able to navigate the Internet more rapidly they will tend to be more frequent users of the Internet. According to the China Internet Network Information Center, from January 2004 to January 2007, Chinese broadband access grew from 12 million people to 90 million people;
•	the continued movement of Chinese business to the Internet, including as an additional distribution channel for products; and
•	adoption of models proven in other regions — Internet advertising in China has followed a similar evolutionary pattern to that of the U.S. The paid search market in China which was initially dominated by paid placement and paid inclusion has undergone a shift to pay-for-performance or pay-per-click advertising. Paid search grew from 22.5% of online advertising in 2001 to an estimated 44.8% in 2004 and it is further estimated to reach 46.8% in 2006. Conversely, display ads shrank from 73.2% in 2001 to 53.5% in 2005 and are further estimated to shrink to 51.8% in 2006. (Sources: CNNIC, CEIC, iResearch, Citigroup Investment Research Estimates)

We have numerous major competitors across all of our business segments in China, including: Baidu, Google China, Yahoo China in search; Alibaba.com in our proposed business to business activities; and the recently merged askyaya.com and myestone.com in our shopping comparison business.

Business Overview

Online-Based Lead Generation — ExchangePlace

We believe that lead generation is a significant development in online advertising. It is attractive for both consumers and advertisers. For consumers, lead generation can offer a superior purchasing experience through targeted offerings and consumer support, and for advertisers, lead generation is further along the sales cycle than traditional advertising and we believe that through ExchangePlace, we can deliver to advertisers a superior ROI.

The success of online lead generation has been proven by several online-based lead generation companies for specific sectors, such as home mortgage lending and automobile sales. ExchangePlace is designed to be a lead marketplace where consumers are matched with competing providers of a variety of goods and services across a broad range of industry sectors.

We believe that ExchangePlace, which was introduced in June 2006, is one of the first online-based marketplace in the U.S. where advertisers can acquire real-time, qualified and verified consumer leads through a competitive bidding process across a range of sectors. ExchangePlace engages with consumers directly, generates qualified leads, verifies certain information provided by those leads, processes them through a bidding system, and delivers them online in real-time to sellers. To our knowledge, ExchangePlace is the only U.S., direct-to-consumer, multi-sector, pay-per-lead bidding marketplace on the Internet. To date, we have operated in five sectors, including insurance, other financial services, healthcare, moving and online education, although most sectors cover only selected states and selected product sub-categories. We intend to continue to add additional sectors and expand the states covered.

ExchangePlace engages consumers directly, primarily by telephone or over the Internet. Participating consumers then provide contact and other necessary information about themselves, which varies depending on the vertical requirements. These consumers affirmatively request that advertisers contact them regarding the specific product or service in which they are interested. ExchangePlace qualifies the consumer data against advertiser-defined criteria and verifies certain key information (this is what we mean by a “qualified lead”) to ensure that a high-quality lead is delivered to the advertiser. By contrast, companies that offer pay-per-click advertising, which can be viewed as a lead in its simplest form, only provide to the advertisers an online user’s implied potential interest in the product. Further, many online lead generation companies offer consumers giveaways or incentives to capture their personal information, frequently as part of a co-registration promotion that includes many advertiser offers, resulting in inferior lead quality to the advertiser. ExchangePlace does not generally employ incentives or giveaways. Consumers engaged online by ExchangePlace are motivated solely by their interest in purchasing a specific product or service.

The ExchangePlace model is designed to enable advertisers to implement highly targeted marketing strategies, thereby increasing efficiency and reducing customer acquisition costs. We believe that ExchangePlace provides advertisers greater control over their budgets and ROI (through the ability to maintain direct management and control over the costs of acquiring leads within the bidding marketplace). As ExchangePlace develops, we believe it can enable the development of a dynamic online network of consumers and advertisers across local and national markets.

One of our long-term objectives is for ExchangePlace to become a destination website, where consumers will go in order to find advertisers selling the services they want to buy. However, in order to become a destination website, we must first build a critical mass of advertisers and develop brand awareness among potential consumers. In order to do this, we intend to enroll advertisers in specific verticals and, in certain cases, sell those advertisers leads on an exclusive basis. As we increase the number of advertisers we will convert our advertisers into our bidding system. We will also increase the number of consumers using ExchangePlace through online advertising and offline through traditional telemarketing.

The ExchangePlace Process

Consumers

ExchangePlace originates many of its own leads, for example by distributing online ads to potential consumers. Consumers who click on the ads are transferred to a web page to fill out an information form. Consumers can then submit the completed form, which contains required information to qualify a lead. For example, a consumer seeking life insurance might conduct an online search for information relating to insurance companies that offer life insurance policies. Among either the algorithmic (natural) or the sponsored (paid) results might be an offer from ExchangePlace to receive multiple quotes for life insurance policies. Upon clicking on the link, the consumer is taken to a page containing a form with information required by insurance companies to begin the process of obtaining a quote for a life insurance policy.

Neither ad delivery, nor the response process, is restricted to the Internet. In many cases ExchangePlace executes traditional direct marketing campaigns to reach potential consumers, utilizing consumer lists for direct mail and outbound phone calls. In this way, the ExchangePlace model interacts offline and online with consumers. Also, the consumer may use a telephone, for example, to respond to an advertisement for an insurance policy that appears online. Upon calling a toll-free number, the consumer provides the same information to a tele-sales representative or automated voice message system that he or she would provide on an online form.

We believe our comprehensive, multi-channel approach to marketing affords us and therefore our clients, a significant potential increased reach as compared to single channel methods, such as direct mail alone. To date, most leads have come through telephone campaigns, and, to a lesser extent, online advertising. As ExchangePlace grows, we hope that increased consumer awareness of our brand will result in consumers going directly to our website in order to find a product or service they desire.

Advertisers

Prospective advertisers are enrolled in the ExchangePlace program by ExchangePlace's business development and sales group, by sales partners who contract with ExchangePlace, or directly on ExchangePlace's website. In order to purchase leads through ExchangePlace advertisers must apply, sign or electronically accept our terms and conditions, be approved by ExchangePlace, and establish accounts. Advertisers may be screened to verify their identity and certain background information through processes such as credit and identity checks. In addition, advertisers within specific lead types may be asked to provide proof of licensing or other proof that the advertiser has met specific regulatory requirements within its industry or in applicable states. Advertisers can then choose a full or self-service account and bid for leads. In bidding, advertisers place bids for specified lead types and segments. Self-service clients access a flexible, user-friendly, online bid management system. In a few easy steps, advertisers can sign up and start bidding for leads. Features provided to advertisers include:

•	refined lead type (consumer) segmentation, for example, targeted regional and zip code filter selections. As additional advertisers are enrolled within specific verticals, additional segments can be added. We believe that the ability to offer advertisers the option to bid based on refined lead segmentation for various lead types will be a strong market innovation.
•	total control over their bids, including the ability to prospectively alter their bids and budgets. Auto bidding allows for a maximum cost-per-lead cap on bid amounts. Budgeting options include total daily and monthly spending caps by lead type segment and by account.
•	free advertiser display ads are presented to the online consumer on the confirmation page while the lead data is delivered in parallel to said advertiser.

Self-service accounts provide an automated method for ExchangePlace to acquire new advertisers and manage existing advertisers with minimal sales support. We believe this method can enable growth that is less limited by the size of the sales staff and greatly reduce new customer acquisition costs.

Full-service accounts provide advertisers that have larger budgets with added service to manage lead type segmentation, bidding and account budgeting on a daily basis.

Through May 31, 2007, ExchangePlace has signed up major national advertiser accounts, including Prudential Insurance, Unitirm Direct, General Electric Insurance, Country Financial, Kaplan University and other accounts to provide the core base of high-volume advertisers within specific verticals. The amounts committed by advertisers vary substantially and many advertisers do not continue with ExchangePlace or participate at all times, but instead finance discrete campaigns.

Lead Matching Process

Prior to introducing leads into our bidding marketplace, ExchangePlace conducts a real-time verification process of the leads and completes specific checks with respect to certain information, to establish whether such provided information is valid. These checks are conducted for the purpose of preventing fraudulent or malicious submissions being sold to advertisers and to ensure that consumer contact data is fresh and authenticated, thereby enhancing the quality, and therefore the value of the leads.

ExchangePlace has in place two verification processes for data integrity of leads generated through its system. One is for leads generated online, which involves verifying contact information through a series of filter tests, using consumer and household data from an external provider. If the verification process rejects the consumer’s submitted contact data, the consumer is asked to contact customer service to complete their request. For certain lead types, as a second step ExchangePlace's customer service may contact the consumer. The other verification process is for leads generated offline through telemarketing. This involves the verification of contact information and interest through a third party verification call center. Using telemarketing processes potentially subjects us to various federal and state telemarketing regulatory requirements.

Once verified, a lead is matched to qualification criteria and entered into the real-time bidding system in which sellers, for example insurance companies, have already placed competing bids for leads meeting their criteria. In most cases, the lead is shared and up to the four highest bidders are awarded the lead. In some cases, an advertiser has entered into an exclusivity arrangement in advance and the lead is awarded only to that advertiser. The consumer is notified of the winning bidder(s) and to expect to be contacted by them. The consumer lead data is delivered to the winning bidder(s) who can then contact the interested consumer by email, telephone or mail.

The diagram below illustrates how ExchangePlace operates.

Lead Generation Revenue

ExchangePlace derives lead generation revenues from the bid prices of leads paid by winning bidders for shared leads. It also receives revenues from traditional direct marketing programs contracted with third parties for exclusive leads. The sale of leads to third parties outside the online bidding system is a strategy to leverage traditional leads sales with the current system and processes at high margins. To date, exclusive sales have been the major factor in ExchangePlace's business as it seeks to build the required advertiser base for shared lead sales by vertical.

Our initial focus has been on signing up advertisers in what we perceive to be high value lead sectors such as online education and insurance. A “high value lead sector” is a sector in which services involve large purchases with significant costs for advertisers to acquire new customers. For example, the acquisition cost of an online education customer is significantly higher than the cost of acquiring a new digital camera customer.

In generating leads, ExchangePlace incurs lead acquisition costs and lead verification costs from third party data verification suppliers. Lead acquisition costs include online and off-line advertising and costs for services such as telemarketing. To date, most costs have been incurred for offline activities, including telemarketing. These lead acquisition costs are more expensive than if ExchangePlace becomes a recognized brand attracting consumers directly to its website, or if we are successful on an ongoing basis in search engine optimization as a result of which our website ranks high for relevant keyword phrases in search engine results.

The viability of the ExchangePlace model depends, among other factors, upon our ability to generate revenue from leads in excess of the cost of acquisition and verification of those leads in sufficient scale. Revenues from the sale of leads will be affected by the volume and price of leads sold. Both factors will be influenced by competition in the lead generation marketplace, competition for leads among advertisers, marketing budgets and by economic conditions, both generally and in the specific sectors covered by Exchange-
Place. Lead acquisition costs will be affected by the volume of leads and size of the advertiser client base. The economies of scale are relevant in determining bargaining power for lead prices. Due to ExchangePlace's relatively early stage, we continue to analyze the process and change it as we deem appropriate.

We are also working towards the introduction of our lead-generation model in Europe and China in the future, although we have not yet done significant preparatory work for these markets.

Online Syndication

As part of our business model, we intend to generate revenues for ExchangePlace through partnerships with third party websites. Third party sites that sign up with ExchangePlace can offer to their consumers and existing advertisers the benefits of ExchangePlace by, for example, providing ExchangePlace vertical-specific or cross-sector ads and forms on their website. The third party sites will also have the ability to white label

(i.e., publish under their own brand) their ads, forms and advertiser front end for lead generation. ExchangePlace’s automated technology can provide turn-key solutions for partners, allowing potential rapid growth of a network of publishers.

We believe that the syndication of ExchangePlace ads and forms to a mass search engine provides a key potential opportunity for multi-sector growth and for the development of lead generation to local markets and to industry sectors for which there is currently limited or no lead generation. For example, the automation of ad serving to a search engine results page could cost-effectively generate leads for plumbers, auto parts suppliers or in-home beauticians.

Search

Overview

In the first quarter of 2007, based upon our analysis of our search engine functionalities and the search engine market generally and on our research of market opportunities, we revised our business plan and strategy for our search business. Our new strategy contemplates the development of techniques to use our existing technologies to enable our users to better access certain specialized search markets. We intend to create a specialized search application for a search market we believe is attractive and growing and for which we believe our capabilities will be well suited to exploit. We are planning to commence the rollout of this new search strategy in the second half of 2007.

Initially launched in December 2004, our search sites now operate in North America, China and Europe and employ our technology to search our news and business information databases and for general web searches. We have developed, alone and in conjunction with others, distinctive search features and functionality. The strength of our search engine is primarily attributable to the sophistication of our search technology and our special features, which include:

•	Super Target Your SearchTM, an interactive search refining tool that enables users to derive from their initial search results more relevant results by focusing their search through selectable parameters, including publisher, date of publication, and persons or companies mentioned.
•	A “one click” search feature, which provides users with web, business and news results on the same results page.
•	A multi lingual search facility, which allows users of Accoona.eu to conduct a search in one of seven European languages with search results localized to the user's language preference. We currently provide search sites in eight languages — English, French, Italian, Spanish, Portuguese, German, Dutch and Chinese.

Search Process

Search Indices

Our searchable indices includes approximately 1.1 billion web pages, about 42 million business records for companies in North America, China and Europe, and approximately 7 million constantly refreshing news articles.

(i) News Search

We maintain a searchable index of news articles for the past 60 days. News articles originate from newspapers, magazines, press releases, trade journals, niche publications, blogs, and broadcast media.

We receive the raw data for our news search index from Moreover Technologies, Inc. (“Moreover”). The Moreover news aggregation service states that it contains approximately 25,000 information sources from 125 countries in 26 languages comprising, on average, over 250,000 new textual, audio and video news articles per day. We add, on average, approximately 80,000 of these articles daily, from an actively maintained list of approximately 5,000 publications in nine languages, on an average delayed basis of 15 minutes. In addition, Moreover enriches each news article with over 30 fields of additional data. We employ this data to give users the power to search interactively for relevant news articles using parameters such as publication name, geographic location, date of publication, and other related fields. News stories are retained in the index until either they expire per the publisher's instructions or for 60 days, whichever comes first. This thorough coverage provides users with a comprehensive view of news.

(ii) Business Search

Our business index contains about 42 million unique entries (e.g. phone number, address) which include approximately 13 million North American business records, 18 million European business records and 11 million Chinese business records. We have contracted with Dun & Bradstreet (“D & B”), a leading provider of global business information, for certain categories of information from D&B’s database on North American and European businesses, which our users are able to access free of charge. Key records include contact information (address, telephone number, URL, etc.), business description, annual sales, number of employees, and geographic location. We augment the D & B records with additional records from other sources and in some cases information supplied by businesses regarding themselves. For companies with URLs, we index their web information and augment the search results by incorporating information from their websites into the companies' business records. We provide access to a database of approximately 11 million Chinese companies from Infot Inc. and other business data sources. We believe that this business data on China is particularly useful, as users around the world have an interest in doing business with Chinese companies.

(iii) Quick Profile Page

When a user finds a relevant business listing, he or she can get additional information about the company by going to the “Quick Profile” page for that company. The Quick Profile page includes contact information, the company address, phone number, annual sales volume, and total number of employees. We plan to enhance these Quick Profile pages in the future with geographic and other related business information.

Special Features

We have developed distinctive search features and functionality with the aims of delivering a superior user search experience and increasing penetration in our selected markets. Certain features vary by language and by index to allow users to view, sort, rank and filter query results.

(i) Super Target Your Search

A number of other search engines provide a complex query syntax option or an advanced search option that allows users to perform an advanced search initially or to refine their initial search. However, it is commonly accepted that only a very small percentage of users perform advanced searches because of the complexity of using these advanced features. Through our Super Target Your Search feature, our search engine provides easy sorting and filtering tools to prioritize the result sets by data freshness, geography, or term emphasis. Super Target Your Search also provides easy to use filtering tools to enable the user to select a subset of the initial result set. These navigators include, for example, options that allow the selection of news documents from a specific time period, web or news results that mention a specific company, or results from any collection from a specific country. The sort and filter functions can be used in any combination to narrow a very large result set down to a handful of results that better meet the user's specific criteria, thus enabling users to take greater control of their searches.

(ii) Language Sensitive Search Facility

Our European search site, Accoona.eu, analyses data to determine which search interface language and which data set to present to its users. The search engine recognizes the language of the user's browser and the language of the documents in the various indices. Accoona.eu uses a rule set combining this information in determining the language preferences of the user. Accoona.eu then presents search results customized to the language preference, and the navigators are also translated into that language. For example, in the business search, data in the index includes SIC business types assigned to each business. When Accoona.eu presents this to the user, these business types have all been translated into the language of preference.

Search Technology

(i) Artificial Intelligence

Our search engine uses proprietary artificial intelligence algorithms to deliver search results by, in effect, analyzing the meaning of search terms, not solely by matching keywords. Our artificial intelligence search technology initially expands the user's query by including in the search results relevant items that pertain to, but do not include, the original search terms. For example, in English, a search using the term “car” will return results containing the term “car” and will also return results that do not contain the term “car”, but do contain the terms “auto” and/or “automobile”. The technology then analyses all of the results and ranks them by relevance. Our relevance methods include numerous algorithms including the proximity, frequency, and “ordinariness”
 — uncommon terms are weighted higher than common terms — of the search terms in the web index. Users can then apply the Super Target Your Search tool to re-rank or filter the results based on the parameters and criteria they specify as most important to their query. The combination of these features expands the initial set of results, while enabling the user to subsequently narrow the results to target from among the initial results those which the user considers most relevant.

(ii) Technology Development; Licensing Relationships

Certain aspects of our technology are licensed by us from third parties. In some cases these third parties provide us with technology that is specifically customized for us. In other cases the technology is standard technology necessary for the operation of our business. In particular, we have a perpetual license with Fast Search and Transfer, FAST, a developer and provider of search solutions to major companies and search engines for their technology and have contracted with them to co-develop components of our search technology.

Revenue Generation from Search

We have derived only a limited amount of revenues, primarily from advertising, from our existing search business. Search advertising revenue has been generated almost exclusively through pay-per-click ads that enable advertisers to display text based links (sometimes referred to as “sponsored results”) to their websites on results pages of our websites. These advertisements are displayed when a “purchased” keyword is used in a search query initiated by a user. For example, if a user searches the web using the keyword “printers” in the Accoona search box, links to websites for advertisers selling printers may appear alongside the search results. In North America, sponsored results are provided by Yahoo Search Marketing. Outside of North America, sponsored results are provided by Google AdSense. In each case, we receive a fee based on a percentage of revenue received by Yahoo Search Marketing or Google AdSense from its advertisers as a result of “clicks” on sponsored results on the Accoona results page. By contracting for this service we avoid the need to develop our own advertising sales force for search. As with other search engines, only a portion of web searches involve keywords purchased by advertisers.

We anticipate that for the foreseeable future our advertising revenues from search will come primarily from China and, to a lesser extent, North America and Europe. However, we are not anticipating significant revenues from our existing search business and cannot assess the prospects of our new strategic direction, although one criteria for our new search business plan will likely include a monetization strategy.

Shopping Comparison Search

In addition to our general search offering, we have a stand alone shopping comparison search engine, BuyersEdge.com, which was acquired by us in April 2006. This search engine allows shoppers to search for and compare products and prices available at numerous online merchants. BuyersEdge is designed to help consumers make better choices by enabling them to find items they are looking for, compare products, prices (including shipping), product availability and reputation of the merchant, from among hundreds of online merchants. The service is free to consumers with revenue generated from merchants who list their products generally in a pay-for placement auction model. When a consumer clicks on one of the merchants' listed products, the merchant pays BuyersEdge a pay-per-click fee. Although results are initially presented in the paid placement order, users can subsequently sort results based on a number of parameters, including price.

Major features of BuyersEdge are:

•	a database of over 300,000 consumer products with features, specifications, images, and descriptions organized by category and subcategories. We supplement data on these 300,000 products through a syndication arrangement with a third-party, which also provides us with information on an additional 2.2 million products. This gives BuyersEdge access to information on over 2.5 million products;
•	price comparisons, including delivery charges, among online merchants who sell these products;
•	consumer buying guides on many products;
•	a simple way to compare product features, “Head-to-Head”;
•	a service that rates and compares merchants' customer service ratings; and
•	a link that will take the user from the BuyersEdge site to the merchant's product page where the product can be further researched and ordered.

We believe that BuyersEdge provides an attractive means for merchants to sell online by enabling them to use online advertising to target consumers who are actively seeking information about a product or service of immediate interest. This targeted advertising to truly interested consumers can result in better conversion to sales for their advertising spend than other mediums.

Merchants join BuyersEdge with no upfront cost, paying only when a consumer shows interest in their products by clicking through to them from the BuyersEdge website. The site employs the well-established pay-per-click and pay-for-placement business models common among shopping comparison engines, whereby we receive payments from advertisers when users click on the link to that advertiser. Advertisers can also bid for placement or pay us to receive preferential placement on BuyersEdge.com. BuyersEdge employs and manages its own sales force and licenses software to manage its sales lead and closing process. Advertisers are found through many different channels, including trade shows and online advertisements. Merchants can join BuyersEdge by filling out an online application at BuyersEdge.com or by telephone. Once they have joined, merchants are in control of the amount of advertising they spend and have access to various reports, including spend reports and various bidding options for placement of their ads. As of May 30, 2007 there were over 269 merchants registered to use the BuyersEdge site.

BuyersEdge.com currently specializes in about 8 major vertical segments containing hundreds of sub-categories, including consumer electronics and computers. A relatively small number of segments and sub categories account for most products shown and for most consumer traffic. BuyersEdge seeks to expand the usage of certain existing categories and intends to launch many new verticals including jewelry, house and home, apparel and health and beauty. BuyersEdge also partners with other shopping comparison engines such as Shopping.com to further sell-through of click inventory and maintain a rich offering of product categories for consumers.

Distribution Channels

To maximize the usage of our search offering pursuant to our existing and new search strategies, we have created geographically targeted websites (Accoona.com, Acoona.cn, and Accoona.eu), and will seek to have third party publishers in the U.S. include our search box on their websites. A change in our search strategy could change its distribution strategy.

(i) Search box

Our first syndicated product was our business and web search box, placed on approximately 12 prominent Chinese websites. Our search box displays a text box, buttons and an Accoona logo that enables visitors to search the Accoona web and business indices directly without needing to go to the Accoona site. A user performing a search is then directed to a results page at Accoona.cn. Accoona may seek similar arrangements with other content publishers in North America, China and Europe.

(ii) White label

Another syndication strategy, to be implemented in the future, is to offer content publishers the functionality and results from our search engine directly embedded in their sites. This is called “white labeling”, and would allow each partner website to have search with their own branding. The search feed may also include ExchangePlace lead advertisements, our e-commerce results and results from our comparison shopping search engine.

E-commerce

Through acquisitions, we have an e-commerce business with several website brands. In 2006 the combined revenues of our acquired businesses made us one of the top 10 consumer-direct electronics retailers in North America by online revenue and one of the top 55 consumer electronics retailers overall, according to TWICE’s list, “Top 100 CE Retailers.”

Our well known brands include ButterFlyPhoto.com, BestBuyPlasma.com, PlasmaBay.com and NYLiving.com. Product lines include consumer electronics, flat screen televisions, and kitchen and home appliances from major manufacturers. We believe that online retailing represents an attractive industry and that our strong market position, coupled with our marketing and advertising expertise and our search capabilities, will allow us to capitalize on this market opportunity.

Our e-commerce strategy has been based on the acquisition of several established businesses and the implementation of enhanced marketing techniques, improved operational efficiencies and, over time, the realization of economies of scale in buying, inventory management, logistics, and customer profiling to increase sales and realize greater margins. Additionally, we plan to integrate our search engine marketing expertise and capabilities into each of our shopping sites to increase visitor traffic through optimization of the listing of these websites in search engine results and through the use of additional marketing channels such as shopping comparison engines, search engine marketing, search engine optimization, e-mail marketing, cost-per-acquisition marketing and offline marketing. We plan to expand our e-commerce business through organic growth.

Our e-commerce websites offer a wide selection of high quality consumer electronics and home appliances and provide customer support and service. Our catalogue of consumer electronics offers over 1,800 products, which include: televisions, digital cameras, camcorders, GPS devices, projectors, home audio, DVD players, satellite radios, MP3 players, computers, printers, and cell phones. Home appliance product categories include: kitchen electrics, kitchen tools, cookware, cutlery, tableware, gourmet, outdoor living, giftware, large appliances (air conditioners, ovens, dishwashers), and beauty aids.

Our e-commerce business operates through several channels. In addition to our websites, we sell through eBay Stores and Amazon.com, where our products are listed.

We employ multiple customer acquisition channels, including natural search, for which we believe our e-commerce websites are often listed among the first 10 results on relevant search results pages, paid search, shopping comparison search, email campaigns, and a retail store front located in New Jersey, which is scheduled to open in the third quarter of 2007.

As a result of our acquisitions, we have in place a service model for both pure online consumers and consumers who prefer to interact with a salesperson as part of their online experience. In the “salesperson” model, we seek to differentiate ourselves from other e-commerce businesses by offering a superior quality of customer service such that customers come to see telesales staff as personal sales consultants. This model is referred to as “upselling” and relies on the ability of the sales staff to develop a relationship with customers and, hence, generate higher margin returning customers.

Summary of Acquisitions

We have built our e-commerce business by acquiring two related groups of companies — DOD Marketing Inc., Digitaletailer Inc. and BDD Solutions Inc., in May 2005, and SkyNet Communications Corp. and Zylonet Systems, Inc. in April 2006. The acquisition of these companies has enabled us to achieve a greater critical mass with a greater opportunity for economies of scale. As described above, we seek to create additional value from these acquired businesses through the implementation of enhanced marketing techniques and operational efficiencies, by combining the acquired companies' buying power and integrating their management, technology, service and logistics infrastructure.

Historically, our e-commerce businesses had primarily been operated out of two separate small facilities in Brooklyn, New York. In the fourth quarter of 2006, we consolidated our e-commerce operations in a new 65,000 square foot warehouse and office facility in South Plainfield, New Jersey. We believe that this consolidation benefits our e-commerce operations, including by permitting us to carry more inventory and facilitating shipping operations. This new facility, with state-of-the-art equipment, is designed to allow us to process orders at higher speed and with fewer errors, resulting in a better customer experience and higher customer retention rates.

We plan to enhance customer revenue and the lifetime value of our customers through the use of strategic marketing tools, including: (i) customer profiling through the use of customer relationship management (“CRM”) technologies and (ii) the development of destination features such as user reviews and product comparison and analysis.

China

China's commercial promise and potential for growth, coupled with our relationships in China, make China a region of particular interest to us. We believe that our relationship with CDIC, and its chinadaily.com.cn site, gives us a significant search traffic acquisition advantage for our Chinese website, Accoona.cn. CDIC's market knowledge and its parent's ownership by the Chinese government, gives us an advantage over companies that do not have such a relationship. Further, chinadaily.com.cn features the Accoona web and business search box on its website, thereby providing our business and Internet search services to its users. Through the efforts of CDIC, approximately 12 Chinese websites display our search box, giving users direct access to the our Chinese search index. From China, users can also access Accoona.cn directly. We are continuing to expand our presence in China, as evidenced by the recent opening of our office in Shanghai, which is locally staffed, further enhancing our understanding of the Chinese market.

Entry to the Chinese Market

In order to capitalize on the Chinese Internet opportunity, in 2004 we entered into a 20 year agreement with CDIC. CDIC's chinadaily.com.cn website is generally recognized as the largest English language website in China, and CDIC is a subsidiary of China Daily, the largest English language newspaper in China and one of the official English language voices of the Chinese Government. Our China website is in Chinese and English and offers search of business and the web and, when accessed directly, rather than through a link from any of its Chinese relationships, news. We also have the right to translate certain content provided by CDIC into any other language and distribute it freely.

As part of the agreement, we became the designated search partner for the chinadaily.com.cn news portal. Our web and business search box, launched in China in December 2004, is prominently placed on the front page of chinadaily.com.cn. Chinadaily.com.cn has approximately seven million daily page views, from which we seek to drive traffic to our China search engine index, and eventually to other on-line businesses. In keeping with Chinese government regulations and practices, our China website does not contain gaming, adult or controversial content.

Through CDIC's relationships with other sites, there are approximately 12 Chinese websites displaying our business and web search box within their sites. These 12 websites fall into four categories: two are China's dominant Internet portals, Sohu and Sina, three are China national key media websites, six are major provincial information portals and one is a key industrial website.

China Strategy

Our long-term strategy is to develop and market multiple online services to serve Chinese business professionals and users of online communities by leveraging our search technology, global business data resources, and our China Daily relationship. Initially we plan to launch a website focused on the provision of specific content and information for Chinese businesses and business professionals. Our Chinese search engine also provides news, business and web search results. Our China strategy presumes that any significant revenues and any profits will only be derived on a long-term basis. We have recently opened an office in Shanghai, which is staffed by local employees. However, our China strategy includes only limited expenditures in the near term.

China Search

In addition to our Chinese language web search, we have what we believe is one of the largest business directories available online with over 42 million unique records, which include 11 million Chinese business records, 13 million North American business records and 18 million European business records. This business directory can benefit Chinese business users who can search for more China specific and international business information, an area of search that is particularly popular with Chinese users. We also plan over time to expand the scope of our business directory by adding many small and medium sized enterprises, or SMEs, in China that are not listed in any large scale online directory. We believe the size of our directory may attract many users to our Chinese site as they search for commerce and e-commerce opportunities. Our China search function is currently supported by servers located outside China. However, in the future we may use servers located in China for all or a portion of our China activities.

We employ key word advertising on our China search index as part of our advertising agreement with Google. To date, our key word advertising generally does not include Chinese advertisers.

Chinese Internet Licensing Requirements

We have a business relationship with a local Chinese company with an Internet cache protocol, or ICP, license and a pending bulletin board system, or BBS, license. Both licenses are required by the Chinese government to operate an Internet business in China.

China Business Service Platform

We plan to launch a website focused on the provision of specific content and information for Chinese businesses and business professionals. This product is planned as a product specific to the Chinese market. We intend to provide business users with information they will find valuable, as well as business community forums and blogs that will assist users in building an effective business network and in developing their own businesses. Additionally, advertisers will have the ability to reach businesses and business professionals by advertising on our Money in China Website.

We believe our directory of business will enable Chinese businesses to reach foreign companies and give foreign companies the ability to reach Chinese businesses.

Properties

Our executive offices are located in leased premises of approximately 30,000 square feet in Jersey City, New Jersey, approximately 7,700 square feet of which we lease to B2X Corp., a company for which Ronald K. Glover, the chairman of our board of directors, serves as Chairman of the board of directors and Chief Executive Officer and Ronald Henley, a member of our board of directors, serves as a director. Our e-commerce group has leased offices and warehouse space totaling approximately 65,000 square feet in South Plainfield, New Jersey. In addition, we maintain an office in Shanghai, China which consists of approximately 1,000 square feet of leased space.

Employees

As of June 30, 2007, we had 200 employees, of which 71 were employed in the e-commerce businesses at our South Plainfield, New Jersey location. An additional 129 employees are employed at our Jersey City, New Jersey office, 40 of whom work primarily for our ExchangePlace business and 5 of whom work primarily for BuyersEdge.

Legal Proceedings

We are periodically a party to routine litigation incidental to our business. However, there are no material legal proceedings currently pending or, to our knowledge, threatened against us.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information with respect to each of our current executive officers and directors.

Name	Age	Position
Ronald K. Glover	69	Chairman of the Board
Valentine J. Zammit	60	Vice Chairman, Chief Executive Officer, President, Director
William J. Rose	55	Chief Financial Officer, Treasurer, Director
Daniel B. Doman	54	Chief Operating Officer, Chief Information Officer
Ronald Henley	51	Director
Zhou Jie	40	Director
Jean-Gabriel Ture	59	Director

Ronald K. Glover, Chairman of the Board

Mr. Glover joined the Board in February 2007. Since June 2007, Mr. Glover has been the Chairman of the board of directors and Chief Executive Officer of B2X Corp., a company developing a global trading platform for businesses involved in international import and export. Since 1996, Mr. Glover has been the Managing Director of Information Investors Group, LLC, a management consulting company which he co-founded. Prior to founding Information Investors Group, Mr. Glover held various senior executive positions within the American Express Company. He has also served as President of Dun & Bradstreet, Information Services and prior to that, as President & Chief Operating Officer of American Banknote Company. Mr. Glover graduated from the Harvard Business School Advanced Management Program in 1983. He received his undergraduate degree in Physical Science with honors from the University of Rio Grande in 1961.

Valentine J. Zammit, Vice Chairman, Chief Executive Officer, President, Director

Mr. Zammit joined the Board in November 2006. In March 2007 Mr. Zammit became employed by the Company as Vice Chairman. In April 2007 Mr. Zammit also became Chief Executive Officer and President of the Company. Mr. Zammit has been a self-employed consultant on financial and accounting matters to a number of companies since 2002, and served as Chief Financial Officer and then as President and Chief Executive Officer of True North Diversified Companies from 1998 to 2001. From 1988 to 1998 Mr. Zammit was Chief Financial Officer and Vice Chairman of Bozell, Jacobs, Kenyon & Eckhardt, Inc. He also previously held positions at Young & Rubicam and the accounting firm, Price Waterhouse and was a director of 24/7 Real Media Inc. Mr. Zammit received a Bachelor of Arts degree in Accounting from Manhattan College in 1970.

Ronald Henley, Director

Mr. Henley joined the Board in March, 2007 and previously served on our Board from October 2004 to September 2006. From April 2005 to present he has served as the Chief Financial Officer of S.P.B.D. Consulting Corp. From 2003 to 2005, Mr. Henley was a founding partner and Head Trader for a statistical arbitrage hedge fund. From 1985 to 2002 Mr. Henley was an American Stock Exchange Member, with Michael Becker & Co, Tumbleweed Trading and Cohn Duffy and McGowan. Mr. Henley currently serves as a director for several other private companies, including B2X Corporation, Quantum Genomics Corporation, a biotech company, International Collectibles Network and NewSight Corporation. Mr. Henley attended the University of South Florida where his area of study was business.

Zhou Jie, Director

Mr. Zhou joined the Board in November 2006. Since December 2006 Mr. Zhou has been the Executive President and Chief Executive Officer of CDIC. From 1994 to 2006, Mr. Zhou was the Senior Vice President of CDIC, overseeing its daily operations from strategic planning, business development, and content management to marketing and sales. He is a veteran of China's Internet industry and co-founded chinadaily.com.cn, a key service of CDIC. Prior to joining CDIC, Mr. Zhou was a news reporter and editor, covering science and technology stories. Mr. Zhou attended the University of Hawaii and in 1993 obtained his Master’s degree in communication. In 1990, Mr. Zhou received his Bachelor’s degree in Journalism and Mass Communication from Xiamen University.

Jean-Gabriel Ture, Director

Mr. Ture joined the Board in August 2006. From 2004 to present he has been a consultant for Kosai International Ltd., a company for which he has served as director since 2004 and which has been retained by us to provide consulting services. From 2001 to 2004, Mr. Ture was an independent consultant for small and medium sized businesses. Between 1989 and 2000, Mr. Ture was the Chief Financial Officer of Compaq Computer France (a subsidiary of Compaq Computer Corporation). From 1985 to 1989 Mr. Ture was the Chief Financial Officer of Northern Telecom in France. From 1975 to 1985, Mr. Ture held different local, regional, and worldwide managerial roles in the area of Financial Control and Operations at Texas Instruments Inc. in France, the United Kingdom, and the United States. Mr. Ture received his Master’s degree in Business Administration from Columbia University, Graduate School of Business Administration in 1974 and his Master’s degree in Political Science in 1971. He received his undergraduate degree from Academie of Grenoble, Institut Notre Dame in 1968.

William J. Rose, Chief Financial Officer, Treasurer, Director

Mr. Rose has been the Chief Financial Officer and Treasurer of the Company since December 2004 and a member of the Board since September 2006. From 2002 to 2004, Mr. Rose was Chief Financial Officer and Treasurer of X3D Technologies Corp. (now known as NewSight Corporation). From 1999-2001, Mr. Rose was Chief Financial Officer and a member of the board of directors of Berliner Communications Inc., a wireless infrastructure company. From 1985 to 1999, Mr. Rose held several positions with Metromedia Company, eventually becoming the Chief Financial Officer of a Metromedia investment, Empire Soccer Club, L.P. from 1997 to 1999. From 1979 – 1984 Mr. Rose was a Controller of Nuclear Power Services, first in the New Technologies Division and later as the Divisional Controller of the Oil and Gas Division. Mr. Rose received his Master’s degree in Business Administration from Fairleigh Dickinson University in 1981 and his undergraduate degree in Accounting from Fairleigh Dickenson University in 1978.

Daniel B. Doman, Chief Operating Officer, Chief Information Officer

Mr. Doman has been the Company's Chief Operating Officer since July 2006 and Chief Information Officer since July 2007. From November 2006 to July 2007 he also served as our interim Chief Technology Officer. Prior to joining the Company full-time Mr. Doman worked for the Company as a strategic technology consultant from November 2005 to July 2006. From November 2005 to June 2006, Mr. Doman was also Consulting Chief Technical Officer for Liberty Travel. From 2004 to 2005 Mr. Doman was the Chief Technical Officer for Direct Revenue, an ad-serving company. From 2002 to 2004, he was a strategic consultant for several mid-size companies, including Freshpair.com. and Listservices Corp. Mr. Doman has also served as the Chief Technical Officer for several start-up internet companies and as the Director of Engineering & Development for DoubleClick, Inc., from 1998 to 2000. In 1997, Mr. Doman was the Director of CORE Technology for American International Group, Inc. and from 1987 to 1997 he worked for Information Builders, Inc., first as a Project Leader, then as the Manager of MicroProducts Development and later as the Director of MicroProducts Programming. Mr. Doman received his undergraduate degree in English from Pitzer College in 1975.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating committee and has adopted a charter for each of the committees. We intend to utilize the phase-in provisions afforded to us by NASDAQ Marketplace Rule 4350(a) and will be in compliance with the director and board committee independence requirements contained therein. The board of directors also will establish such other committees as it deems appropriate, in accordance with applicable law and our certificate of incorporation and bylaws.

Audit Committee

The initial members of the audit committee are Messrs. Ronald Glover, Valentine J. Zammit and Jean-Gabriel Ture, with Mr. Ture serving as chair. Our board has determined that Mr. Ture qualifies as an “audit committee financial expert” as defined in the federal securities laws and regulations. The audit committee assists our board of directors in monitoring the integrity of the consolidated financial statements, the independent auditors’ qualifications, independence and performance, the performance of our company’s internal audit function and compliance by our company with certain legal and regulatory requirements.

Compensation Committee

The initial members of the compensation committee are Messrs. Ronald Glover, Valentine J. Zammit and Jean-Gabriel Ture, with Mr. Zammit serving as chair. The compensation committee oversees the compensation plans, policies and programs of our company and has full authority to determine and approve the compensation of our chief executive officer, and to make recommendations with respect to compensation of our other executive officers. The compensation committee is also responsible for producing an annual report on executive compensation for inclusion in our proxy statement.

Nominating Committee

The initial members of the nominating committee are Messrs. Ronald Glover, Valentine J. Zammit and Jean-Gabriel Ture, with Mr. Glover serving as chair. The nominating committee will identify individuals qualified to become board members and recommend to our board of directors the director nominees for each annual meeting of stockholders. It also will review the qualifications and independence of the members of our board of directors and its various committees on a regular basis and make any recommendations the committee members may deem appropriate from time to time concerning any changes in the composition of our board of directors and its committees. The nominating and corporate governance committee also will recommend to our board of directors the corporate governance guidelines and standards regarding the independence of outside directors applicable to our company and review such guidelines and standards and the provisions of the nominating and corporate governance committee charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal, regulatory or NASDAQ requirements. The nominating and corporate governance committee also will monitor our board of directors and our company’s compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and will lead our board of directors in its annual review of our board of directors’ performance.

Compensation Committee Interlocks and Insider Participation

We do not anticipate any interlocking relationships between any member of our compensation committee or our nominating and corporate governance committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

Director Independence

Our board of directors has determined that Messrs. Ronald Glover and Zhou Jie are “independent directors” as defined under Rule 10A-3 of the Securities Exchange Act and NASDAQ Marketplace Rule 4200(a)(15). Our board of directors will consist of a majority of independent directors within one year following consummation of this offering, as required by the rules of NASDAQ.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and in accordance with NASDAQ rules.

Indemnification of Directors and Officers

As permitted by the Delaware General Corporation Law, or DGCL, we have adopted provisions in our certificate of incorporation that limit or eliminate the personal liability of our directors and officers to the fullest extent permitted by applicable law. The duty of care generally requires that, when acting on behalf of the corporation, directors and officers exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for:

•	any breach of the person’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
•	any transaction from which the person derived an improper personal benefit.

These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

As permitted by the DGCL, our certificate of incorporation and bylaws provide that:

•	we will indemnify our current and former directors and officers and anyone who is or was serving at our request as the director, officer, employee or agent of another entity, and may indemnify our current or former employees and other agents, to the fullest extent permitted by the DGCL, subject to limited exceptions; and
•	we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

We currently maintain liability insurance for our directors and officers.

Our certificate of incorporation requires us to advance expenses to our directors and officers in connection with a legal proceeding, subject to receiving an undertaking from such director or officer to repay advanced amounts if it is determined he or she is not entitled to indemnification.

Currently, to our knowledge, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Philosophy of Executive Compensation

Our Compensation Committee has responsibility for determining and approving the compensation of our executive officers. The primary objectives of the Compensation Committee with respect to executive compensation are to attract and retain talented and experienced individuals primarily in the Internet and lead generation industries by tying annual bonuses and stock incentives to achievement of measurable performance objectives and to align executives' incentives with continued employment and stockholder value creation. The Compensation Committee evaluates individual executive performance with the goal of setting compensation at levels the Compensation Committee believes are comparable with executives in other Internet companies of similar size and stage of development, while taking into account our relative performance and resources and our own strategic goals, although we have not conducted any studies in this regard.

Our compensation program is designed to reward our executives who contribute to the development of our various business lines, as well as their overall growth and profitability. We do not have a specific formula for allocating total compensation between current and long-term compensation or between cash and non-cash compensation. However, we do vary the mix of these elements based on our understanding of competitive practices, management level and to recognize each individual’s operating responsibilities and ability to impact short and long-term results, as well as based on negotiations in some instances. Additionally, the amount of total compensation realized or potentially realizable from prior compensation awards does not influence the level of total compensation paid or future pay opportunities.

In January 2007, we retained a compensation consultant to review our policies and procedures with respect to executive compensation. We intend to work with the consultant to evaluate our overall compensation philosophy and the effectiveness of our current compensation program and as a basis for future compensation programs.

Elements of Executive Compensation

Executive compensation consists of the following elements:

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account our understanding of competitive market compensation paid by other comparable companies for similar positions, as well as based on negotiations in some instances. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies although we have not conducted any studies in this regard. Base salaries are reviewed by the Compensation Committee (1) at the time of renewal of an executive’s employment agreement, or (2) if an executive does not have an employment agreement with us, annually with adjustments based on the individual’s responsibilities, performance and experience during the year. This review occurs at the conclusion of the calendar year.

Discretionary and Performance-Based Bonuses. We have entered into employment agreements with Mr. Rose and Mr. Zammit that provide for performance based bonuses as determined by our board of directors. The board of directors intends to award annual performance based bonuses to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives will vary depending on the individual executive, but will relate generally to financial factors such as raising capital, improving our results of operations and increasing the price per share of our common stock.

Long-Term Incentive Program. We believe that we can encourage long-term performance by our executive officers through ownership in our stock. Our 2004 Equity Incentive Plan and 2007 Equity Incentive Plan have been established to provide our employees, including our executive officers, with incentives to help align those employees' interests with the interests of stockholders. Our board of directors and Compensation Committee believe that the use of stock options and potentially in the future stock as well, offers the best approach to achieving our objective to offer a culture of ownership to motivate our executive officers to create and enhance stockholder value. We have not adopted stock ownership guidelines, and our stock compensation plans have provided the principal method, other than through some limited direct investment, for our executive officers to acquire equity in our company. We believe that the annual aggregate value of these awards should be set near competitive median levels for comparable companies, although we have not conducted any studies in this regard.

Stock Options. Our 2004 Equity Incentive Plan and 2007 Equity Incentive Plan authorize us to grant options to purchase shares of common stock to our employees, directors and consultants. Our Compensation Committee administers our 2004 Equity Incentive Plan and our 2007 Equity Incentive Plan. Stock option grants are made on or around the commencement of employment and, on occasion, following a significant change in job responsibilities or to meet other special retention objectives as recommended by management and approved by our Compensation Committee. Our Compensation Committee periodically reviews and approves stock option awards to executive officers based upon its assessment of individual performance, a review of each executive's existing long-term incentives and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees, including executive officers. Our stock options are generally exercisable for a period of five years under our 2004 Equity Incentive Plan and ten years under our 2007 Equity Incentive Plan, and they have an exercise price equal to the fair market value of our common stock on the day of grant and typically vest pro-rata over a 48 month period based upon continued employment.

We expect to continue to use stock options as a long-term incentive vehicle because:

•	Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership and focus the management team on increasing value for the stockholders.
•	The value of stock options is based on our performance, because all the value received by the recipient of a stock option is based on the growth of our stock price.
•	Stock options help to provide a balance to the overall executive compensation program as base salary and any annual bonus program we might establish in the future is likely to focus more on short-term performance, while the vesting of stock options increases stockholder value over the longer term.
•	The vesting period of stock options encourages executive retention and the preservation of stockholder value.

In determining the number of stock options to be granted to executives, we take into account the individual's position, scope of responsibility, ability to affect profits and stockholder value and the individual's historic and recent performance and the value of stock options in relation to other elements of the individual executive's total compensation. With respect to stock options granted at the time of hiring, the number of stock options to be granted is based primarily on the amount necessary to attract the new executive.

Stock Appreciation Rights. Our 2007 Equity Incentive Plan authorizes us to grant stock appreciation rights. A stock appreciation right represents a right to receive the appreciation in value, if any, of our common stock over the base value of the stock appreciation right. The base value of each stock appreciation right equals the value of our common stock on the date the stock appreciation right is granted. Upon surrender of each stock appreciation right, unless we elect to deliver common stock, we will pay an amount in cash equal to the value of our common stock on the date of delivery over the base value of the stock appreciation right. Stock appreciation rights typically vest based upon continued employment on a pro-rata basis over a four-year period, and generally expire ten years after the date of grant. To date, we have not granted any stock appreciation rights under our 2007 Equity Incentive Plan.

Restricted Stock and Restricted Stock Units. Our 2007 Equity Incentive Plan authorizes us to grant restricted stock to employees, independent directors, consultants and advisors. To date, we have not granted any restricted stock or restricted stock units under our 2007 Equity Incentive Plan. We anticipate that in order to implement the long-term incentive goals of the Compensation Committee we may grant restricted stock after this offering.

Benefits. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision and life and disability insurance coverage and the ability to contribute to a 401(k) retirement plan; however, the Compensation Committee, in its discretion, may revise, amend or add to the executive officer’s benefits if it deems it advisable. We believe these benefits are comparable to the median competitive levels for comparable companies.

Executive Compensation

The following table provides information regarding the compensation earned during the fiscal year ended December 31, 2006 by (1) our principal executive officer, (2) our principal financial officer, (3) our other executive officer serving as an executive officer as of December 31, 2006 whose total compensation exceeded $100,000 during that year, and (4) two former executive officers who would have been among our four most highly compensated executive officers had they been employed by us at December 31, 2006.

We refer to our principal executive officer, principal financial officer and our other executive officers set forth in this table as our “named executive officers” elsewhere in this prospectus.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Stuart Kauder, Chief Executive Officer and President(1)	2006	239,618	—	122,000	—		361,618
William J. Rose, Chief Financial Officer	2006	233,307	—	122,000	—		355,307
Daniel Doman, Chief Operating Officer	2006	104,077	40,000	—	$76,500	(2)	220,577
Steven Schwartz, Chief Technology Officer(3)	2006	220,049	60,000	122,000	—		402,049
Alessandra Coderoni, Chief Operating Officer(4)	2006	135,203	—	1,199,100	51,838	(5)	1,386,141

(1)	Mr. Kauder resigned as the Company’s Chief Executive Officer, President and as a Director on April 16, 2007.
(2)	The amount represents payments to Mr. Doman for services under a consulting agreement entered into in February 2006, between us and Mr. Doman. Mr. Doman became a full-time employee in June 2006.
(3)	Mr. Schwartz, the Company’s former Chief Technology Officer, ceased to be employed by the Company in February 2007.
(4)	Ms. Coderoni, the Company’s former Chief Operating Officer, ceased to be employed by the Company in August 2006.
(5)	Represents severance paid at the termination of the employee’s employment.

Grants of Plan-Based Awards

All plan-based awards granted to our named executive officers are non-qualified stock options. The exercise price per share of each option granted to our named executive officers was at least equal to the fair market value of our common stock on the date of the grant, as determined by our board of directors or Compensation Committee, whichever granted the option.

The following table presents information concerning grants of plan-based awards to each of the named executive officers during 2006:

Grants of Plan-Based Awards Table for the Year Ended December 31, 2006

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Option Awards
Stuart Kauder	8/3/2006	100,000	$3.50	$122,000
William J. Rose	8/3/2006	100,000	$3.50	$122,000
Daniel Doman	—	—	—	—
Steven Schwartz	8/3/2006	100,000	$3.50	$122,000
Alessandra Coderoni	8/17/2006	l,120,000	$3.50	$1,199,100

Outstanding Equity Awards at December 31, 2006

The following table provides information regarding our named executive officers’ unexercised stock options as of December 31, 2006.

Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Stuart Kauder(1)	20,833	79,167	(2)	3.50	8/2/2011
	200,000	—		.65	10/15/2009
William J. Rose	89,000	—		.65	12/1/2009
	200,000	—		2.50	5/25/2010
	20,833	79,167	(2)	3.50	8/3/2011
Daniel Doman	—	—		—	—
Steven Schwartz	100,000	—		.10	6/1/2009
	200,000	—		.65	10/15/2009
	20,833	79,167	(2)	3.50	8/3/2011
Alessandra Coderoni	1,120,000	—		3.50	4/29/2010

(1)	In connection with his resignation in April 2007, Mr. Kauder exercised 200,000 of his vested options.
(2)	The options vest in 24 equal monthly installments beginning in August 2006 and ending in July 2008.

Option Exercises and Stock Vested

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)
Stuart Kauder	100,000	340,000
William J. Rose	176,000	501,600
Steven Schwartz	300,000	1,020,000

Employment Agreements

Valentine J. Zammit

We entered into an employment agreement with Mr. Zammit to employ him in the position of Vice Chairman, effective as of March 5, 2007. The current term of the agreement expires in August, 2008 but is automatically extended for unlimited successive one-year periods, unless terminated by either party giving written notice no later than 90 days prior to the expiration of the then existing term. Mr. Zammit's annual base salary is currently $300,000 and he is eligible to receive an annual bonus as determined by the board of directors in its sole discretion. Mr. Zammit was also granted two options, each to purchase up to 1,500,000 shares of common stock of the Company. We may terminate the agreement at any time for disability, as defined in the agreement, or with or without cause, as defined in the agreement. Mr. Zammit may terminate the agreement for good reason, as defined in the agreement, upon at least 90 days prior notice. If we terminate Mr. Zammit’s agreement without cause, elect not to renew the agreement or the agreement is terminated by Mr. Zammit for a good reason, Mr. Zammit will be entitled to his base salary and benefits for six months from the date of termination. If we terminate Mr. Zammit’s employment for reason of death or disability, for cause or if the agreement is terminated by Mr. Zammit without good reason, our obligations shall cease as of the date of such termination and Mr. Zammit shall not be entitled to any severance. Mr. Zammit has executed a separate Agreement to Protect Confidential Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation. The non-competition and non-solicitation provisions apply during Mr. Zammit's employment and for twelve months thereafter, provided however that if Mr. Zammit resigns his employment other than for disability or good reason or is terminated without cause, then the non-compete period of twelve months after termination of employment shall not apply, unless we elect to make certain severance payments to Mr. Zammit.

William J. Rose

We entered into an employment agreement with Mr. Rose to employ him in the position of Chief Financial Officer, effective as of April 2, 2007. The current term of the agreement expires on April 1, 2008 but is automatically extended for unlimited successive one-year periods, unless terminated by either party giving written notice no later than 90 days prior to the expiration of the then existing term. Mr. Rose's annual base salary is currently $275,000 and he is eligible to receive an annual bonus equal to 40% of his salary. We may terminate the agreement at any time for disability, as defined in the agreement, or with or without cause. Mr. Rose may terminate the agreement for good reason, as defined in the agreement, upon at least 90 days prior notice. If we terminate Mr. Rose’s agreement without cause, elect not to renew the agreement or the agreement is terminated by Mr. Rose for a good reason, Mr. Rose will be entitled to his base salary and benefits for twelve months from the date of termination. If we terminate Mr. Rose’s employment for reason of death or disability, for cause or if the agreement is terminated by Mr. Rose without good reason, our obligations shall cease as of the date of such termination and Mr. Rose shall not be entitled to any severance. Mr. Rose has executed a separate Agreement to Protect Confidential Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation. The non-competition and non-solicitation provisions apply during Mr. Rose's employment and for twelve months thereafter, provided however that if Mr. Rose resigns his employment other than for disability or good reason or is terminated without cause, then the non-compete period of twelve months after termination of employment shall not apply, unless we elect to make certain severance payments to Mr. Rose.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

DIRECTOR COMPENSATION

With the exception of our Chairman, we do not currently compensate our directors in cash for their service as members of our board of directors. We reimburse our directors for reasonable expenses in connection with attendance at board of directors and committee meetings. Additionally, our non-employee directors are eligible to receive awards under our equity incentive plans. The following table summarizes compensation paid to non-employee directors during 2006.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Eckhard Pfeiffer(1)	60,000	$3,660,000	60,000
			3,660,000
Valentine Zammit	—	$122,000	122,000
Ronald Henley	—	$122,000	122,000
Jean Gabriel Ture	—	$122,000	122,000

(1)	Mr. Pfeiffer resigned as a member of the board of directors in March 2007.

Director Agreements

Ronald K. Glover

We entered into a director agreement with Mr. Glover to retain him as a non-employee and non-executive Chairman of our board of directors. We agreed to use our best efforts to continue Mr. Glover’s election as a member of the Board until the date of the 2009 annual stockholders meeting, unless our agreement with Mr. Glover is terminated sooner. We granted Mr. Glover an option to purchase up to 1,000,000 shares of common stock pursuant to a nonqualified Stock Option Agreement, dated March 1, 2007, under our 2007 Equity Incentive Plan. Mr. Glover will receive as a compensation a director’s fee of $10,000 per month for up to a maximum of 24 months. We have the right to remove or not to re-elect Mr. Glover to the position of Chairman. Any removal shall have no effect on the options granted, which shall remain vested and immediately exercisable. Mr. Glover has the right at any time, upon 30 days written notice, to resign as Chairman of the Board or as a member of the Board. In the event Mr. Glover is removed without cause he will be entitled to 2 additional months director fees. During his term of service Mr. Glover will not be deemed an employee of the Company for purposes of employee benefits, income tax withholding, FICA taxes, unemployment benefits or otherwise.

Equity Compensation Plans

We currently maintain two equity compensation plans. Information with respect to each of our equity compensation plans as of June 30, 2007 is set forth below.

2004 Equity Incentive Plan

The Company’s 2004 Equity Incentive Plan (the “2004 Plan”) provides for the grant of both options and restricted stock The 2004 Plan terminated in January 2007 and the Company may no longer grant awards under the 2004 Plan. No restricted stock awards have been made.

However, outstanding options issued under the 2004 Plan remain in effect subject to the terms of the 2004 Plan.

As of June 30, 2007, under the 2004 Plan, there were options outstanding for 7,329,436 shares of common stock and options for 1,446,000 shares of common stock have been exercised. Options outstanding under the 2004 Plan are both “incentive stock options” (“ISOs”), which are intended to meet the requirements for special U.S. federal income tax treatment under the IRS Code, and “nonqualified stock options” (“NQSOs”). Options have been granted on such terms and conditions as determined by the Board; provided, however, that no option has a term of greater than five years from the date of grant. With respect to options granted to employees, unless the option agreement expressly provides to the contrary, (i) the option shall terminate immediately upon the optionee's termination of employment for Cause (as defined in the 2004 Plan); (ii) in the event that the optionee's employment with the Company shall terminate by reason of death or disability, the unvested portion of the option shall terminate immediately and the vested portion of the option shall terminate one year following such termination of employment (but shall not continue to vest during such one year period); and (iii) in the event that the optionee's employment with the Company shall terminate for any other reason, the unvested portion of the option shall terminate immediately and the vested portion of the option shall terminate three months after such termination of employment (but shall not continue to vest during such three month period). If an optionee violates any non-compete or confidentiality agreement to which he is subject, the option shall immediately terminate upon such violation. With respect to options granted to consultants, advisors and directors, the effect of the termination of a consultant's or director's relationship with the Company on such consultant's or director's options shall be determined by the Board and specified in such individual's option agreement. Options granted under the Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their guardian or legal representative. A participant is not considered a stockholder with respect to the shares of common stock underlying an option until the shares of common stock are issued to the participant.

In the event that we sold, spun off, merged, consolidated, reorganized or liquidated, the Board may determine that the options granted shall be assumed or substituted by substantially equivalent options, provided that the granted options shall terminate immediately prior to the consummation of the transaction unless the optionee exercises them by within a specified period. If in such transaction our stockholders receive a payment for their shares of common stock, the Board may provide for a payment to each optionee equal to the amount by which (i) the said payment times the number of shares of common stock subject to the exercisable options exceeds (ii) the aggregate exercise price for all such shares of common stock.

2007 Equity Incentive Plan

The following is a summary of our 2007 Equity Incentive Plan, as amended (the “2007 Plan”), which was adopted by the Board in January 2007.

(a) Awards

The 2007 Plan provides for the grant of stock options, restricted stock and stock appreciation rights, for up to an aggregate of 10,000,000 shares of common stock, to our employees, independent contractors and non-employee directors. If any award expires, is cancelled, terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the 2007 Plan. When we are a “publicly held corporation” within the meaning of Section 162(m) of the IRS Code, the number of the shares of common stock for which awards may be granted to a participant under the 2007 Plan in any calendar year cannot exceed 5,000,000. As of June 30, 2007, under the 2007 Plan, there were options outstanding for 8,650,000 shares of common stock. No options have been exercised. No restricted stock or stock appreciation rights awards have been made under the 2007 Plan.

(b) Administration of the 2007 Plan

The 2007 Plan is administered by the Board or a committee of the Board consisting of not less than two members of the Board. If and when our common stock is registered under Section 12 of the Exchange Act, each Board or committee member administering the plan must be a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act, as well as an “outside director” within the meaning of Section 162(m) of the IRS Code. Amongst other things, the Board has complete discretion, subject to the express limits of the 2007 Plan, to determine the employees, non-employee directors and independent contractors to be granted an award, the type of award to be granted, the number of shares subject to each award, the exercise price under each option, the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the stock, and the required withholding.

(c) Options

Options granted under the 2007 Plan may be either ISOs, which are intended to meet the requirements for special U.S. federal income tax treatment under the IRS Code, or NQSOs, which are not intended to satisfy such requirements. Options may be granted on such terms and conditions as the Board may determine; provided, however, that no option shall have a term of greater than ten years from the date of grant. With respect to options granted to employees, unless the option agreement expressly provides to the contrary, (i) the option shall terminate immediately upon the optionee's termination of employment with us for Cause (as defined in the 2007 Plan); (ii) in the event that the optionee's employment with us terminates by reason of death or disability, the unvested portion of the option shall terminate immediately and the vested portion of the option shall terminate one year following such termination of employment (but shall not continue to vest during such one year period); and (iii) in the event that the optionee's employment with us terminates for any other reason, the unvested portion of the option shall terminate immediately and the vested portion of the option shall terminate three months after such termination of employment (but shall not continue to vest during such three month period). If the optionee violates any non-compete or confidentiality agreement with us to which he is subject, the option shall immediately terminate upon such violation. With respect to options granted to consultants, advisers and non-employee directors, the effect of the termination of such an individual's relationship with us on such individual's options shall be determined by the Board and specified in such individual's option agreement.

(d) Restricted Stock

Restricted stock awards may be made under the 2007 Plan, entitling the awardee to acquire our common stock, subject to our right to repurchase all or part of the stock at their purchase price (or to require forfeiture of such stock if purchased at no cost) in the event that any conditions specified by the Board in the award are not satisfied prior to the end of the vesting period established by the Board for such award. The purchase price for each share of restricted stock shall be determined by the Board.

(e) Stock Appreciation Rights

Stock appreciation rights may be awarded under the 2007 Plan, entitling the awardee to receive, as determined by the Board, a cash payment or shares of common stock having an equivalent value, in either case, equal to the product of (a) the appreciation in the value of one share of common stock from the grant date to the date on which the awardee exercises the stock appreciation right, multiplied by (b) the number of shares with respect to which the stock appreciation right has been exercised. As determined in the sole discretion of the Board, stock appreciation rights can also be awarded under the 2007 Plan in tandem with stock options granted thereunder, in which case the exercise of any such “tandem” stock appreciation right, will result in the forfeiture of the entitlement otherwise to exercise the related option with respect to the same number of shares of common stock under the related option. Upon the termination of an awardee's employment with or service as an independent contractor for us including on account of the awardee's death or disability, all of such awardee's then unexercised stock appreciation rights will be immediately forfeited thereby with no further consideration to be paid on account thereof.

(f) Additional Terms

Except as provided in the 2007 Plan, awards made under the 2007 Plan are not transferable and may be exercised only by the respective awardees during their lifetimes or by their guardians or legal representatives.

(g) Term; Amendments

The 2007 Plan is effective for 10 years, unless it is sooner terminated or suspended. The Board may at any time amend, alter, suspend or terminate the 2007 Plan; provided that no amendment requiring stockholder approval will be effective unless such approval has been obtained. No termination or suspension of the 2007 Plan will affect an award which is outstanding at the time of the termination or suspension.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our common stock, as of July 15, 2007 for:

•	each person known to us to own beneficially more than 5% of our common stock;
•	each of our directors and executive officers; and
•	all directors and executive officers as a group.

Unless otherwise noted below, the address of the persons and entities listed on the table is c/o Accoona Corp., 101 Hudson Street, Suite 3501, Jersey City, NJ 07302. Beneficial ownership includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of July 15, 2007, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The information set forth in the table below is based on 202,516,572 shares outstanding prior to this offering, which gives effect to the conversion of our Class B and Class C common stock into an aggregate of 10,207,139 shares of our common stock and   common stock outstanding after completion of this offering, and further assumes that the underwriters do not exercise their over-allotment options. The underwriters may choose to exercise the over-allotment options in full, in part or not at all. Except as indicated below, and subject to applicable community property laws, the persons named in the table have or share the voting and investment power with respect to all common stock shown as beneficially owned by them.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Name	Number		% of Class	Number	%
Executive Officers and Directors:
Ronald K. Glover	1,000,000	(1)	*
Valentine J. Zammit	3,133,329	(1)	1.52%
Ronald Henley	416,662	(1)	*
Jean-Gabriel Ture	692,110	(1)	*
William J. Rose	331,946	(2)	*
Daniel B. Doman	225,000	(1)	*
Zhou Jie	14,000,000	(3)	6.91%
All directors and executive officers as a group (7 persons)	19,799,047		9.78%
5% Stockholders:
Gestrust SA	93,887,857	(4)	46.36%
Sablesea Investments Limited	55,892,857	(5)	27.60%
MCT Global Opportunities Fund	25,000,000	(6)	12.34%
Armand Rousso	29,634,468	(7)	14.20%
China Daily Information Company	14,000,000	(8)	6.91%

*	Represents less than 1%.
(1)	Consists of shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of July 15, 2007.
(2)	Includes 311,946 shares of common stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of July 15, 2007.
(3)	Zhou Jie, the Chief Executive Office of China Daily Information Company, has voting and investment power over the shares of common stock held by China Daily Information Company. Mr. Zhou disclaims beneficial ownership of these shares except to the extent of his equity interest therein.
(4)	Consists of (i) 55,892,857 shares of common stock held by Sablesea Investments Ltd, (ii) 8,000,000 shares of common stock held by Kempshott PTE limited, (iii) 5,000,000 shares of common stock held by

Mondale Bay Investments PTE Limited, (iv) 9,500,000 shares of common stock held by Elmerside Investments PTE Ltd. (which includes 4,000,000 shares of common stock that may be aquired upon the exercise of currently exercisable options), (v) 5,000,000 shares of common stock held by Amerland Investments PTE Ltd., (vi) 5,495,000 shares of common stock held by Credenhill Investments Ltd., and (vii) 5,000,000 shares of common stock held by Glenford Investments Ltd. Gestrust has voting and investment power over the shares held by each of the companies referred to above by virtue of it position as trustee of the various charitable trusts in which the shares of common stock are held. The address of Gestrust is Case Postale 1507, 2 Rue Thalberg, CH-1211 Geneve 1.
(5)	The address of Sablesea Investments Limited is 52-54 Gracechurch Street, 6th Floor, London SW11 1JR.
(6)	The address of MCT Global Opportunities Fund is P.O. Box 30622, SMB, 3rd Floor, Picadilly Centre, Elgin Avenue, Grand Cayman, Cayman Islands.
(7)	Includes 5,000,000 shares of common stock that may be acquired upon exercise of currently exercisable options at $0.20 per share. Mr. Rousso’s options expire July 1, 2009. Also includes 1,120,000 shares of common stock that may be acquired by Mr. Rousso’s wife, Alessandra Coderoni, upon the exercise of currently exercisable options. Mr. Rousso disclaims beneficial ownership of the options and shares of common stock underlying the options held by Ms. Coderoni. Mr. Rousso’s address is c/o S.P.B.D. Consulting Corp., 200 Rector Place, Suite 40, New York, New York 10280.
(8)	China Daily Information Company’s address is 6F, B3, Ziguang Bld, Huitin Dongjie II, Beijing 100029, China.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have been a party to the following transactions with our directors, officers and 5% or greater stockholders and the respective family member and affiliates in which the aggregate dollar value of such transactions exceeds $120,000. The charter of our audit committee as adopted by our board of directors provides that we may not enter into any related-party transaction unless and until it has been approved by the audit committee.

In 2004 in connection with the founding of our company we issued 60,000,000 shares of common stock to Armand Rousso, one of our co-founders, for $6,000. Also in 2004, in connection with our Cooperation Agreement with China Daily Information Company d/b/a chinadaily.com.cn (“CDIC”), one of our co-founders, we issued 14,000,000 shares of common stock to CDIC.

Armand Rousso, one of our co-founders together with CDIC, and one of our significant stockholders and an option holder, is not and never has been employed by us or any of our subsidiaries, and has not been a director or officer of us or any of our subsidiaries since October 5, 2004. Apart from his stockholdings in us and his option to purchase common stock, since October 5, 2004 Mr. Rousso has been connected with us only by virtue of:

(a)	being an officer, director, employee and the sole stockholder of S.P.B.D. Consulting Corp. (“SPBD”). SPBD provides consulting services to various companies in which Mr. Rousso is an investor, including us and B2X Corp. Please see “Consulting Agreement,” for a description of the Consulting Agreement between us and SPBD;
(b)	being one of the inventors listed on many of our patents;
(c)	Ron Henley, one of our directors, being an employee and an officer of SPBD and a director of B2X Corp.; and
(d)	marrying in 2006, Alessandra Coderoni, who was our Chief Operating Officer from May 2005 to August 2006.

In 1999, in the case titled The Government v. Rousso and Laroze, Mr. Rousso was convicted in France of, inter alia, securities fraud, and as part of the proceeding he was credited with time served and fined 120,000 euros. Concurrently, in The United States of America v. Marc Armand Rousso, etc., in the U.S. District Court, in New Jersey, Mr. Rousso entered into an agreement whereby, inter alia, he pleaded guilty to (A) one felony count of violating 15 U.S.C. §§78j(b) and 78ff(a) and 17 C.F.R. §240.10b in connection with securities, and (B) one felony count involving the transportation, transmission and transfer of monetary instruments and funds to conceal proceeds of the aforesaid activities contrary to 18 U.S.C. §1956(a)(2)(B)(i), in violation of 18 U.S.C. §1956(h). In July 2006, Mr. Rousso received from the District Court 3 years probation and a fine of $200,000 and as a condition of probation was prohibited from holding a “job/position within the Securities business.” The principal underlying activities occurred during a period ending over nine years ago and are themselves completely unconnected to us.

Consulting Agreements

S.P.B.D. Consulting Corp.

On November 1, 2004, we entered into a Consulting Agreement with SPBD (a company wholly owned by Mr. Rousso, who is a co-founder and a substantial stockholder of ours). The agreement, which was subsequently amended on March 15, 2005, September 1, 2005, December 31, 2005; and August 4, 2006, is for strategic planning and business development services, including analysis, strategic planning, negotiating, and such other business, consulting and advisory services as may be mutually agreed upon between the parties. Through June 30, 2007 we paid SPBD a total of $135,000 for services provided to us under the Consulting Agreement. We currently pay SPBD, in monthly installments, a fee for services provided to us at the rate of $360,000 per year. In addition, at the sole discretion of the Board, SPBD is eligible to receive an annual bonus determined by the Board. The term of the Consulting Agreement continues until the close of business on August 31st of each year, and is automatically extended for successive one-year periods unless prior written notice is given by either party sixty-days prior to the expiration of such term.

Kosai International Limited

On May 29, 2007, we entered into a Consulting Agreement with Kosai International Limited (“Kosai”). Jean-Gabriel Ture, a member of our Board, holds a 30% interest in Kosai and has served as one of Kosai’s director since 2004. The agreement is for strategic planning and business development services, including analysis, strategic planning, negotiating, and such other business, consulting and advisory services as may be mutually agreed upon between the parties. We currently pay Kosai on a daily basis at the rate of $1,113 per day. At the end of the assignment or at the end of 2007 a 10% adjustment will be paid on all worked days, and in addition, a discretionary bonus of up to 40% of the basic rate may be paid at our discretion. The term of the Consulting Agreement continues until the earlier to occur of (i) 6 months from the date of the agreement, (ii) the termination of the agreement by the Company for cause or (iii) the termination of the agreement by us for any other reason upon 10 days’ written notice to Kosai.

Cooperation Agreement

On April 20, 2004, we entered into a Cooperation Agreement with CDIC, one of our co-founders, in connection with a business portal website to be owned by us devoted to providing business-to-business yellow pages directory services and economic, financial, political, cultural, social, demographic, and other information regarding the People’s Republic of China, including Mainland China and Hong Kong, to foreign businesses, chambers of commerce, and governments interested in doing business in China or with Chinese businesses (“China B2B Site”). Pursuant to the Cooperation Agreement: (a) all rights, title, and interest in the China B2B Site and all user-data collected through the China B2B Site is owned by us; provided, however that CDIC shall have full access to and the right to use such user date free of charge; (b) CDIC grants us an irrevocable, non-exclusive, right and license to use the CDIC content for the B2B Site; (c) all income derived from advertising on the China B2B Site is to be retained by us, provided that: (w) for any business generated by CDIC, CDIC will receive 20% of the gross revenues paid with respect to that business, and (x) we have the right to offer potential advertisers placement on the chinadaily.com.cn website; each party will receive 50% of the gross revenues paid with respect to that business; (d) CDIC will seek support for our business from various Chinese governmental organizations in obtaining approvals and licenses in order for the Company to operate the China B2B Site; and (e) CDIC will actively promote the China B2B Site on its website and on China Daily Newspaper Group’s (y) newspapers and publications, and (z) directly or indirectly majority owned radio, television and other media. The Cooperation Agreement provides that none of us, CDIC, China Daily Newspaper Group, the parent of CDIC, or any affiliate shall directly or indirectly operate or support any website or online service that is competitive with the China B2B Site. The Cooperation Agreement’s term continues until 20 April 2024, subject to renewal upon mutual agreement of the parties.

Credit Facility

On July 12, 2007, we entered into a $20,000,000 credit facility agreement with one of our stockholders, Kempshott PTE Limited. We may draw down from the credit facility in tranches not exceeding $5 million in each 15 day period from the date of the facility. The interest rate on borrowings under the credit facility is 6% per annum. The credit facility will terminate no earlier than six months and no later than one year after the date of the agreement, upon written notice from the lender. We are obligated to repay the credit facility, plus any accrued interest thereon immediately upon receipt of funds from this Offering or, if the Offering does not take place within one year of the date of the agreement, we shall be obligated to repay any outstanding amounts, plus interest, under the credit facility upon notice from the lender, but in no event later than one year from the date of the agreement. To date we have not drawn down funds from this facility.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital

The following description of material terms of our capital stock and certain provisions of our certificate of incorporation and bylaws, each of which will be in effect on the closing of this Offering, are summaries and are qualified by reference to the certificate of incorporation and the bylaws, copies of which have been filed as exhibits to the registration statement, of which this prospectus forms a part.

Our authorized capital stock consists of:

•	250,000,000 shares of common stock, par value $.0001 per share; and
•	shares of preferred stock, par value $.0001 per share.

Common Stock

Upon the completion of this offering, we expect that there will be  shares of common stock issued and outstanding.

Voting Rights

Each holder of common stock is entitled to one vote per share.

The holders of outstanding shares of common stock entitled to vote thereon vote as one class with respect to all matters to be voted on by our stockholders. Except as otherwise provided by law, amendments to our certificate of incorporation must be approved by holders of at least a majority of the voting power of the outstanding common stock. Under the DGCL, amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of the common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

Other Rights

Upon our liquidation, dissolution or winding up, all holders of common stock will be entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of any class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

Our board of directors will have the authority, without further action by the stockholders, to issue preferred stock from time to time, in one or more series, and to fix the rights, preferences and privileges of any preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, subscription rights and the number of shares constituting any series or the designation of a series. Any and all of these rights, preferences and privileges may be superior to the rights of our common stock. Our board of directors can issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock without stockholder approval. No shares of preferred stock are currently outstanding, and we have no present plan to issue any shares of preferred stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law

We are subject to Section 203 of the DGCL. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person became an interested stockholder, unless:

•	the “business combination,” or the transaction in which the stockholder became an “interested stockholder” is approved by the board of directors prior to the time the “interested stockholder” attained that status; or
•	upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
•	at or subsequent to the time a person became an “interested stockholder,” the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the “interested stockholder.”

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock based on the percentage of the votes of such voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to us and, therefore, may discourage attempts to acquire us.

In addition, various provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Special Meeting of Stockholders

Special meetings of our stockholders may be called by our directors.

Actions by Written Consent, No Advance Notice

Stockholder action can be taken only at an annual or special meeting of stockholders or by written consent in lieu of a meeting. Any action taken in writing may be without prior notice or a vote as long as signed by the minimum required number of stockholders as it would be at an annual or special meeting of the stockholders. If any action taken in writing is signed by less than the minimum required number of stockholders, prompt notice of the taking of the corporate action without a meeting will be given to those stockholders who have not consented in writing bearing the date of signature.

Authorized But Unissued Shares

The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Amendments to Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be altered, amended, or repealed at any annual or special meeting of stockholders and by the directors at any valid meeting or by unanimous written consent of the whole board of directors as long as such alteration, amendment or repeal of any bylaw does not impair or be inconsistent with, the Certificate of Incorporation of the Corporation; and provided that notice of such proposed alteration, amendment or repeal be included in the notice of a meeting, and may be altered or repealed by a vote of the holders of a majority of the shares of stock present in person or by proxy at the meeting. In addition, in order for certain provisions of our bylaws to be altered, amended or repealed, all of the members of the board of directors must vote for such alteration, amendment or repeal. Furthermore, under the DGCL, an amendment to our certificate of incorporation that would alter or change the powers, preferences or special rights of the common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is expected to be American Stock Transfer and Trust Company.

Listing

We intend to file an application to list our common stock on the NASDAQ Global Market under the symbol “ACNA”.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we intend to apply to have our common stock approved for listing on the NASADQ Global Market, we cannot assure you that there will be an active public market for our common stock.

Upon completion of this offering, we will have outstanding an aggregate of  shares of common stock, assuming the issuance of  shares of common stock offered in our initial public offering. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to certain limitations and restrictions described below. See “ — Lock-Up Agreements.”

The remaining 202,516,572 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares will be subject to “lock-up” agreements for a period of between 6 and 12 months, as described below, on the effective date of this offering. Upon expiration of the lock-up agreements six months after the effective date of this offering, 28,604,202 shares will become eligible for sale, subject in most cases to the limitations of Rule 144. See “ — Lock-Up Agreements.”

Lock-Up Agreements

In connection with this offering, our current executive officers and directors who own shares of our common stock or options to acquire shares of our common stock and certain of our stockholders will enter into lock-up agreements with the underwriters of this offering under which they may not for a period of 12 months after the date of this prospectus, directly or indirectly sell or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock without the prior written consent of the underwriters. Substantially all of our other stockholders will also be bound by existing lock-up agreements for 6 months after the closing of this offering. See “Underwriting” section of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year, including an affiliate, would be entitled to sell in “broker’s transactions” or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or
•	the average weekly trading volume in our common stock on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are generally subject to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold immediately upon the completion of this Offering.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this Offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Options

In addition to the  shares of common stock outstanding immediately after this offering, as of June 30, 2007, there are outstanding options to purchase 27,440,856 shares of our common stock. As soon as practicable after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of our common stock issued or reserved for issuance under our stock option plans. Accordingly, shares of our common stock registered under such registration statement will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions, contractual lock-up restrictions, and/or market stand-off provisions applicable to each option agreement that prohibit the sale or other disposition of the shares of common stock underlying the options for a period of 180 days after the date of this prospectus, subject to certain exceptions, without the prior written consent of Maxim Group, LLC.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement, dated  , 2007, by and between us and Maxim Group LLC, who is acting as the representative of the underwriters of this offering, each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of shares of common stock set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Shares
Maxim Group LLC
Total

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares.

The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations.

The shares should be ready for delivery on or about , 2007 against payment in immediately available funds. The underwriters may reject all or part of any order.

Commissions and Discounts

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)	The non-accountable expense allowance of 1.0% of the gross proceeds of the offering is not payable with respect to the shares of common stock sold upon exercise of the underwriters’ over-allotment option.
(2)	We estimate that the total expense of this offering excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $.

We have agreed to sell the shares of common stock to the underwriters at the initial public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriting agreement also provides that Maxim Group, the representative of the underwriters, will be paid a non-accountable expense allowance equal to 1.0% of the gross proceeds from the sale of the shares of common stock offered by this prospectus ($50,000 of which has been previously advanced to Maxim Group), exclusive of any common stock purchased on exercise of the underwriters’ over-allotment option.

Pricing of Securities

The representative has advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus, as this price is determined by the auction process described below and elsewhere in this prospectus. In addition, the representative may offer some of the shares to other securities dealers at such price less a concession of $  per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $  per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

Prior to this offering, there was no public market for the shares of our common stock. We and our underwriters will conduct an auction to determine the initial public offering price and the allocation of shares in the offering. The initial public offering price will be determined by us and our underwriters after the auction closes. We intend to use the auction clearing price to determine the initial public offering price and, therefore, to set an initial public offering price that is equal to the clearing price. However, we and our underwriters have discretion to set the initial public offering price below the auction clearing price. We may do this in an effort to achieve a broader distribution of our common stock or to potentially reduce the downward price volatility in the trading price of our shares in the period shortly following our offering relative to what would be experienced if the initial public offering price were set at the auction clearing price. We cannot assure you that setting the initial public offering price below the auction clearing price would achieve this result. In addition, although setting the initial public offering price below the clearing price may achieve a broader distribution of our shares, it may not result in allocations of shares in our offering to specific types of investors, such as professional investors. Even if the initial public offering price is set below the auction clearing price, the trading price of our common stock could still drop significantly after the offering.

We caution you that our initial public offering price may have little or no relationship to the price that would be established using traditional indicators of value, such as:

•	the history and the prospects for the industry in which we compete;
•	the ability of our management;
•	the prospects for our future earnings;
•	the present state of our development and our current financial condition;
•	the general condition of the economy and the securities markets in the United States at the time of this offering; and
•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies.

We cannot be sure that the initial public offering price will correspond to the price at which the shares of our common stock will trade in the public market following this offering or that an active trading market for the shares of our common stock will develop and continue after this offering. Therefore, we caution you not to submit a bid in the auction process for our offering unless you are willing to take the risk that our stock price could decline significantly.

The pricing of our initial public offering will occur after we have closed the auction and after the registration statement has been declared effective. We will issue a press release to announce the initial public offering price. The price will also be included in the notice of acceptance and the final prospectus will be sent to the purchasers of common stock in our offering. See “Auction Process” for more information regarding the auction and the determination of the initial offering price.

Over-allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of   additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $   million and the total proceeds to us will be $  million. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

Representative’s Warrant

We have also agreed to issue to Maxim Group, for $100, a common stock purchase warrant to purchase a number of shares of our common stock equal to an aggregate of five (5%) percent of the shares sold in the offering (  shares). The warrant will have an exercise price equal to 125% of the offering price of the shares sold in this offering. The warrants are exercisable commencing six (6) months after the effective date of the registration statement related to this offering, and will be exercisable for five (5) years thereafter. The warrant is not redeemable by us, and allows for “cashless” exercise. The warrant also provides for one demand registration right at our expense, one demand registration right at the warrant holders’ expense and for unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five (5) year period commencing six (6) months after the effective date. Pursuant to the rules of the National Association of Securities Dealers, Inc., or the NASD, and in particular Rule 2710, the warrants (and underlying shares) issued to Maxim Group may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered provided, however, the warrant (and underlying shares) may be transferred to officers or directors of Maxim Group and members of the underwriting syndicate and their affiliates as long as the warrants (and underlying shares) remain subject to the lockup.

Lock-ups

Our executive officers, directors, all holders of 1.5% or more of our common stock outstanding as of the date of this prospectus and all holders of our securities exercisable for or convertible into shares of our common stock have agreed to a twelve (12) month “lock-up” from the date of this prospectus of the shares of common stock that they beneficially own. All of our other stockholders who are currently bound by lock-up agreements shall continue to be bound by such agreements for six months from the closing of this offering. This means that, during the applicable lock-up period following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Maxim Group. See “Shares Eligible for Future Sale.”

Maxim Group may, at its discretion, also waive or shorten the terms of these lock-ups. Maxim Group has no present intention to waive or shorten the lock-up periods. In determining whether to waive or shorten the terms of the lock-up agreements, Maxim Group may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

In addition, the underwriting agreement provides that we will not, for a period of twelve months following the date of this prospectus, offer, sell or distribute any of our securities, other than pursuant to our 2004 Equity Incentive Plan or 2007 Equity Incentive Plan or pursuant to the terms of any securities exercisable or convertible into shares of our capital stock that are outstanding as of the date of this prospectus, without the prior written consent of Maxim Group. The underwriting agreement further provides that we will not, for a period of 12 months following the date of this prospectus, offer, sell or distribute any convertible securities convertible at a price that may, at the time of conversion, be less than the fair market value of our common stock on the date of the original sale, without the prior written consent of Maxim Group. For purposes hereof, the term “fair market value” shall mean the greater of: (i) the average of the volume weighted average price of our common stock for each of the thirty (30) trading days prior to the date of the original sale; and (ii) the last sale price of our common stock, during normal operating hours, as reported on the Nasdaq Global Market or any other exchange or electronic quotation system on which our common stock is then listed.

Other Terms

We have agreed, for a period of at least two (2) years following the closing of this offering, to engage a designee of Maxim Group as an observer to our board of directors, where the observer shall attend meetings of our board of directors and receive all notices and other correspondence and communications sent by us to members of our board of directors. In addition, the observer shall be entitled to indemnification by us, coverage under liability insurance policy for officers and directors and reimbursement by us for all costs incurred by him or her in attending any meetings of our board of directors. The observer shall not be entitled to any other compensation of any kind from us.

We also have agreed that, upon successful completion of this offering, for a period of eighteen (18) months from the closing of this offering, we will grant Maxim Group the right of first refusal to act as managing underwriter or minimally as co-manager for any and all public and private equity offerings.

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Stabilization

Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our shares of common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriters of shares of common stock in excess of the number of shares of common stock the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.
•	Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.
•	Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our common stock. These transactions may occur on the NASDAQ Global Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

Foreign Regulatory Restrictions on Purchase of Shares

We have not taken any action to permit a public offering of the shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of the shares of our common stock and the distribution of the prospectus outside the United States.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Loeb & Loeb LLP, New York, New York. Mintz Levin Cohn Ferris Glovsky and Popeo P.C., New York, New York, is representing the underwriters.

EXPERTS

The consolidated financial statements of Accoona Corp. as of December 31, 2006, 2005, and 2004, and for the years ended December 31, 2006 and 2005 and from February 24, 2004 (Inception) to December 31, 2004, have been included herein and in the registration statement in reliance upon the report of Marcum & Kliegman LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and about the common stock, you should refer to our registration statement and its exhibits. This prospectus summarizes the content of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that is important to you, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

Upon the completion of this offering, we will become subject to periodic reporting and other information requirements of the Exchange Act and will file reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ACCOONA CORP. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Condensed Consolidated Balance Sheet, March 31, 2007 (unaudited)	F-2 to F-3
Condensed Consolidated Statements of Operations, for the three months ended March 31, 2007 and 2006 (unaudited)	F-4
Condensed Consolidated Statement of Stockholders’ Equity, for the three months ended March 31, 2007 (unaudited)	F-5
Condensed Consolidated Statements of Comprehensive Loss, for the three months ended March 31, 2007 (unaudited)	F-6
Condensed Consolidated Statements of Cash Flows, for the three months ended March 31, 2007 and 2006 (unaudited)	F-7 to F-8
Notes to Condensed Consolidated Financial Statements	F-9 to F-18
Report of Independent Registered Public Accounting Firm	F-19
Consolidated Balance Sheets as of December 31, 2006, December 31, 2005 and December 31, 2004	F-20 to F-21
Consolidated Statements of Operations, for the years ended December 31, 2006, December 31, 2005 and from February 24, 2004 (Date of Inception) to December 31, 2004	F-22
Consolidated Statement of Stockholders’ Equity, for the period from February 24, 2004 (Date of Inception) to December 31, 2006	F-23 to F-26
Consolidated Statements of Cash Flows, for the years ended December 31, 2006 and 2005 and from February 24, 2004 (Date of Inception) to December 31, 2004	F-27 to F-29
Notes to Consolidated Financial Statements	F-30 to F-48

ACCOONA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
March 31, 2007

ASSETS
Current Assets
Cash and cash equivalents	$19,611,033
Accounts receivable, net of $523,556 for allowance for doubtful accounts	2,389,083
Inventory	4,721,038
Prepaid expenses	1,481,990
Other current assets	410,430
Total Current Assets		$28,613,574
Property and Equipment, net		7,293,398
Other Assets
Goodwill	19,829,214
Intangible assets, net	32,226,959
Security deposits	599,143
Miscellaneous other assets	190,348
Total Other Assets		52,845,664
Total Assets		$88,752,636

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

ACCOONA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
March 31, 2007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,097,410
Accrued expenses	2,469,171
Accrued expenses – Skynet Acquired Entities	1,999,995
Total Liabilities		$10,566,576
Commitments and Contingencies
Stockholders' Equity
Common stock, $.0001 par value; 250,000,000 shares authorized and 191,609,433 issued and outstanding	19,161
Common stock, Class B, $.0001 par value; 8,350,000 shares authorized and 7,350,000 shares issued and outstanding	735
Common stock, Class C, $.0001 par value; 3,725,000 shares authorized and 2,285,712 shares issued and outstanding	229
Additional paid-in capital	161,726,535
Accumulated deficit	(83,563,178)
Accumulated other comprehensive income	2,578
Total Stockholders' Equity		78,186,060
Total Liabilities and Stockholders’ Equity		$88,752,636

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

ACCOONA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months Ended March 31, 2007 and 2006

	2007	2006
Revenues
Revenue – e-commerce	$36,644,675	$22,922,114
Revenue – other	886,016	39,635
Total Revenues	37,530,691	22,961,749
Costs and Expenses
Cost of revenues – e-commerce	34,273,917	20,944,490
Cost of revenues – other	1,488,615	468,939
Advertising and marketing	1,806,276	977,488
Research and development	810,186	1,396,422
General and administrative (includes stock based compensation of $5,512,998 and $223,000, respectively)	14,054,724	4,873,046
Consulting expenses – related party	45,000	390,000
Total Costs and Expenses	52,478,718	29,050,385
Loss from Operations	(14,948,027)	(6,088,636)
Other Income
Interest income	167,805	590,598
Net Loss	$(14,780,222)	$(5,498,038)
Net Loss Per Common Share, Basic and Diluted	$(0.08)	$(0.03)
Weighted Average Number of Common Shares Outstanding, Basic and Diluted	190,318,329	186,518,026

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

ACCOONA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Unaudited)
For the Three Months Ended March 31, 2007

	Shares Outstanding	Common Stock	Shares Outstanding Class B	Common Stock Class B	Shares Outstanding Class C	Common Stock Class C	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
BALANCE – January 1, 2007	186,834,718	$18,683	7,350,000	$735	2,285,712	$229	$140,896,165	$(68,782,956)	$—	$72,132,856
Issuance of common stock in connection with exercise of stock options	489,000	49	—	—	—	—	317,801	—	—	317,850
Sale of common stock	4,285,715	429	—	—	—	—	14,999,571	—	—	15,000,000
Fair value of stock options issued	—	—	—	—	—	—	5,512,998	—	—	5,512,998
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	2,578	2,578
Net loss	—	—	—	—	—	—	—	(14,780,222)	—	(14,780,222)
BALANCE – March 31, 2007	191,609,433	$19,161	7,350,000	$735	2,285,712	$229	$161,726,535	$(83,563,178)	$2,578	$78,186,060

ACCOONA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)
For the Three Months Ended March 31, 2007 and 2006

	2007	2006
Net Loss	$(14,780,222)	$(5,498,038)
Other Comprehensive Income
Net change in foreign currency translation gain	2,578	—
Total Comprehensive Loss	$(14,777,644)	$(5,498,038)

ACCOONA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
For the Three Months Ended March 31, 2007 and 2006

	2007	2006
Cash Flows from Operating Activities
Net loss	$(14,780,222)	$(5,498,038)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,286,302	746,141
Stock based compensation	5,512,998	223,000
Deferred rent expense	(8,821)	(8,821)
Bad debt expense (recovery)	(50,672)	—
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	960,410	199,960
Inventory	2,959,119	2,900,757
Prepaid expenses	(406,866)	(136,764)
Other current assets	(18,818)	—
Security deposit	—	(69,104)
Accounts payable	(6,534,090)	(4,873,198)
Accrued expenses	(2,028,361)	1,517,910
Total Adjustments	1,671,201	499,881
Net Cash Used in Operating Activities	(13,109,021)	(4,998,157)
Cash Flows from Investing Activities
Purchase of property and equipment	(523,503)	(539,427)
Purchase of intangibles	(80,909)	(418,923)
Purchase of short term investments	—	(20,843,030)
Cash acquired in business acquisition	—	563,482
Additional purchase price for DOD Marketing Inc.	—	(2,500,000)
Cash paid for acquisitions	—	(7,000,000)
Other miscellaneous assets	497,053	—
Net Cash Used in Investing Activities	$(107,359)	$(30,737,898)

ACCOONA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued (Unaudited)
For the Three Months Ended March 31, 2007 and 2006

	2007	2006
Cash Flows from Financing Activities
Proceeds from sale of common stock	$15,000,000	$—
Proceeds from exercise of stock options	317,850	19,500
Net Cash Provided by Financing Activities	15,317,850	19,500
Net Increase (Decrease) in Cash and Cash Equivalents	2,101,470	(35,716,555)
Cash and Cash Equivalents – Beginning	17,509,563	66,188,618
Cash and Cash Equivalents – Ending	$19,611,033	$30,472,063
Supplemental Disclosures of Cash Flow Information
Cash paid during the periods for:
Interest	$—	$—
Income Taxes	$—	$—
Schedule of Non-cash Investing and Financing Activities:
Acquisition of Skynet Communications Corp., Zylonet Systems, Inc., and Internet Media Group, LLC.:
Cash acquired in acquisition	$—	$563,482
Accounts receivable	—	986,475
Prepaid expenses and other current assets	—	334,178
Inventory	—	800,203
Accounts payable and accrued expenses	—	(4,103,919)
Goodwill recognized in business acquisition	—	5,849,334
Intangible assets acquired in business acquisition	—	9,944,000
Other non-current assets	—	276,239
Non-cash consideration – common stock	—	(7,649,992)
Cash paid for acquisition as of March 31, 2006	$—	$7,000,000
Common stock issued for acquisition of software licenses	$—	$2,450,000

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 — Description of Business and Basis of Presentation

Accoona Corp. (“Accoona”) was incorporated in the State of Delaware in February 2004. Accoona is an Internet company engaged in three primary business lines — online-based lead generation, online search in the United States, Europe and China, and e-commerce consumer electronics retailing.

The Company’s interim unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and reflect all adjustments that are necessary for a fair presentation of the results of interim periods. All adjustments made were of a normal recurring nature. Certain information and footnote disclosures normally included in interim consolidated financial statements prepared according to accounting principles generally accepted in the United States (“U.S. GAAP”) have been condensed or omitted. As a result, you should read these interim unaudited condensed consolidated financial statements along with the audited consolidated financial statements and notes included in this Form S-1 registration statement. Operating results for the interim period should not be viewed as representative of results that may be expected for the year ending December 31, 2007.

The unaudited interim condensed consolidated financial statements include the accounts of Accoona, and its wholly owned subsidiaries, collectively referred to as the (“Company”). All significant intercompany accounts and transactions have been eliminated. The condensed consolidated statement of operations for the three months ended March 31, 2006 does not include the operations of SN Commerce Corp., ZN Commerce Corp. and BE Comparison Corp. since the effective date of these acquisitions was April 1, 2006.

SN Commerce Corp. and ZN Commerce Corp. were incorporated during March 2006, as wholly-owned subsidiaries of Accoona to acquire all of the issued and outstanding common stock of Skynet Communications Corp. and Zylonet Systems, Inc. SN Commerce Corp. and ZN Commerce Corp. (the “Skynet Acquired Entities”) are in the business of selling consumer electronics and household appliances over the Internet. The acquisitions consummated by SN Commerce Corp., ZN Commerce Corp. and BE Comparison Corp. were accounted for using the purchase method with an effective date of April 1, 2006.

During March 2006, BE Comparison Corp. was incorporated as a wholly-owned subsidiary of Accoona to acquire the assets and assume certain liabilities of Internet Media Group, LLC (d/b/a BuyersEdge) (“BuyersEdge”). BuyersEdge is in the business of comparison shopping over the Internet. The acquisition consummated by BE Comparison Corp. was accounted for using the purchase method with an effective date of April 1, 2006.

Poap Corp (“POAP”) was incorporated on April 6, 2006 as a wholly owned subsidiary of Accoona for the purpose of conducting all of the business activities relating to the sale of business leads accumulated via internal marketing efforts or acquired from third parties. The Company operates this business under the name ExchangePlace.

During May 2006, Accoona formed Accoona Ireland Limited (“Accoona Ireland”) as a wholly-owned subsidiary. Accoona Ireland was formed to conduct business in Europe. As of December 31, 2006, Accoona Ireland had no activity.

During July 2006, Accoona formed Accoona Online Technology Network (Shanghai) Company Limited (“Shanghai”) as a wholly-owned subsidiary. Shanghai was formed in order to execute on the Company’s business plan in China. As of December 31, 2006, the activity in Shanghai has been minimal.

Note 2 — Summary of Significant Accounting Policies

Inventory

Inventory of $4,721,038 is valued using the average cost method (lower of cost or market) and consists of finished goods which includes digital cameras, video recording cameras and related components, televisions, small appliances and furniture.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Delivery and Shipping Expense

The Company classifies delivery and shipping expense as a component of cost of revenue — e-commerce. For the three months ended March 31, 2007 and 2006, such costs amounted to $1,609,252 and $834,629, respectively.

Concentrations of Credit Risk

Statement of Financial Accounting Standards (“SFAS”) No. 105, “Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk,” requires disclosure of significant concentrations of credit risk regardless of the degree of risk. At March 31, 2007, financial instruments that potentially expose the Company to credit risk consist of cash. The Company maintains its cash balances in various financial institutions. The Federal Deposit Insurance Corporation insures balances up to $100,000. At March 31, 2007, the uninsured balances amounted to approximately $19,776,000. Management believes the risk of loss to be minimal.

Accounting Estimates

The preparation of the unaudited interim condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical estimates include the valuation of its accrued expenses, deferred taxes, software development costs, goodwill and intangible assets, and equity based transactions. Actual results could differ from the estimates.

Reclassification

Certain accounts in the prior period interim condensed consolidated financial statements have been reclassified for comparative purposes in the current period interim condensed consolidated financial statements. These reclassifications have no effect on the Company’s previously reported consolidated net loss.

Foreign Currency Transactions and Translations

Foreign currency transactions are translated into U.S. dollars at current rates at the time of the transactions. Exchange differences between the transaction date and the payment date are recorded as a realized foreign exchange gain or loss and are included in consolidated operations for the period.

Foreign currency translations, consisting primarily of adjustments to “fixed” balance sheet items that are not subject to foreign currency transaction adjustments, including property and equipment, deposits and stockholders’ equity, are made to carry forward the original cost basis of the asset, liability or equity item. Foreign currency translation gain or loss, resulting from changes in currency exchange rates from period to period is included as a component of other condensed consolidated comprehensive income in the accompanying unaudited condensed consolidated financial statements.

Comprehensive Loss

In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company reports comprehensive loss in addition to net loss from consolidated operations. Comprehensive loss is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net loss.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable estimates of the fair values due to their short-term maturity.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Revenue Recognition

a.	E-commerce Revenue

The Company recognizes revenue from its e-commerce of consumer electronics and related products and household appliances as products are shipped. eCommerce revenue amounted to $36,644,675 and $22,922,114 for the three months ended March 31, 2007 and 2006, respectively.

b.	Revenue — other

Revenue — other is comprised of the following components for the three months ended March 31, 2007 and 2006:

i)	Pay-Per-Click Revenue

The Company’s pay-per-click revenue is generated from searches based on agreements with other Internet search companies. The Company’s policy is to recognize revenues from pay-per-click searches in the periods queries are made and results are delivered. Pay-per-click revenue amounted to $59,716 and $39,635 for the three months ended March 31, 2007 and 2006, respectively.

ii)	Shopping Comparison Revenue

BuyersEdge recognizes revenue from its shopping comparison engine as services are rendered. BE Comparison Corp’s revenue amounted to $202,938 and $-0- for the three months ended March 31, 2007 and 2006, respectively.

iii)	Online-Based Lead Generation Revenue

POAP generates revenue from the sale of leads to third-party advertisers. Leads consist of personal and/or business contact information along with qualifying data that identifies prospective customers. These leads are generated through multiple online and offline marketing channels, including online banner and text advertising, online partner website distribution, natural website traffic, print advertising, and telemarketing. POAP’s revenue amounted to $623,362 and $-0- for the three months ended March 31, 2007 and 2006, respectively.

Research and Development Costs

Research and development costs are expensed as incurred. For the three months ended March 31, 2007 and 2006, research and development costs amounted to $810,186 and $1,376,422, respectively.

Stock-Based Compensation

The Company accounted for non-employee stock-based compensation awards based on their fair value in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure — an Amendment to SFAS No. 123.” Effective January 1, 2006, the Company adopted SFAS No. 123R. This statement replaces SFAS No. 123 and superseded APB No. 25. SFAS No. 123R requires that all stock-based compensation be measured at the fair value of the award and be recognized as an expense in the condensed consolidated financial statements. The Company adopted this statement using the modified prospective method, which requires the Company to recognize compensation expense on a prospective basis. Under this method, in addition to reflecting compensation expense for new share-based awards, an expense is also recognized to reflect the remaining service period of awards (unvested portion) that have been included in pro-forma disclosures in prior periods. Pursuant to SFAS 123R, since the Company is deemed to be a non-public entity and it used the minimum value method of measuring equity share options and similar instruments for either recognition or for pro forma disclosure purposes under SFAS 123, it is required to apply SFAS 123R prospectively to new awards and to awards modified, repurchased, or cancelled after the required effective date.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Stock-Based Compensation – (continued)

The fair value of each stock option granted subsequent to December 31, 2006 to employees and non-employees is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used:

Approximate risk free rate	4.65%
Average expected life	4 to 5 years
Dividend yield	—%
Volatility	29%

The Company’s stock based compensation costs utilizing the fair value method applied to all unvested options to consultants as of December 31, 2005 amounted to $223,000 which was expensed during the three months ended March 31, 2006. For the three months ended March 31, 2007, the Company granted 5,400,000 options to employees and consultants and recorded compensation expense amounting to $5,512,998 for the portion of options that vested during three months ended March 31, 2007. The stock-based compensation is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Black-Scholes option valuation model was not developed for use in valuing employee stock options. Instead, this model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable, which differs significantly from the Company’s stock option awards. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), “Fair Value Measurements.” Among other requirements, SFAS 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS 157 is effective beginning the first fiscal year that begins after November 15, 2007. The Company is currently evaluating the impact of SFAS 157 on its condensed consolidated financial position and results of operations and cash flows.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact of the adoption of this statement on its consolidated results of operations and condensed consolidated financial condition.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities on the differences between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. Deferred tax assets are adjusted by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The material components of deferred tax assets consist of net operating loss carryforwards, depreciation and amortization, and other miscellaneous timing differences.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Income Taxes – (continued)

The tax effects of significant temporary differences which give rise to the Company’s deferred tax assets and liabilities are as follows:

Net operating loss carryforwards	$23,320,000
Property and equipment	1,060,000
Intangible assets and goodwill	(10,520,000)
Other	2,010,000
Total	15,870,000
Valuation allowance	(15,870,000)
Net Deferred Asset	$—

At March 31, 2007, the Company has net operating loss carry-forwards of approximately $59,810,000 expiring at various dates through 2026. Pursuant to Section 382 of the Internal Revenue Code regarding significant changes in ownership, utilization of these losses may be limited. Management has determined that a valuation allowance of 100% of the deferred tax asset is required as of March 31, 2007; since it is more likely than not that the deferred tax asset will not be realized.

Net Loss Per Share

The Company adopted the provision of SFAS No. 128, “Earnings per Share.” SFAS No. 128 eliminates the presentation of primary and fully dilutive earnings per share (“EPS”) and requires presentation of basic and diluted EPS. Basic EPS is computed by dividing loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Securities that could potentially dilute EPS in the future consist of 24,840,856 of stock options which were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented.

Note 3 — Acquisitions

The following are the Company’s pro-forma condensed consolidated results of operations for the three months ended March 31, 2006 giving effect to the acquisitions by SN Commerce Corp., ZN Commerce Corp., and BuyersEdge as though the transactions had occurred on January 1, 2006. The pro forma financial information for the three months ended March 31, 2006 is not intended to represent or be indicative of the condensed consolidated results of operations of the Company that would have been reported had the acquisition been completed as of the date presented, and should not be taken as representative of the future condensed consolidated results of operations or financial condition of the Company.

Revenue		$39,589,545
Cost of revenue	$36,910,298
Other operating costs	8,996,461
Total Costs		45,906,759
Net Loss		$(6,317,214)
Loss per share		$(0.03)

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 4 — Property and Equipment, net

Property and equipment consisted of the following at March 31, 2007:

	Amount	Estimated Useful Lives
Furniture and office equipment	$1,350,117	3 – 5 years
Computer equipment	7,010,847	5 years
Leasehold improvements	749,123	Lease Term
Total	9,110,087
Less: Accumulated depreciation and amortization	(1,816,689)
Property and Equipment, net	$7,293,398

Depreciation and amortization expense amounted to $408,890 and $175,009 for the three months ending March 31, 2007 and 2006, respectively.

Note 5 — Intangible Assets

Intangible assets are shown by major classification as of March 31, 2007:

	Amount	Estimated Useful Lives
Patents and trademarks	$229,811	17 years
Software and Database licenses	9,997,996	1 – 2 years
Software development costs	598,233	5 years
Domain names and other	27,071,807	7 – 20 years
Total	37,897,847
Less: Accumulated amortization	(5,670,888)
Intangible Assets, net	$32,226,959

Amortization expense amounted to $877,412 for the three months ended March 31, 2007 and $571,132 for the three months ended March 31, 2006.

The amortization of intangible assets will result in the following additional expense by year:

For the Year Ending March 31,	Amount
2008	$3,452,753
2009	3,041,046
2010	2,631,086
2011	2,085,319
2012	1,564,956
Thereafter	19,451,799
Total	$32,226,959

Note 6 — Commitments and Contingencies

a.	Vendor Concentration

For the three months ended March 31, 2007 and 2006, DOD Marketing purchased approximately $11,595,000 or 40% and approximately $6,221,000 or 50%, respectively, of its merchandise from one vendor. As of March 31, 2007, 36%, 22% and 15% of the accounts payable balance was due to three vendors, respectively. As of March 31, 2006, 23%, 17%, 11% and 11% of the accounts payable balance was due to four vendors, respectively.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 6 — Commitments and Contingencies  – (continued)

b.	Lease Agreements

On October 29, 2004, the Company entered into a lease agreement for its administrative and development office for a period of sixty months. As an inducement to enter into a lease, the Company received $169,711 from the landlord. Such amount is amortized on a straight line basis over the life of the lease to reduce future rent expense. On December 30, 2005, the Company amended its current lease by adding additional space with the same landlord. The additional lease runs concurrently with the original one. The unamortized deferred rent amount of $93,676 and $128,959 at March 31, 2007 and 2006, respectively, has been included in accrued expenses in the condensed consolidated balance sheet. The current monthly lease payment is $65,387. The Company is responsible for its proportionate share of common area charges and real estate taxes.

On August 24, 2006, the Company entered into a lease agreement for its warehouse and distribution center for a period of sixty-two (62) months. The current monthly lease payments are approximately $26,000. The Company is responsible for all common area charges and real estate taxes.

In connection with the acquisition of the Skynet Acquired Entities, during April 2006 the Company assumed additional lease obligations for office and warehouse space expiring during September 2007.

As of March 31, 2007, the aggregate minimum rentals for all the premises, which expire between 2008 and 2012 are as follows:

For the Twelve Months Ending March 31,	Amount
2008	$1,280,852
2009	1,305,299
2010	1,248,546
2011	1,279,005
2012	685,304
Total	$5,799,006

Total rent expense for the three months ended March 31, 2007 and 2006, amounted to $379,026 and $123,372, respectively.

c.	Legal Matters

From time to time, the Company is involved in various legal matters in connection with its business operations. At March 31, 2007, management does not believe that any pending matters are material to the condensed consolidated financial statements.

Note 7 — Uncertain Tax Positions

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB 109” (“FIN 48”), which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our condensed consolidated financial statements. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. The Company adopted FIN 48 on January 1, 2007. The impact of its reassessment of the Company’s tax positions in accordance with the requirements of FIN 48 did not have a material impact on the condensed consolidated financial statements.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits in the provision for income taxes on its condensed consolidated statements of operations. The classification of interest and penalties did not change as a result of adopting FIN 48.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 7 — Uncertain Tax Positions  – (continued)

There have not been any material changes in the liability for unrecognized tax benefits, including interest and penalties, during the three months ended March 31, 2007. The Company does not currently anticipate that the total amount of unrecognized tax benefits will significantly increase or decrease within the next twelve months.

Note 8 — Stockholders’ Equity

Issuance of Common Stock

During the three months ended March 31, 2007, the Company granted an aggregate of 5,400,000 stock options to employees and consultants vesting either immediately or over a four year period. The options were valued using the Black-Scholes valuation model at approximately $9,515,800. For the three months ended March 31, 2007, the Company recorded $5,512,998 of expense associated with the vested portion of these options.

During the three months ended March 31, 2007, the Company received $317,850 in connection with the exercise of 489,000 stock options. Accordingly, the Company issued 489,000 shares of common stock.

During the three months ended March 31, 2007, the Company received gross proceeds amounting to $15,000,000 in connection with the sale of 4,285,715 shares of its common stock to one investor.

Note 9 — Stock Options

Under the 2004 Equity Incentive Plan (the “2004 Plan”) and 2007 Equity Incentive Plan (the “2007” Plan) for the officers, employees and consultants of the Company, the board of directors authorized the grant of nonqualified and qualified stock options, and the issuance of restrictive stock for purchase up to 12,000,000 shares and 10,000,000 shares of the Company’s common stock respectively. Stock options become exercisable either on the date of grant or over a period of up to ten years from the date of grant. Certain options were granted to consultants prior to the establishment of the 2004 Plan. Those options were granted as nonqualified stock options and approved by the board of directors.

Stock option activity, including options granted under the 2004 and 2007 Plans for the three months ended March 31, 2007 is as follows:

	Number of Shares	Weighted Average Exercise Price
Options outstanding at January 1, 2007	19,929,856	$2.06
Granted	5,400,000	3.50
Exercised	(489,000)	0.65
Forfeited	—	—
Options outstanding at March 31, 2007	24,840,856	$2.40

For the three months ended March 31, 2007, the Company recorded $5,512,998 of stock based compensation for the vesting of options granted.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 9 — Stock Options  – (continued)

The following table summarizes information about the Company’s outstanding stock options at March 31, 2007:

Options outstanding	Weighted average remaining contractual life (years)	Exercise price	Options exercisable
150,000	2.20	$0.10	150,000
5,000,000	2.25	0.20	5,000,000
1,639,000	2.64	0.65	1,639,000
5,575,000	1.68	2.50	5,575,000
12,476,856	6.67	3.50	9,404,762
24,840,856	4.37	$2.07	21,768,762

The number of unexercised options at March 31, 2007 amounted to 3,072,094.

Note 10 — Related Party Transactions

For the three months ended March 31, 2007 and 2006, the Company paid S.P.B.D. Consulting Corp. (“SPBD”), $45,000 and $130,000, respectively for consulting services related to strategic planning, business development services and performing such related functions as requested from time to time by the Company. The sole stockholder of SPBD is Armand Rousso, the co-founder of Accoona. Armand Rousso owns approximately 12% of the Company’s common stock at March 31, 2007. In December 2004, SPBD and the Company entered into an agreement, which was amended in March 2005, September 2005, December 2005 and in August 2006. The final amendment is for a term of three years commencing January 1, 2007 requiring quarterly consulting fees of $195,000.

Effective October 1, 2006, Accoona amended the Skynet Merger Agreement with the former stockholders of the Skynet Acquired Entities as a result of their efforts in integrating the e-commerce companies into a unified operating division. As consideration for their services in integrating the e-commerce division, Accoona accrued $1,999,995 of integration charges as of December 31, 2006, which was ultimately satisfied during May 2007 by issuing 571,428 shares of its Class C common stock to such stockholders.

On December 18, 2006, a former employee, pursuant to a promissory note, borrowed $190,348, net of a severance payment of $85,000 with proceeds used to exercise vested stock options. As of March 31, 2007, the amount receivable from such employee amounted to $190,348 which is due December 18, 2009 and has been included in miscellaneous other assets on the condensed consolidated balance sheet.

Note 11 — Subsequent Events

On April 25, 2007, the Company received gross proceeds of $1,700,000 in connection with the sale of 500,000 shares of its common stock to one investor.

On April 2, 2007, the Company entered into an employment agreement with its Chief Financial Officer. The agreement expires on April 1, 2008, but is automatically renewed for unlimited one year extensions, unless terminated by either party . The agreement provides for an annual base salary of $275,000, and such individual is eligible to receive a bonus equal to 40% of the base salary.

During April 2007, the Company adopted a 401(k) plan. The plan allows employees of the Company to defer 100% of their salary, not to exceed $15,500. The plan will allow for both matching contributions and/or direct profit sharing to be added at the discretion of the Company. The plan began allowing contributions in July 2007.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 11 — Subsequent Events  – (continued)

On May 3, 2007, the Company entered into an agreement with Maxim Group LLC (“Maxim”), whereby Maxim, through December 31, 2007, is to act as the Company’s exclusive financial advisor, lead or managing underwriter and/or book runner and investment banker in connection with an Initial Public Offering, (“IPO”), on a United States Stock Exchange. Upon successful completion, Maxim shall be entitled to an underwriting fee of 7.0% of the IPO price, a non-allocated expense allowance equal to 1% of the gross proceeds of the IPO. Upon execution of the agreement, the Company paid $50,000 to be applied towards the non-allocated expense allowance. There is no assurance that the Company will successfully complete the IPO.

On May 2, 2007, the Company issued 571,428 shares of its Class C common stock to settle the accrued liability recorded as of December 31, 2006 to the former stockholders of the Skynet Acquired Entities for their contributions during the last quarter of 2006 for integrating the e-commerce division.

On May 29, 2007 the Company entered into a consulting agreement with Kosai International, Limited, (“Kosai”) a company which a director of the Company is a member of. The agreement provides for strategic planning and business development services, for which the Company pays on a daily rate of $1,113. The term of the consulting agreement continues until the earlier of (i) six months, (ii) its termination for cause (as defined in the agreement) or (iii) upon 10 days notice to Kosai by the Company.

On May 30, 2007 one option holder exercised option for the aggregate of 200,000 shares. In consideration therewith, the Company issued 200,000 shares of common stock and received $130,000, representing the amount of the exercise price.

On July 12, 2007, the Company entered into a Facility Agreement (the “Facility Agreement”) with a current stockholder, whereby the Company secured a $20,000,000 unsecured borrowing facility at a rate of 6% per annum. The facility is payable from the proceeds of the expected IPO. In the event an IPO does not occur, the facility is due on July 12, 2008. To date, the Company has not drawn down any funds from the facility.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Accoona Corp. and Subsidiaries
Jersey City, New Jersey

We have audited the accompanying consolidated balance sheets of Accoona Corp. and Subsidiaries (the “Company”) as of December 31, 2006, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005 and from February 24, 2004 (date of inception) to December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. We also conducted our audits as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2006 and 2005 and from February 24, 2004 (date of inception) to December 31, 2004 in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2006, 2005 and 2004, and the consolidated results of its operations and its cash flows for the years ended December 31, 2006 and 2005 and from February 24, 2004 (date of inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

New York, New York
July 12, 2007

ACCOONA CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2006, 2005 and 2004

	2006	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$17,509,563	$66,188,618	$28,428,565
Accounts receivable, net	3,298,822	1,337,284	23,261
Inventory	7,680,197	7,611,613	—
Prepaid expenses	1,075,124	740,833	514,466
Other current assets	391,613	365,344	14,318
Total Current Assets	29,955,319	76,243,692	28,980,610
PROPERTY AND EQUIPMENT, Net	7,176,186	3,514,548	678,010
OTHER ASSETS
Goodwill	19,829,214	13,353,358	—
Intangible assets, net	33,023,462	21,904,219	2,588,804
Security deposits	599,143	244,938	139,117
Miscellaneous other assets	687,401	—	—
Total Other Assets	54,139,220	35,502,515	2,727,921
TOTAL ASSETS	$91,270,725	$115,260,755	$32,386,541

The accompanying notes are an integral part of these consolidated financial statements.

ACCOONA CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2006, 2005 and 2004

	2006	2005	2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$12,631,522	$4,174,044	$500,294
Accrued expenses	4,506,352	3,803,552	32,500
Accrued expenses – Skynet Acquired Entities	1,999,995	—	—
Acquisition indebtness	—	2,500,000	—
TOTAL LIABILITIES	19,137,869	10,477,596	532,794
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, $.0001 par value; 250,000,000 shares authorized and 186,834,718, 184,502,004, 152,642,004 issued and outstanding for 2006, 2005, and 2004, respectively	18,683	18,450	15,264
Common stock, Class B, $.0001 par value; 8,350,000 shares authorized and 7,350,000 shares issued and outstanding for 2006 and 2005, respectively	735	735	—
Common stock, Class C, $.0001 par value; 3,725,000 shares authorized and 2,285,712 shares issued and outstanding for 2006	229	—	—
Additional paid-in capital	140,896,165	123,812,965	36,671,836
Accumulated deficit	(68,782,956)	(18,246,291)	(4,833,353)
Less: Deferred development costs	—	(802,700)	—
TOTAL STOCKHOLDERS' EQUITY	72,132,856	104,783,159	31,853,747
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$91,270,725	$115,260,755	$32,386,541

The accompanying notes are an integral part of these consolidated financial statements.

ACCOONA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2006 and 2005 and
From February 24, 2004 (Date of Inception) to December 31, 2004

	2006	2005	2004
REVENUES
Revenue – eCommerce	$147,361,308	$77,950,202	$—
Revenue – other	1,851,081	299,477	23,261
Total Revenues	149,212,389	78,249,679	23,261
COSTS AND EXPENSES
Cost of revenue – eCommerce	135,902,862	71,166,909	—
Cost of revenue – other	5,435,684	3,653,854	—
Advertising and marketing	8,711,817	1,149,047	1,310,041
Research and development	7,635,183	1,931,725	1,001,943
General and administrative (includes stock-based compensation of $6,109,790, $1,990,600 and $1,161,500, respectively)	35,904,779	14,096,714	2,026,596
Consulting expenses – related party	1,560,000	1,034,082	601,463
Placement charges and related expenses	4,418,178	—	—
Integration charges – Skynet Acquired Entities	1,999,995	—	—
TOTAL COSTS AND EXPENSES	201,568,498	93,032,331	4,940,043
LOSS FROM OPERATIONS	$(52,356,109)	$(14,782,652)	$(4,916,782)
INTEREST INCOME	1,819,444	1,369,714	83,429
NET LOSS	$(50,536,665)	$(13,412,938)	$(4,833,353)
NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.27)	$(0.08)	$(0.04)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	186,144,584	170,939,275	113,382,325

The accompanying notes are an integral part of these consolidated financial statements.

ACCOONA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

From February 24, 2004 (Date of Inception) to December 31, 2006

	Shares Outstanding	Common Stock	Shares Outstanding Class B	Common Stock Class B	Shares Outstanding Class C	Common Stock Class C	Additional Paid-In Capital	Accumulated Deficit	Software License	Total
Issuance of common stock to founder and family at inception ($.0001 per share)	60,000,000	$6,000	—	$—	—	$—	$—	$—	$—	$6,000
Issuance of common stock for consulting services ($.10 per share)	2,000,004	200	—	—	—	—	199,800	—	—	200,000
Issuance of common stock for marketing services ($.10 per share)	7,000,000	700	—	—	—	—	699,300	—	—	700,000
Sale of common stock ($.10 per share)	29,300,000	2,930	—	—	—	—	2,927,070	—	—	2,930,000
Issuance of common stock for acquisition of database license ($.10 per share)	14,000,000	1,400	—	—	—	—	1,398,600	—	—	1,400,000
Issuance of common stock ($.20 per share)	5,000,000	500	—	—	—	—	999,500	—	—	1,000,000
Issuance of common stock ($.66 per share)	15,142,000	1,514	—	—	—	—	9,998,486	—	—	10,000,000
Subtotal (Forward)	132,442,004	$13,244	—	$—	—	$—	$16,222,756	$—	$—	$16,236,000

The accompanying notes are an integral part of these consolidated financial statements.

ACCOONA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY, Continued

From February 24, 2004 (Date of Inception) to December 31, 2006

	Shares Outstanding	Common Stock	Shares Outstanding Class B	Common Stock Class B	Shares Outstanding Class C	Common Stock Class C	Additional Paid-In Capital	Accumulated Deficit	Software License	Total
Subtotal (Forward)	132,442,004	$13,244	—	$—	—	$—	$16,222,756	$—	$—	$16,236,000
Issuance of common stock for marketing services ($.66 per share)	200,000	20	—	—	—	—	131,980	—	—	132,000
Sale of common stock ($1.30 per share)	15,000,000	1,500	—	—	—	—	19,498,500	—	—	19,500,000
Options granted to consultants for services rendered	—	—	—	—	—	—	129,500	—	—	129,500
Options exercised ($.10 per share)	5,000,000	500	—	—	—	—	499,500	—	—	500,000
Options granted to founder for contribution of patents	—	—	—	—	—	—	189,600	—	—	189,600
Net Loss from February 24, 2004 (Date of Inception) to December 31, 2004	—	—	—	—	—	—	—	(4,833,353)	—	(4,833,353)
Subtotal (Forward)-December 31, 2004	152,642,004	$15,264	—	$—	—	$—	$36,671,836	$(4,833,353)	$—	$31,853,747

The accompanying notes are an integral part of these consolidated financial statements.

ACCOONA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY, Continued

From February 24, 2004 (Date of Inception) to December 31, 2006

	Shares Outstanding	Common Stock	Shares Outstanding Class B	Common Stock Class B	Shares Outstanding Class C	Common Stock Class C	Additional Paid-In Capital	Accumulated Deficit	Software License	Total
Subtotal (Forward)-December 31, 2004	152,642,004	$15,264	—	$—	—	$—	$36,671,836	$(4,833,353)	$—	$31,853,747
Sale of common stock	21,000,000	2,100	—	—	—	—	65,497,900	—	—	65,500,000
Issuance of common stock for marketing services	7,000,000	700	—	—	—	—	699,300	—	—	700,000
Issuance of common stock in connection with acquisition of DOD Marketing, Inc.	—	—	7,350,000	735	—	—	18,374,265	—	—	18,375,000
Options granted to consultants for services rendered	—	—	—	—	—	—	1,290,600	—	—	1,290,600
Options granted in connection with development costs	—	—	—	—	—	—	802,700	—	(802,700)	—
Issuance of common stock in connection with exercise of stock options	3,860,000	386	—	—	—	—	476,364	—	—	476,750
Net loss for the year ended December 31, 2005	—	—	—	—	—	—	—	(13,412,938)	—	(13,412,938)
Subtotal (Forward)-December 31, 2005	184,502,004	$18,450	7,350,000	$735	—	$—	$123,812,965	$(18,246,291)	$(802,700)	$104,783,159

The accompanying notes are an integral part of these consolidated financial statements.

ACCOONA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY, Continued

From February 24, 2004 (Date of Inception) to December 31, 2006

	Shares Outstanding	Common Stock	Shares Outstanding Class B	Common Stock Class B	Shares Outstanding Class C	Common Stock Class C	Additional Paid-In Capital	Accumulated Deficit	Software License	Total
Subtotal (Forward)-December 31, 2005	184,502,004	$18,450	7,350,000	$735	—	$—	$123,812,965	$(18,246,291)	$(802,700)	$104,783,159
Issuance of common stock for acquisition of software license and services	700,000	70	—	—	—	—	2,749,930	—	—	2,750,000
Fair value of vested stock options for implementation of software license	—	—	—	—	—	—	—	—	802,700	802,700
Issuance of common stock in connection with acquisition of Skynet Acquired Entities	—	—	—	—	2,285,712	229	7,649,763	—	—	7,649,992
Fair value of stock options issued	—	—	—	—	—	—	5,586,790	—	—	5,586,790
Fair value of unvested stock options upon adoption of FAS 123(R)	—	—	—	—	—	—	223,000	—	—	223,000
Issuance of common stock in connection with exercise of stock options	1,632,714	163	—	—	—	—	873,717	—	—	873,880
Net loss for the year ended December 31, 2006	—	—	—	—	—	—	—	(50,536,665)	—	(50,536,665)
BALANCE - December 31, 2006	186,834,718	$18,683	7,350,000	$735	2,285,712	$229	$140,896,165	$(68,782,956)	$—	$72,132,856

The accompanying notes are an integral part of these consolidated financial statements.

ACCOONA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2006 and 2005 and
From February 24, 2004 (Date of Inception) to December 31, 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(50,536,665)	$(13,412,938)	$(4,833,353)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,244,589	1,702,332	162,321
Stock based compensation	6,109,790	1,990,600	1,161,500
Deferred rent expense	(35,282)	(26,274)	—
Bad debt expense	600,577	72,529	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,674,816)	(762,010)	(23,261)
Inventory	731,619	(3,127,000)	—
Prepaid expenses	(322,040)	—	(514,466)
Other current assets	295,659	106,679	(14,318)
Security deposit	(320,940)	(105,819)	(139,117)
Accounts payable	4,955,518	4,843,953	500,294
Accrued expenses	728,782	—	32,500
Accrued expenses – Skynet Acquired Entities	1,999,995	—	—
TOTAL ADJUSTMENTS	17,313,451	4,694,990	1,165,453
NET CASH USED IN OPERATING ACTIVITIES	$(33,223,214)	$(8,717,948)	$(3,667,900)

The accompanying notes are an integral part of these consolidated financial statements.

ACCOONA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

For the Years Ended December 31, 2006 and 2005 and
From February 24, 2004 (Date of Inception) to December 31, 2004

	2006	2005	2004
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	$(6,150,274)	$(3,043,679)	$(1,799,565)
Purchase of intangibles	(555,528)	(3,735,884)	(39,970)
Costs incurred for prospective acquisitions	—	(48,195)	—
Proceeds of sales of short-term investments	336,600,829	—	—
Purchase of short term investments	(336,600,829)	—	—
Cash acquired in business acquisition	563,482	2,225,605	—
Additional purchase price for DOD Marketing Inc.	(2,500,000)	—	—
Cash paid for acquisitions	(7,000,000)	—	—
Cash paid for miscellaneous others assets	(687,401)	(14,896,596)	—
NET CASH USED IN INVESTING ACTIVITIES	(16,329,721)	(19,498,749)	(1,839,535)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	—	65,500,000	33,936,000
Proceeds from exercise of stock options	873,880	476,750	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	873,880	65,976,750	33,936,000
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(48,679,055)	37,760,053	28,428,565
CASH AND CASH EQUIVALENTS – Beginning	66,188,618	28,428,565	—
CASH AND CASH EQUIVALENTS – Ending	$17,509,563	$66,188,618	$28,428,565

The accompanying notes are an integral part of these consolidated financial statements.

ACCOONA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

For the Years Ended December 31, 2006 and 2005 and
From February 24, 2004 (Date of Inception) to December 31, 2004

	2006	2005	2004
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the periods for:
Interest	$—	$—	$—
Income Taxes	$—	$—	$—
Schedule of Non-cash Investing and Financing Activities:
Acquisition of DOD Marketing, Inc., Digitaletailer, Inc., BDD Solutions, Inc., Skynet Communications Corp., Zylonet Systems, Inc., and Internet Media Group, LLC:
Cash acquired in acquisition	$563,482	$2,225,605	$—
Accounts receivable	986,475	624,642	—
Prepaid expenses and other current assets	334,178	684,072	—
Inventory	800,203	4,484,613	—
Accounts payable and accrued expenses	(4,103,919)	(5,212,652)	—
Goodwill recognized in business acquisition	5,849,334	13,353,358	—
Intangible assets acquired in business acquisition	9,944,000	17,073,800	—
Other non-current assets	276,239	38,158	—
Non-cash consideration – (Common Stock)	(7,649,992)	(18,375,000)	—
Subtotal – cash paid for acquisition	7,000,000	14,896,596	—
Accrued purchase price	—	2,500,000	—
Total cash paid for acquisition	$7,000,000	$17,396,596	$—
Common stock issued for acquisition of software licenses	$2,450,000	$—	$1,400,000
Stock options granted to founder for transfer of patents	$—	$—	$189,600
Options granted in connection with development costs	$—	$802,700	$—

The accompanying notes are an integral part of these consolidated financial statements.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Business and Basis of Presentation

Accoona Corp. (“Accoona”) was incorporated in the State of Delaware in February 2004. Accoona is an Internet company engaged in three primary business lines — online-based lead generation, online search in the United States, Europe and China, and e-commerce consumer electronics retailing.

The consolidated financial statements include the accounts of Accoona, and its wholly owned subsidiaries, collectively referred to as the (“Company”). All significant intercompany accounts and transactions have been eliminated.

The Company was a development stage enterprise until December 31, 2004, with a limited history of operations and with minimal revenues generated from its inception through December 31, 2004. During the period from February 24, 2004 (date of inception) to December 31, 2004, the Company’s principal business activities consisted of raising capital, building its search engine and identifying potential merger and acquisition candidates. Upon the consummation of its first acquisition during May 2005 (as described below), the Company was effectively no longer considered to be a development stage enterprise.

Digital Acquisition Corp. was incorporated during April 2005 as a wholly-owned subsidiary of Accoona to acquire DOD Marketing, Inc., Digitaletailer, Inc. and BDD Solutions, Inc., herein referred as the (“DOD Acquired Entities”). The DOD Acquired Entities were composed of three commonly owned operating companies which are in the business of selling consumer electronics over the Internet. The acquisition of the DOD Acquired Entities was accounted for using the purchase method with an effective date of May 1, 2005.

SN Commerce Corp. and ZN Commerce Corp. were incorporated during March 2006, as a wholly-owned subsidiaries of Accoona to acquire all of the issued and outstanding common stock of Skynet Communications Corp. and Zylonet Systems, Inc., herein referred to as the (“Skynet Acquired Entities”). The Skynet Acquired Entities are composed of two commonly owned operating companies in the business of selling consumer electronics and household appliances over the Internet.

During March 2006, BE Comparison Corp. was incorporated as a wholly-owned subsidiary of Accoona to acquire the assets and assume certain liabilities of Internet Media Group, LLC. (d/b/a BuyersEdge) (“BuyersEdge”). BuyersEdge is in the business of comparison shopping over the Internet.

The acquisition of the Skynet Acquired Entities and BuyersEdge were accounted for using the purchase method with an effective date of April 1, 2006.

Poap Corp. (“POAP”) was incorporated on April 6, 2006, as a wholly owned subsidiary of Accoona, for the purpose of conducting all of the business activities relating to the sale of business leads accumulated via internal marketing efforts or acquired from third parties. The Company operates this business under the name ExchangePlace.

During May 2006, Accoona formed Accoona Ireland Limited (“Accoona Ireland”) as a wholly-owned subsidiary. Accoona Ireland was formed to conduct business in Europe. As of December 31, 2006, Accoona Ireland had no activity.

During July 2006, Accoona formed Accoona Online Technology Network (Shanghai) Company Limited (“Shanghai”) as a wholly-owned subsidiary. Shanghai was formed in order to execute on the Company’s business plan in China. As of December 31, 2006, the activity in Shanghai has been minimal.

Note 2 — Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are customers’ obligations due under normal trade terms. Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible, along with an estimate of other credit losses, in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of December 31, 2006, 2005 and 2004, the Company has recorded an allowance for doubtful accounts amounting to $609,028, $72,529, and $-0-, respectively.

Inventory

Inventory amounting to $7,680,197 and $7,611,613 at December 31, 2006 and 2005, respectively, is valued using the average cost method (lower of cost or market) and consists of finished goods which includes digital cameras, video recording cameras and related components, televisions, small appliances and furniture.

Delivery and Shipping Expense

The Company classifies delivery and shipping expense as a component of cost of revenue — e-commerce. For the years ended December 31, 2006 and 2005 and from February 24 2004 (date of inception) to December 31, 2004 such costs amounted to $6,076,236, $1,949,548, and $-0-, respectively.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.

Expenditures for leasehold improvements are capitalized and amortized over the life of the respective leases. Expenditures for maintenance and repairs are expensed as incurred.

Goodwill and Intangible Assets

Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination. Under Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill and other intangible assets with indefinite useful lives are not amortized but are tested for impairment annually or whenever events or circumstances occur indicating that these intangibles may be impaired. The Company’s goodwill resulted from the acquisition of the DOD Acquired Entities, Skynet Acquired Entities and BuyersEdge. The provisions of SFAS No. 142 require that a two-step impairment test be performed annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The first step of the test for impairment compares that book value of the Company’s reporting unit to its estimated fair value. The second step of the goodwill impairment test, which is only required when the net book value of the reporting unit exceeds the fair value, compares the implied fair value of goodwill to its book value of the reporting unit. The Company performed step one of its annual goodwill impairment test at December 31, 2006 and 2005 and determined that the fair value of its reporting units exceeded its book value. As a result, step two was not required. Accordingly, no impairment charge for goodwill or other intangible assets was deemed necessary as of December 31, 2006 and 2005. Intangible assets with finite lives include domain names, non-compete covenants and customer database.

Concentrations of Credit Risk

SFAS No. 105, “Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk,” requires disclosure of significant concentrations of credit risk regardless of the degree of risk. At December 31, 2006, 2005, and 2004, financial instruments that potentially expose the Company to credit risk consist of cash. The Company maintains its cash balances in

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Concentrations of Credit Risk – (continued)

various financial institutions. The Federal Deposit Insurance Corporation insures balances up to $100,000. At December 31, 2006, 2005, and 2004, the uninsured balances amounted to approximately $18,026,000, $65,476,000 and $28,104,000, respectively. Management believes the risk of loss to be minimal.

Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical estimates include the valuation of its accrued expenses, deferred taxes, software development costs, goodwill and intangible assets, and equity based transactions. Actual results could differ from the estimates.

Reclassification

Certain accounts in the prior years consolidated financial statements have been reclassified for comparative purposes in the current year consolidated financial statements. These reclassifications have no effect on the Company’s previously reported consolidated net loss.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable estimates of the fair values due to their short-term maturity.

Advertising and Marketing

Advertising and marketing costs are expensed as incurred. Advertising and marketing expense amounted to $8,711,817, $1,149,047, and $1,310,041 for the years ended December 31, 2006 and 2005 and from February 24, 2004 (date of inception) to December 31, 2004, respectively.

Revenue Recognition

a.	E-commerce Revenue

The DOD Acquired Entities recognize revenue from its e-commerce of digital equipment and related products as products are shipped. The DOD Acquired Entities e-commerce revenue amounted to $101,478,998 and $77,950,202 for the year ended December 31, 2006 and from May 1, 2005 (date of acquisition) to December 31, 2005, respectively.

The Skynet Acquired Entities recognize revenue from their e-commerce sales of digital equipment, related products, and household appliances as products are shipped. The Skynet Acquired Entities e-commerce revenue amounted to $45,882,310 from April 1, 2006 (date of acquisition) to December 31, 2006.

b.	Revenue — other

Revenue — other is comprised of the following components for the year ended December 31, 2006 and 2005 and from February 24, 2004 (date of inception) to December 31, 2004:

i)	Pay-Per-Click Revenue

The Company’s pay-per-click revenue is generated from searches based on agreements with other Internet search companies. The Company’s policy is to recognize revenues from pay-per-click searches in the periods queries are made and results are delivered. Pay-per-click revenue amounted to $99,281, $299,476, and $23,261 for the years ended December 31, 2006 and 2005 and from February 24, 2004 (date of inception) to December 31, 2004, respectively.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Revenue Recognition – (continued)

ii)	Shopping Comparison Revenue

BuyersEdge recognizes revenue from its shopping comparison engine as services are rendered. BE Comparison Corp’s revenue amounted to $818,712 from April 1, 2006 (date of acquisition) to December 31, 2006.

iii)	Online-Based Lead Generation Revenue

POAP generates revenue from the sale of leads to third-party advertisers. Leads consist of personal and/or business contact information along with qualifying data that identifies prospective customers. These leads are generated through multiple online and offline marketing channels, including online banner and text advertising, online partner web site distribution, natural web site traffic, print advertising, and telemarketing. POAP’s revenue, which is recognized as leads are delivered, amounted to $933,088 from April 6, 2006 (inception) to December 31, 2006.

Traffic Acquisition Costs

The Company enters into agreements of varying duration, which integrates with its pay-per-performance search service into third party sites. There are generally three economic structures of these types of agreements: fixed payments based on a guaranteed minimum amount of traffic delivered, which may carry reciprocal performance guarantees with counter party, variable payments based on a percentage of the Company’s revenue or based on a certain metric, such as number of searches or pay-per-click, or a combination of the two. As of December 31, 2006, 2005, and 2004, the Company did not have any guarantees with its counter party as it relates to these types of arrangements. Traffic acquisition costs amounted to $81,545, $1,823,403, and $-0- for the years ended December 31, 2006 and 2005 and from February 24, 2004 (date of inception) to December 31, 2004, respectively, and have been included in cost of revenue — other.

Software Development Costs

Software development costs consist of consulting fees and other costs related to the development of the Company’s search engine. Software development costs have been accounted for in accordance with SFAS No. 86, “Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed.” Under this standard, software development costs are capitalized from the establishment of the product’s technological feasibility until the product is available for general release to the public. The establishment of technology feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain factors including but not limited to, the timing of technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. Costs incurred until technological feasibility is established are expensed as research and development. The Company achieved technological feasibility during December 2004 and subsequently capitalized costs of $598,233. These costs are amortized on a straight-line basis over an estimated life of five years. For the years ended December 31, 2006 and 2005 and from February 24, 2004 (date of inception) to December 31, 2004, amortization expense for software development costs amounted to $119,647, $119,647, and $-0-, respectively.

Research and Development Costs

Research and development costs are expensed as incurred. For the years ended December 31, 2006 and 2005 and from February 24, 2004 (date of inception) to December 31, 2004, research and development costs amounted to $7,635,183, $1,931,725, and $1,001,943, respectively.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Stock-Based Compensation From February 24, 2004 (date of inception) to December 31, 2005

The Company accounts for employee stock-based compensation awards based on their intrinsic value in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Under the intrinsic value method, no compensation expense is recognized for employee stock-based compensation awards for which the exercise price and number of shares are known at the grant date, the exercise price is equal to the fair market value at the grant date, and vesting will occur solely based on the passage of time. From February 24, 2004 (date of inception) to December 31, 2004 and for the year ended December 31, 2005, the Company did not record any employee stock compensation expense.

The Company accounts for non-employee stock-based compensation awards based on their fair value in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting For Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure — an Amendment to SFAS No. 123”. From February 24, 2004, (date of inception), to December 31, 2004 and for the year ended December 31, 2005, the Company recorded non-employee stock-based compensation expense of $1,161,500 and $1,990,600, respectively, which is included in general and administrative expenses. The weighted average fair value, as defined by SFAS No. 123, of options granted in 2004 and 2005 is calculated using the Black-Scholes option valuation model.

The Company, from February 24, 2004 (date of inception) to December 31, 2005, has adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost for the Company’s options issued to its employees been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company’s net loss would have been changed to the pro forma amounts indicated below:

	From February 24, 2004 (Date of Inception) to December 31, 2004	For the Year Ended December 31, 2005
Net Loss – as reported	$(4,833,353)	$(13,412,938)
Less: Stock-based employee compensation cost as if the fair value method had been applied to all options	(357,500)	(739,900)
Net Loss – pro forma	$(5,190,853)	$(14,152,838)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used:

	From February 24, 2004 (Date of Inception) to December 31, 2004	For the Year Ended December 31, 2005
Approximate risk free rate	4.25%	3.15%
Average expected life	5.0 years	5.0 years
Divided yield	—%	—%
Volatility	—%	29%

The Black-Scholes option valuation model was not developed for use in valuing employee stock options. Instead, this model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable, which differs significantly from the Company’s stock option awards. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Stock-Based Compensation for the Year Ended December 31, 2006

The Company, through December 31, 2005, accounted for employee stock-based compensation awards based on their intrinsic value in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Under the intrinsic value method, no compensation expense was recognized for employee stock-based compensation awards for which the exercise price and number of shares are known at the grant date, the exercise price is equal to the fair market value at the grant date, and vesting will occur solely based on the passage of time.

The Company accounted for non-employee stock-based compensation awards based on their fair value in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure — an Amendment to SFAS No. 123.” Effective January 1, 2006, the Company adopted SFAS No. 123R. This statement replaces SFAS No. 123 and superseded APB No. 25. SFAS No. 123R requires that all stock-based compensation be measured at the fair value of the award and be recognized as an expense in the financial statements. The Company adopted this statement using the modified prospective method, which requires the Company to recognize compensation expense on a prospective basis; accordingly, prior years’ financial statements have not been restated. Under this method, in addition to reflecting compensation expense for new share-based awards, an expense is also recognized to reflect the remaining service period of awards (unvested portion) that have been included in pro-forma disclosures in prior years. Pursuant to SFAS 123R, since the Company is deemed to be a non-public entity and it used the minimum value method of measuring equity share options and similar instruments for either recognition or for pro-forma disclosure purposes under SFAS 123, it is required to apply SFAS 123R prospectively to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, going forward, the Company shall continue to account for any portion of unvested options outstanding at December 31, 2005 using the accounting principles originally applied to those awards (either the minimum value method under SFAS 123 or the provisions of Opinion 25 and its related interpretive guidance).

The fair value of each stock option granted subsequent to December 31, 2005 to employees and non-employees is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used:

Approximate risk free rate	4.70%
Average expected life	2 to 3 years
Dividend yield	—%
Volatility	29%

For the year ended December 31, 2006, the Company granted 6,059,000 options to employees and consultants and recorded total stock based compensation expense for $6,109,700, (also includes $223,000 representing the unvested stock options upon adoption of FAS 123R on January 1, 2006) and is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Black-Scholes option valuation model was not developed for use in valuing employee stock options. Instead, this model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable, which differs significantly from the Company’s stock option awards. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

New Accounting Pronouncements

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 replaces APB No. 20 (“APB 20”) and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change a cumulative effect of changing to the new accounting principle whereas SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable. SFAS No. 154 enhances the consistency of financial information between periods. SFAS No. 154 became effective beginning with the Company’s first quarter of fiscal year 2006. The adoption of SFAS No. 154 did not have a material impact on the Company’s consolidated results of operations, financial position or cash flows.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”). This interpretation clarified the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Specifically, FIN 48 clarifies the application of SFAS No. 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements. Additionally, FIN 48 provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods of income taxes, as well as the required disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the requirements of FIN 48 and has not yet determined if the adoption of FIN 48 will have a significant impact on its consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140,” (“SFAS 155”). SFAS No. 155 clarifies certain issues relating to embedded derivatives and beneficial interests in securitized financial assets. The provisions of SFAS No. 155 are effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. The Company currently does not have any embedded derivatives or beneficial interests in securitized financial assets.

In June 2005, the Emerging Issue Task Force (“EITF”) reached consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements” (“EITF 05-6”). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for reporting periods beginning after June 29, 2005. The adoption of EITF 05-6 did not have a material impact on the Company’s consolidated financial statements.

In June 2006, the EITF reached a consensus on Issue No. 06-3 (“EITF 06-03”), “Disclosure Requirements for Taxes Assessed by a Governmental Authority on Revenue-Producing Transactions.” The consensus allows companies to choose between two acceptable alternatives based on their accounting policies for transactions in which the company collects taxes on behalf of a governmental authority, such as sales taxes. Under the gross method, taxes collected are accounted for as a component of sales revenue with an offsetting expense. Conversely, the net method allows a reduction to sales revenue. If such taxes are reported gross and are significant, companies should disclose the amount of those taxes. The guidance should be applied to financial reports through retrospective application for all periods presented, if amounts are significant, for interim and annual reporting beginning after December 15, 2006 with early adoption permitted. The Company currently reports using the net method and does not expect the adoption of EITF 06-03 to have a material effect on its consolidated financial statements.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

New Accounting Pronouncements – (continued)

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable for fiscal years ending after November 15, 2006. The Company does not believe SAB 108 will have a material impact on its consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 157 on its future consolidated results of operations and financial condition and has not yet determined such effects.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact of the adoption of this statement on its consolidated results of operations and consolidated financial condition.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities on the differences between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. Deferred tax assets are adjusted by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The material components of deferred tax assets consist of net operating loss carryforwards, depreciation and amortization, and other miscellaneous timing differences.

The tax effects of significant temporary differences which give rise to the Company’s deferred tax assets and liabilities are as follows:

	2006	2005	2004
Net operating loss carryforwards	$23,320,000	$6,600,000	$1,452,000
Property and equipment	1,060,000	(1,014,000)	—
Intangible assets and goodwill	(10,520,000)	1,504,000	—
Other	2,010,000	730,000	—
Total	15,870,000	7,820,000	1,452,000
Valuation allowance	(15,870,000)	(7,820,000)	(1,452,000)
Net Deferred Asset	$—	$—	$—

At December 31, 2006, 2005, and 2004, the Company has net operating loss carryforwards of approximately $59,805,000, $17,000,000, and $4,300,000, respectively, expiring at various dates through 2026. Pursuant to Section 382 of the Internal Revenue Code regarding significant changes in ownership, utilization of these losses may be limited. Management has determined that a valuation allowance of 100% of the deferred tax asset is required as of December 31, 2006, 2005, and 2004, since it is more likely than not that the deferred tax asset will not be realized.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Net Loss Per Share

The Company adopted the provision of SFAS No. 128, “Earnings per Share.” SFAS No. 128 eliminates the presentation of primary and fully dilutive earnings per share (“EPS”) and requires presentation of basic and diluted EPS. Basic EPS is computed by dividing loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Securities that could potentially dilute EPS consist of 19,929,856, 17,537,856 and 13,480,000 of stock options at December 31, 2006, 2005 and 2004, respectively, which were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented.

Note 3 — Acquisitions

a.	DOD Acquired Entities

On May 17, 2005, pursuant to a Merger Agreement (the “DOD Merger Agreement”) Accoona, completed the acquisitions of all the issued and outstanding capital stock of the DOD Acquired Entities, which are in the business of selling electronic consumer goods through the Internet.

Pursuant to the DOD Merger Agreement, Accoona (1) issued an aggregate of 7,350,000 shares of its Class B common stock (inclusive of 2,000,000 shares for an earn-out which was earned by December 31, 2005) valued at $18,375,000; (2) paid $14,896,596 and (3) accrued $2,500,000 for a cash earn-out which was earned at December 31, 2005. The total value of the acquisitions amounted to $35,771,596, which is ultimately comprised of $17,396,596 of cash and $18,375,000 of common stock.

Pursuant to the DOD Merger Agreement, Accoona was to issue an additional, a) 500,000 shares of common stock to the former stockholders of the DOD Acquired Entities if (i) the DOD Acquired Entities had earnings before income taxes, depreciation and amortization (“EBITDA”) between $5,000,000 and less than $7,500,000 or (ii) 1,000,000 shares of common stock if the DOD Acquired Entities’ EBITDA was at least $7,500,000 for twelve months following the achievement of the first earn-out which was November 30, 2005. As of December 31, 2006, the DOD Acquired Entities did not reach the EBITDA levels.

In addition, if within a two year period from the date of closing (May 17, 2005), Accoona issues or sells for cash (but not for property) common stock at a price per share less than $2.50 each, other than pursuant to options or rights or other convertible securities outstanding on or prior to March 15, 2005, then Accoona, at the end of the two year period, shall issue an additional number of shares of its Class B common stock to the former shareholders of the DOD Acquired Entities. As of December 31, 2006, Accoona has not issued any shares for less than $2.50 per share.

The acquisitions were accounted for using the purchase method of accounting. Accordingly, the consolidated financial statements include the operations of the DOD Acquired Entities from May 1, 2005, the effective date of the acquisition. Accoona obtained an independent valuation of the purchase price. The allocation of the purchase price amounting to $35,771,596 is summarized as follows:

Cash acquired	$2,225,605
Accounts receivable	624,642
Prepaid expenses and other current assets	684,072
Inventory	4,484,613
Accounts payable and accrued expenses	(2,712,652)
Goodwill	13,353,358
Intangible assets	17,073,800
Other non-current assets	38,158
Total	$35,771,596

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Acquisitions  – (continued)

b.	Skynet Acquired Entities

On March 15, 2006, pursuant to a Merger Agreement (the “Skynet Merger Agreement”), Accoona completed the acquisitions of all issued and outstanding common stock of the Skynet Acquired Entities, which are in the business of selling electronic consumer goods and household appliances through the Internet. The Company consummated the acquisition by creating two wholly owned subsidiaries, SN Commerce Corp. and ZN Commerce Corp. for the purpose of merging in the Skynet Acquired Entities.

Pursuant to the Skynet Merger Agreement, Accoona (1) issued an aggregate of 2,285,712 shares of its Class C common stock valued at $7,649,992; and (2) paid $2,000,000 in cash. The total value of the acquisitions amounted to $9,649,992.

Pursuant to the Merger Agreement, Accoona may issue between 285,714 to 571,428 shares of its Class C common stock, as contingent purchase price consideration, to the former stockholders of the Skynet Acquired Entities on a prorated basis if the Skynet Acquired Entities have earnings before income taxes, depreciation and amortization (“EBITDA”) between $1,500,000 and $2,400,000, during the period from April 1, 2006 to March 31, 2007. As of December 31, 2006, nor as of March 31, 2007, did the Skynet Acquired Entities reach the EBITDA levels.

The acquisitions were accounted for using the purchase method of accounting. Accordingly, the consolidated financial statements include the operations of the Skynet Aquired Entities from April 1, 2006, the effective date of the acquisitions. The Company obtained an independent valuation of the purchase price. The allocation of the purchase price amounting to $9,649,992 for the Skynet Acquired Entities is summarized as follows:

Cash acquired	$426,032
Accounts receivable	966,473
Prepaid expenses and other current assets	334,178
Inventory	800,203
Accounts payable and accrued expenses	(3,727,792)
Goodwill	3,649,496
Intangible assets	6,950,000
Other non-current assets	251,402
Total	$9,649,992

Effective October 1, 2006, Accoona amended the Skynet Merger Agreement with the former stockholders of the Skynet Acquired Entities as a result of their efforts to integrate the e-commerce companies into a unified operating division. As consideration for their services in integrating the e-commerce division, Accoona accrued $1,999,995 of integration charges as of December 31, 2006, which was ultimately satisfied during May 2007 by issuing 571,428 shares of its Class C common stock to such stockholders.

c.	BuyersEdge

On March 15, 2006, pursuant to the BuyersEdge Asset Purchase Agreement (“Asset Purchase Agreement”), Accoona created a wholly owned subsidiary for the acquisition of the assets and assumptions of certain liabilities of BuyersEdge for which it paid $5,000,000. BuyersEdge is in the business of providing Internet comparison shopping and related services. The acquisition was consummated by Accoona by creating a wholly owned subsidiary, BE Comparison Corp. and placing the assets and liabilities into it.

Pursuant to the Asset Purchase Agreement, Accoona may issue between 428,706 to 857,142 shares of Class C common stock, as additional purchase price consideration, to the former stockholders of BuyersEdge on a prorated basis if it has revenues of $15,000,000 and earnings before income taxes, depreciation and

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Acquisitions  – (continued)

c.	BuyersEdge – (continued)

amortization (“EBITDA”) between $500,000 and $1,000,000, from April 1, 2006 to April 30, 2007. As of December 31, 2006, nor as of April 30, 2007, did BuyersEdge reach such thresholds.

The acquisitions were accounted for using the purchase method of accounting. Accordingly, the consolidated financial statements include the operations of BuyersEdge from April 1, 2006, the effective date of the acquisition. Accoona obtained an independent valuation of the purchase price. The allocation of the purchase price amounting to $5,000,000 is summarized as follows:

Cash acquired	$137,450
Accounts Receivable	20,002
Accounts payable and accrued expenses	(376,127)
Goodwill	2,199,838
Intangible assets	2,994,000
Other non-current assets	24,837
Total	$5,000,000

The following are the Company’s unaudited pro-forma consolidated results of operations giving effect as if each acquisition was effective at the beginning of the year it was acquired. The unaudited pro-forma consolidated financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of the Company that would have been reported had the acquisition been completed as of the date presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the Company.

	For the Years Ended December 31,
	2006	2005
Revenue	$165,840,184	$105,471,859
Cost of revenue	156,588,170	98,184,499
Other operating costs	58,764,709	38,014,754
Net Loss	$(49,512,695)	$(30,727,394)
Loss per share	$(0.27)	$(0.18)

Note 4 — Property and Equipment, net

Property and equipment at December 31, 2006, 2005 and 2004, consisted of the following:

	2006	2005	2004	Estimated Useful lives
Furniture and office equipment	$1,222,690	$105,896	$41,615	3 – 5 years
Computer equipment	6,629,026	3,581,357	640,749	5 years
Leasehold improvements	732,269	52,341	12,629	Lease Term
Total	8,583,985	3,739,594	694,993
Less: Accumulated Depreciation and amortization	(1,407,799)	(225,046)	(16,983)
Property and Equipment, Net	$7,176,186	$3,514,548	$678,010

Depreciation and amortization expense amounted to $1,090,809, $208,063, and $16,983 for the years ended December 31, 2006 and 2005 and from February 24, 2004 (date of inception) to December 31, 2004, respectively.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Intangible Assets

Intangible assets at December 31, 2006, 2005 and 2004 are shown by major classification as follows:

	2006	2005	2004	Estimated Useful lives
Patents and trademarks	$229,811	$230,780	$229,769	17 years
Software and Database licenses	9,967,542	5,641,210	1,906,337	1 – 2 years
Software development costs	598,233	598,233	598,233	5 years
Domain names and other	27,021,352	17,073,800	—	7 – 20 years
Total	37,816,938	23,544,023	2,734,339
Less: Accumulated amortization	(4,793,476)	(1,639,804)	(145,535)
Intangible Assets, net	$33,023,462	$21,904,219	$2,588,804

Amortization expense amounted to $3,153,780, $1,494,269 and $145,535, respectively, (includes $119,647 of amortized software development cost as described in Note 2) for the years ended December 31, 2006 and 2005 and from February 24, 2004 (date of inception) to December 31, 2004.

The amortization of intangible assets applicable to the operations for the years ended December 31, 2006 and 2005 and from February 24, 2004 (date of inception) to December 31, 2004 are as follows:

	Patents and Trademarks	Software and Database Licenses	Software Development Costs	Domain Names and Other	Total
Beginning at February 24, 2004	$—	$—	$—	$—	$—
Additions	229,769	1,906,337	598,233	—	2,734,339
Less: Amortization	(701)	(144,637)	(197)	—	(145,535)
Balance at December 31, 2004, net	229,068	1,761,700	598,036	—	2,588,804
Additions	1,011	3,734,873	—	17,073,800	20,809,684
Less: Amortization	(10,781)	(845,924)	(119,647)	(517,917)	(1,494,269)
Balance at December 31, 2005, net	219,298	4,650,649	478,389	16,555,883	21,904,219
Additions	—	4,329,023	—	9,944,000	14,273,023
Less: Amortization	(11,490)	(1,626,032)	(119,647)	(1,396,611)	(3,153,780)
Balance at December 31, 2006, net	$207,808	$7,353,640	$358,742	$25,103,272	$33,023,462

The amortization of intangible assets will result in the following additional expense by year:

For the Years Ending December 31,	Amount
2007	$3,590,791
2008	3,226,855
2009	2,924,010
2010	2,486,666
2011	1,905,437
Thereafter	18,889,703
Total	$33,023,462

Note 6 — Commitments and Contingencies

a.	Vendor Concentration

For the year ended December 31, 2006 and 2005, DOD Acquired Entities purchased approximately $44,186,800 or 43% and $25,000,000 or 35%, respectively of its merchandise from one vendor. As of December 31, 2006, 23%, 21% and 10% of the accounts payable balance was due to three vendors, respectively.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies  – (continued)

a.	Vendor Concentration – (continued)

From May 1, 2005 (date of acquisition) through December 31, 2005, DOD Marketing purchased approximately $25,000,000 or 35% of its merchandise from one vendor. As of December 31, 2005, the amount owed to such vendor amounted to 12% of the accounts payable balance. From April 1, 2006 (date of acquisition) through December 31, 2006, the Skynet Acquired Entities purchased approximately 16% and 11% of its merchandise respectively from two vendors. As of December 31, 2006, 26% and 11% of the accounts payable balance was due to two vendors, respectively.

b.	Lease Agreements

On October 29, 2004, the Company entered into a lease agreement for its administrative and development office for a period of sixty months. As an inducement to enter into a lease, the Company received $169,711 from the landlord. Such amount is amortized on a straight-line basis over the life of the lease to reduce future rent expense. On December 30, 2005, the Company amended its current lease by adding additional space with the same landlord. The additional lease runs concurrently with the original one. The unamortized deferred rent amount of $102,497 at December 31, 2006 has been included in accrued expenses in the consolidated balance sheet. The current monthly lease payment is $65,387. The Company is responsible for its proportionate share of common area charges and real estate taxes.

On August 24, 2006, the Company entered into a lease agreement for its warehouse and distribution center for a period of sixty-two (62) months. The current monthly lease payments are approximately $26,000. The Company is responsible for all common area charges and real estate taxes.

In connection with the acquisition of the Skynet Acquired Entities, during April 2006 the Company assumed additional lease obligations for office and warehouse space expiring during September 2007.

As of December 31, 2006, the aggregate minimum rentals for all the premises, which expire between 2007 and 2011 are as follows:

For the Years Ending December 31,	Amount
2007	$1,262,961
2008	1,280,271
2009	1,240,559
2010	1,280,550
2011	1,007,299
Total	$6,071,640

Total rent expense for the years ended December 31, 2006 and 2005 and from February 24, 2004 (date of inception) to December 31, 2004 amounted to $695,384, $221,990, and $27,776, respectively.

c.	Employment Agreements

In connection with the acquisitions described in Note 3, Accoona entered into several employment agreements with the former owners of these entities. As of December 31, 2006, the remaining commitment amounted to approximately $483,000. The agreements range between three and five years and automatically extend unless either party provides prior written notice no less than ninety (90) days prior to the end of the term.

d.	Placement Charges and Related Expenses

On April 11, 2006, the Company had entered into an agreement with Cenkos Securities Limited (“Cenko”) to be the global co-coordinator and underwriter in a proposed public offering of the Company’s common stock. The securities were expected to be traded on the London Stock Exchange AIM market (the

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies  – (continued)

d.	Placement Charges and Related Expenses – (continued)

“AIM”). During February 2007, the Company decided to discontinue its pursuit of the listing of its securities on the AIM. Accordingly, during the year ended December 31, 2006, the Company expensed all of the costs associated with the intended listing which amounted to $4,418,178.

e.	Legal Matters

From time to time, the Company is involved in various legal matters in connection with its business operations. At December 31, 2006, management does not believe that any pending matters are material to the consolidated financial statements.

Note 7 — Stockholders’ Equity

Common Stock

The Company has authorized 8,350,000 shares of Class B common stock with a par value of $.0001 per share. The powers, preferences, rights and qualifications, limitations and restrictions of the Class B stock are identical to its originally authorized shares upon incorporation, except that the Class B common stock possess a voting right of 1.1 for each share of originally authorized shares. Upon consummation of an initial public offering, such shares automatically convert into common stock.

The Company has authorized 3,725,000 shares of Class C common stock with a par value of $.0001 per share. The powers, preferences, rights and qualifications, limitations and restrictions of the Class C stock are identical to its originally authorized shares upon incorporation, except that the Class C common stock possess a voting right of 1.1 for each share of originally authorized shares. Upon consummation of an initial public offering, such shares automatically convert into common stock.

Issuance of Common Stock — From February 24, 2004 (Date of Inception) to December 31, 2004

On February 24, 2004, the Company issued 60,000,000 shares of common stock for $6,000 to its founder and family in connection with the capitalization of the Company.

From March 17, 2004 through April 1, 2004, the Company issued 2,000,004 shares of common stock for consulting services valued at $200,000 or $.10 per share.

On April 15, 2004, the Company issued 7,000,000 shares of common stock for marketing services valued at $700,000 or $.10 per share.

From April 16, 2004 through June 3, 2004, the Company issued 29,300,000 shares of common stock to investors for $2,930,000 or $.10 per share.

On April 20, 2004, the Company issued 14,000,000 shares of common stock for a 20 year database license valued at $1,400,000 or $.10 per share. Such amount has been capitalized and it’s expected to be amortized over a 20 year life.

On July 6, 2004, the Company issued 5,000,000 shares of common stock to investors for $1,000,000 or $.20 per share.

From July 28, 2004 to August 3, 2004, the Company issued 15,142,000 shares of common stock to investors for $10,000,000 or $.66 per share.

On October 19, 2004, the Company issued 200,000 shares of common stock for marketing services valued at $132,000 or $.66 per share. continued

On November 19, 2004, a consultant exercised 5,000,000 options at $.10 per share for $500,000.

On December 21, 2004, the Company issued 15,000,000 shares of common stock to investors for $19,500,000 or $1.30 per share.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Stockholders’ Equity  – (continued)

Issuance of Common Stock — For the Year Ended December 31, 2005

During the year ended December 31, 2005, the Company sold 21,000,000 shares of its common stock for $65,500,000.

During the year ended December 31, 2005, the Company issued 7,000,000 shares of its common stock in exchange for $700,000 of marketing services received.

In connection with the acquisition of the Acquired Entities, the Company issued 7,350,000 shares of its Class B common stock valued at $18,375,000 to the shareholders of the Acquired Entities.

During the year ended December 31, 2005, the Company granted an aggregate of 1,448,571 options to consultants for various services received. Such options were valued at approximately $1,290,600 using the Black-Scholes valuation model.

During the year ended December 31, 2005, the Company granted 714,285 stock options to a vendor for deferred development costs. Such options were valued at approximately $802,700 using the Black-Scholes valuation model. The value of the options is reported as a reduction of stockholder’s equity since the vesting of the options is contingent on successful installation of the software.

During the year ended December 31, 2005, the Company received $476,750 in connection with the exercise of 3,860,000 stock options. Accordingly, the Company issued 3,860,000 shares of common stock.

Issuance of Common Stock — For the Year Ended December 31, 2006

During the year ended December 31, 2006, the Company issued 200,000 shares of its common stock in exchange for a software license which was valued at $700,000, and consulting expenses valued at $300,000.

During the year ended December 31, 2006, the Company issued 500,000, and shares of its common stock in exchange for a perpetual license valued at $1,750,000.

During the year ended December 31, 2006, 714,285 options granted during 2005 vested. The vesting resulted from the implementation of a software license valued at $802,700.

In connection with the acquisition of the Skynet Acquired Entities, the Company issued 2,285,712 shares of its Class C common stock to the stockholders of the Skynet Acquired Entities. Such stock was valued at $7,649,992.

During the year ended December 31, 2006, the Company granted an aggregate of 6,059,000 stock options to employees and consultants vesting either immediately or over a two year period. Such options were valued using the Black-Scholes valuation model at approximately $7,194,200. For the years ended December 31, 2006, the Company recorded $5,809,790 of expense associated with the vested portion of these options.

During the years ended December 31, 2006, the Company received proceeds of $873,880 in connection with the exercise of 1,632,714 stock options.

Note 8 — Stock Options

a)	From February 24, 2004 (Date of Inception) to December 31, 2004

Under the 2004 Equity Incentive Plan (the “2004 Plan”) for the officers, employees and consultants of the Company, the board of directors authorized the grant of nonqualified, qualified stock options, and the issuance of restrictive stock for purchase up to 7,000,000 shares of the Company’s common stock. Stock options become exercisable either on the date of grant or over a period of 5 years from the date of grant. Certain options were granted to consultants prior to the establishment of the 2004 Plan. Those options were granted as nonqualified stock options and approved by the board of directors.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Stock Options  – (continued)

a)	From February 24, 2004 (Date of Inception) to December 31, 2004 – (continued)

Stock option activity, including options granted under the 2004 Plan, from February 24, 2004 (date of inception) to December 31, 2004 is as follows:

	Number of Shares	Weighted Average Exercise Price
Granted	18,480,000	$.26
Exercised	(5,000,000)	$.10
Forfeited	—
Options outstanding at December 31, 2004	13,480,000

The following table summarizes information about the Company’s outstanding stock options at December 31, 2004:

Options outstanding	Weighted average remaining contractual life (years)	Exercise price	Options exercisable
5,500,000	4.8	$.10	5,500,000
5,000,000	4.5	.20	5,000,000
2,980,000	4.2	.65	2,238,750
13,480,000	4.5	.32	12,738,750

The number of unexercised options at December 31, 2004 amounted to 741,250.

In connection with the granting of 5,800,000 stock options with exercise prices ranging from $.10 to $.65 to consultants, the Company, using the Black-Scholes valuation model, recorded $129,500 of consulting expenses. Such amount is included in general and administrative expenses in the consolidated statement of operations from February 24, 2004 (date of inception) to December 31, 2004.

In connection with the transfer of certain patents to the Company, the Company granted 5,000,000 options to its founder with an exercise price of $.20. Such options have been valued at $189,600 using the Black-Scholes valuation model. The amount has been capitalized and included in intangible assets in the consolidated balance sheet.

b)	For the Year Ended December 31, 2005

Stock option activity, including options granted under the 2004 Plan for the year ended December 31, 2005 is as follows:

	Number of Shares	Weighted Average Exercise Price
Options outstanding at January 1, 2005	13,480,000	$.26
Granted	7,987,856	$2.57
Exercised	(3,860,000)	$.13
Forfeited	(70,000)	$1.97
Options outstanding at December 31, 2005	17,537,856	$1.34

During the year ended December 31, 2005, the Company recorded $1,990,600 of stock based compensation.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Stock Options  – (continued)

b)	For the Year Ended December 31, 2005 – (continued)

The following table summarizes information about the Company’s outstanding stock options at December 31, 2005:

Options outstanding	Weighted average remaining contractual life (years)	Exercise price	Options exercisable
1,805,000	3.34	$.10	1,805,000
5,000,000	3.50	.20	5,000,000
3,095,000	3.88	.65	3,095,000
6,495,000	3.13	2.50	5,646,722
1,142,856	4.50	3.50	428,571
17,537,856	3.48	$1.34	15,975,293

The number of unexercised options at December 31, 2005 amounted to 1,562,563.

c)	For the Year Ended December 31, 2006

During 2006, the Company amended its 2004 Plan by increasing the number of options available under the plan from 7,000,000 to 12,000,000.

Stock option activity, including options granted under the 2004 Plan for the year ended December 31, 2006 is as follows:

	Number of Shares	Weighted Average Exercise Price
Options outstanding at January 1, 2006	17,537,856	$1.34
Granted	6,059,000	3.50
Exercised	(1,632,714)	0.37
Forfeited	(2,034,286)	2.50
Options outstanding at December 31, 2006	19,929,856	$2.06

For the year ended December 31, 2006, the Company recorded $5,586,790 of stock based compensation in connection with the vesting of options granted during the year.

For the year ended December 31, 2006, the Company also recorded $223,000 of stock based compensation for the vesting of options granted to non-employees in the prior year which were unvested at December 31, 2005.

The following table summarizes information about the Company’s outstanding stock options at December 31, 2006:

Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Exercise Price	Options Exercisable
150,000	2.44	$0.10	150,000
5,000,000	2.50	0.20	5,000,000
2,178,000	2.87	0.65	2,178,000
5,525,000	1.92	2.50	5,525,000
7,076,856	2.15	3.50	6,284,039
19,929,856	1.79	$1.39	19,137,039

The number of options unexercised at December 31, 2006 amounted to 792,817.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Related Party Transactions

For the years ended December 31, 2006 and 2005 and from February 24, 2004 (date of inception) to December 31, 2004, the Company paid S.P.B.D. Consulting Corp. (“SPBD”), $1,560,000, $1,034,082, and $551,463, respectively, for consulting services related to strategic planning, business development services and performing such related functions as requested from time to time by the Company. The sole stockholder of SPBD is Armand Rousso, the co-founder of Accoona. As of December 31, 2006, 2005, 2004, Armand Rousso owns approximately 12%, 21%, and 25%, respectively, of the Company. In December 2004, SPBD and the Company entered into an agreement, which was amended in March 2005, September 2005, December 2005 and in August 2006. The final amendment is for a term of three years commencing January 1, 2007 and requiring quarterly consulting fees of $195,000.

On December 18, 2006, a former employee, pursuant to a promissory note, borrowed $190,348, net of a severance payment of $85,000 with the proceeds used to exercise vested stock options. As of December 31, 2006, the amount receivable from such employee, amounting to $190,348, is due on December 18, 2009 and has been included in miscellaneous other assets on the consolidated balance sheet.

Note 10 — Subsequent Events

On March 5, 2007, the Company sold 4,285,715 shares of common stock to two separate investors. The proceeds received from the sale of the common stock amounted to $15,000,000.

During January 2007, pursuant to board approval, the Company adopted the 2007 Equity Incentive Plan (“2007 Equity Incentive Plan”). All grants during 2007 are pursuant to such plan.

During the three months ended March 31, 2007, the Company granted an aggregate of 5,400,000 stock options to employees and consultants vesting either immediately or over a four year period (includes 3,000,000 options granted to its newly elected Vice Chairman and Chairman of the Executive Committee as discussed below). Such options were valued using the Black-Scholes valuation model at approximately $9,515,800.

Through May 30, 2007, four options holders exercised 689,000 options. In consideration therewith, the Company issued 689,000 shares of common stock and received $447,850, representing the amount of the exercise price.

On March 5, 2007, the Company entered into an employment agreement with a former member of the board of directors to take the position of Vice Chairman and Chairman of the Executive Committee. The agreement is for a term of eighteen (18) months and is automatically renewed for an unlimited amount of one year extensions. The annual compensation of the agreement is for $300,000 plus bonus as determined by the board of directors. The agreement also grants two sets of options, of which each set is 1,500,000 options. The first set vested immediately and the second set vests ratably over an eighteen (18) month period. Each set of options has a ten (10) year term.

On April 2, 2007, the Company entered into an employment agreement with its Chief Financial Officer. The agreement expires on April 1, 2008, but is automatically renewed for unlimited one year extensions, unless terminated by either party . The agreement provides for an annual base salary of $275,000, and such individual is eligible to receive a bonus equal to 40% of the base salary.

On April 25, 2007, the Company received gross proceeds of $1,700,000 in connection with the sale of 500,000 shares of its common stock to one investor.

During April 2007, the Company adopted a 401(k) plan. The plan allows employees of the Company to defer 100% of their salary, not to exceed $15,500. The plan will allow for both matching contributions and/or direct profit sharing to be added at the discretion of the Company. The plan began allowing contributions in July 2007.

ACCOONA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Subsequent Events  – (continued)

On May 3, 2007, the Company entered into an agreement with Maxim Group LLC (“Maxim”), that expires on December 31, 2007. Maxim is to act as the Company’s exclusive financial advisor, lead or managing underwriter and/or book runner and investment banker in connection with an Initial Public Offering, (“IPO”), on a United States Stock Exchange. Upon successful completion, Maxim shall be entitled to an underwriting fee of 7.0% of the IPO price, a non-allocated expense allowance equal to 1% of the gross proceeds of the IPO. There is no assurance that the Company will successfully complete the IPO.

On May 29, 2007 the Company entered into a consulting agreement with Kosai International, Limited (“Kosai”), a company which a director of the company is a member of. The agreement provides for strategic planning and business development services, for which the Company pays on a daily rate of $1,113. The term of the consulting agreement continues until the earlier of (i) six months, (ii) its termination for cause (as defined in the agreement) or (iii) upon 10 days notice to Kosai by the Company.

On July 12, 2007, the Company entered into a Facility Agreement (the “Facility Agreement”) with a current stockholder, whereby the Company secured a $20,000,000 unsecured borrowing facility at a rate of 6% per annum. The facility is payable from the proceeds of the expected IPO. In the event an IPO does not occur, the facility is due on July 12, 2008. To date, the Company has not drawn down any funds from the facility.

Until, , 2007 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

________ Shares
Common Stock

ACCOONA CORP.

PROSPECTUS

Maxim Group LLC

  __________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses and Issuances and Distribution

The estimated expenses payable by us in connection with the offering described in this Registration Statement (other than the underwriting discount and commissions) will be as follows:

U.S. Securities and Exchange Commission registration fee	$2,470
National Association of Securities Dealers filing fee	$8,550
NASDAQ listing fee	$100,000
Blue sky fees and expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing fees	*
Transfer agent and registrar fees	*
Other fees and expenses	*
Total	*

All amounts are estimated, except the U.S. Securities and Exchange Commission registration fee, the NASDAQ listing fee and the NASD filing fee.

*	To be completed by Amendment.

Item 14. Indemnification of Directors and Officers

Our certificate of incorporation provides that all officers, directors, employees and agents of the Registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers, directors, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by an officer, director or controlling person in a successful defense of any action, suit or proceeding) is asserted by such officer, direct or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

During the past three years, the following securities were sold by the Registrant without registration under the Securities Act of 1933, as amended (the “Securities Act”). All certificates representing the securities described herein and currently outstanding have been appropriately legended. The securities described below were deemed exempt from registration under the Securities Act in reliance upon Section 4(2), Regulation D or Regulation S of the Securities Act. There were no underwriters employed in connection with any of the transactions set forth in this Item 15. All of these securities, to the extent no included in this registration statement, are deemed restricted securities for purposes of the Securities Act.

On February 24, 2004, the Registrant issued 60,000,000 shares of common stock for $6,000 to its founder and family in connection with the capitalization of the Registrant.

From March 17, 2004 through April 1, 2004, the Registrant issued 2,000,004 shares of common stock for consulting services valued at $200,000 or $.10 per share.

On April 15, 2004, the Registrant issued 7,000,000 shares of common stock for marketing services valued at $700,000 or $.10 per share.

From April 16, 2004 through June 3, 2004, the Registrant issued 29,300,000 shares of common stock to investors for $2,930,000 or $.10 per share.

On April 20, 2004, the Registrant issued 14,000,000 shares of common stock for a 20 year database license valued at $1,400,000 or $.10 per share. Such amount has been capitalized and it’s expected to be amortized over a 20 year life.

On July 6, 2004, the Registrant issued 5,000,000 shares of common stock to investors for $1,000,000 or $.20 per share.

From July 28, 2004 to August 3, 2004, the Registrant issued 15,142,000 shares of common stock to investors for $10,000,000 or $.66 per share.

On October 19, 2004, the Registrant issued 200,000 shares of common stock for marketing services valued at $132,000 or $.66 per share.

On November 19, 2004, the Registrant issued 5,000,000 shares of common stock upon the exercise of option at $.10 per share for $500,000.

On December 21, 2004, the Registrant issued 15,000,000 shares of common stock to investors for $19,500,000 or $1.30 per share.

During the year ended December 31, 2005, the Registrant sold 21,000,000 shares of its common stock for an aggregate of $65,500,000.

During the year ended December 31, 2005, the Registrant issued 7,000,000 shares of its common stock in exchange for $700,000 of marketing services received.

During the year ended December 31, 2005, the Registrant issued 3,860,000 shares of common stock in connection with the exercise of stock options, for aggregate proceeds of $476,750.

During the year ended December 31, 2006, the Registrant issued 200,000 shares of its common stock in exchange for a software license which was valued at $700,000, and consulting expenses valued at $300,000.

During the year ended December 31, 2006, the Registrant issued 500,000 shares of its common stock in exchange for a perpetual license valued at $1,750,000.

During the year ended December 31, 2006, the Registrant issued 1,632,714 shares of common stock in connection with the exercise of stock options, for aggregate proceeds of $873,880.

During the three months ended March 31, 2007, the Registrant issued 489,000 shares of common stock in connection with the exercise of stock options, for aggregate proceeds of $317,850.

During the three months ended March 31, 2007, the Registrant issued 4,285,715 shares of its common stock to one investor, for aggregate proceeds of $15,000,000.

On April 25, 2007, the Registrant issued 500,000 shares of its common stock to one investor, for aggregate proceeds of $1,700,000.

On May 30, 2007, the Registrant issued 200,000 shares of common stock, in connection with the exercise of stock options, for aggregate proceeds of $130,000.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Certificate of Incorporation, to be effective upon the completion of the offering to which this Registration Statement relates*
3.2	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the completion of the offering to which this Registration Statement relates*
4.1	Specimen Certificate for the Registrant’s Common Stock*
5	Opinion of Loeb & Loeb LLP*
10.1	Consulting Agreement, dated November 1, 2004, by and between the Registrant and S.P.B.D. Consulting Corp.
10.2	Amendment to Consulting Agreement, dated as of March 14, 2005 by and between the Registrant and S.P.B.D. Consulting Corp.
10.3	Amendment to Consulting Agreement, dated as of September 1, 2005 by and between the Registrant and S.P.B.D. Consulting Corp.

Exhibit No.	Description
10.4	Amendment to Consulting Agreement, dated as of December 31, 2005 by and between the Registrant and S.P.B.D. Consulting Corp.
10.5	Amendment to Consulting Agreement, dated as of August 4, 2006 by and between the Registrant and S.P.B.D. Consulting Corp.
10.6	Cooperation Agreement, dated April 20, 2004 between the Registrant and China Daily Information Company d/b/a chinadaily.com.cn
10.7	Agreement and Plans of Merger, dated May 17, 2005 by and among the Registrant, Digital Acquisition Corp., DOD Marketing Inc., Digitaletailer Inc., and BDD Solutions Inc., Avram Sakkal, Jack Sakkal, Eli Sakkal and Jacob Yadid
10.8	Amendment No. 1 to Agreement and Plans of Merger, dated as of October 1, 2006*
10.9	Agreement and Plans of Merger, dated March 15, 2006 by and among the Registrant and SN Acquisition Corp., ZS Acquisition Corp., Skynet Communications Corp., Zylonet Systems Inc., certain stockholders and Allen Benzaken
10.10	Amendment No. 1 to Agreement and Plans of Merger, dated as of October 1, 2006*
10.11	Asset Purchase Agreement, dated March 15, 2006 by and among the Registrant, BE Acquisition Corp., Internet Media Group LLC, certain members of Internet Media Group LLC and Allen Benzaken
10.12	Mutual Cooperation Agreement, dated July 18, 2006 between the Registrant and Société Opératrice de la Chaine Européenne Multilingue d'Information EuroNews (SOCEMIE S.A.S.)
10.13	Consulting Agreement, dated May 29, 2007, by and between the Registrant and Kosai International Limited
10.14	Facility Agreement, dated July 12, 2007, by and between the Registrant and Kempshott PTE Limited
10.15	Accoona Corp. 2004 Equity Incentive Plan
10.16	Accoona Corp. 2007 Equity Incentive Plan
10.17	Employment Agreement, dated March 5, 2007 between the Registrant and Valentine J. Zammit
10.18	Employment Agreement, dated April 2, 2007 between the Registrant and William J. Rose
10.19	Director Agreement, dated as of March 1, 2007 between the Registrant and Ronald K. Glover
10.20	Form of Stock Option Agreement*
14	Code of Business Conduct and Ethics*
21	Subsidiaries of Registrant
23.1	Consent of Marcum & Kliegman LLP
23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)*
24	Power of Attorney (included on the signature page)

*	To be filed by amendment

Item 17. Undertakings

The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(1)	For purposes of any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Jersey City, New Jersey, on August 3, 2007.

ACCOONA CORP.

By:	/s/Valentine J. Zammit Name: Valentine J. Zammit Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Valentine J. Zammit and William J. Rose, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/Ronald K. Glover Ronald K. Glover	Chairman of the Board of Directors	August 3, 2007
/s/Valentine J. Zammit Valentine J. Zammit	Vice Chairman, Chief Executive Officer, President (principal executive officer)	August 3, 2007
/s/William J. Rose William J. Rose	Chief Financial Officer, Director (principal financial and accounting officer)	August 3, 2007
/s/Zhou Jie Zhou Jie	Director	August 3, 2007
/s/Jean-Gabriel Ture Jean-Gabriel Ture	Director	August 3, 2007
/s/Ronald Henley Ronald Henley	Director	August 3, 2007

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Certificate of Incorporation, to be effective upon the completion of the offering to which this Registration Statement relates*
3.2	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the completion of the offering to which this Registration Statement relates*
4.1	Specimen Certificate for the Registrant’s Common Stock*
5	Opinion of Loeb & Loeb LLP*
10.1	Consulting Agreement, dated November 1, 2004, by and between the Registrant and S.P.B.D. Consulting Corp.
10.2	Amendment to Consulting Agreement, dated as of March 14, 2005 by and between the Registrant and S.P.B.D. Consulting Corp.
10.3	Amendment to Consulting Agreement, dated as of September 1, 2005 by and between the Registrant and S.P.B.D. Consulting Corp.
10.4	Amendment to Consulting Agreement, dated as of December 31, 2005 by and between the Registrant and S.P.B.D. Consulting Corp.
10.5	Amendment to Consulting Agreement, dated as of August 4, 2006 by and between the Registrant and S.P.B.D. Consulting Corp.
10.6	Cooperation Agreement, dated April 20, 2004 between the Registrant and China Daily Information Company d/b/a chinadaily.com.cn
10.7	Agreement and Plans of Merger, dated May 17, 2005 by and among the Registrant, Digital Acquisition Corp., DOD Marketing Inc., Digitaletailer Inc., and BDD Solutions Inc., Avram Sakkal, Jack Sakkal, Eli Sakkal and Jacob Yadid
10.8	Amendment No. 1 to Agreement and Plans of Merger, dated as of October 1, 2006*
10.9	Agreement and Plans of Merger, dated March 15, 2006 by and among the Registrant and SN Acquisition Corp., ZS Acquisition Corp., Skynet Communications Corp., Zylonet Systems Inc., certain stockholders and Allen Benzaken
10.10	Amendment No. 1 to Agreement and Plans of Merger, dated as of October 1, 2006*
10.11	Asset Purchase Agreement, dated March 15, 2006 by and among the Registrant, BE Acquisition Corp., Internet Media Group LLC, certain members of Internet Media Group LLC and Allen Benzaken
10.12	Mutual Cooperation Agreement, dated July 18, 2006 between the Registrant and Société Opératrice de la Chaine Européenne Multilingue d'Information EuroNews (SOCEMIE S.A.S.)
10.13	Consulting Agreement, dated May 29, 2007, by and between the Registrant and Kosai International Limited
10.14	Facility Agreement, dated July 12, 2007, by and between the Registrant and Kempshott PTE Limited
10.15	Accoona Corp. 2004 Equity Incentive Plan
10.16	Accoona Corp. 2007 Equity Incentive Plan
10.17	Employment Agreement, dated March 5, 2007 between the Registrant and Valentine J. Zammit
10.18	Employment Agreement, dated April 2, 2007 between the Registrant and William J. Rose
10.19	Director Agreement, dated as of March 1, 2007 between the Registrant and Ronald K. Glover
10.20	Form of Stock Option Agreement*
14	Code of Business Conduct and Ethics*
21	Subsidiaries of Registrant
23.1	Consent of Marcum & Kliegman LLP
23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)*
24	Power of Attorney (included on the signature page)

*	To be filed by amendment